Exhibit 4.1

EXECUTION VERSION

Dated       February 28,     2018

Between

Asia Aviation Capital Limited
(as Vendor)

Fly Aladdin Holdings Limited
(as Purchaser)

FLY Leasing Limited
(as Purchaser Guarantor)

AirAsia Berhad
(as Vendor Guarantor)

Share Purchase Agreement

relating to the sale and purchase of the entire issued
share capital of Red Aircraft Holdings 3 Co., Ltd.

Schedule 1	Assets	84

Schedule 2	Particulars of Company	87

Schedule 3	Conditions Precedent	88
Part A	Transfer Conditions	88
Part B	Completion Conditions	90

Schedule 4	Specified and Permitted Actions Pending Completion	91

Schedule 5	Transfer Obligations	96
Part A	Initial Transfer	96
Part B	Deferred Transfer	98
Part C	Completion	99

Schedule 6	Warranties Given by Vendor	101

(i)

(ii)

This Agreement is made on _____________ 2018 between:

(1)
Asia Aviation Capital Limited (Company Registration No. LL11196), a limited liability company incorporated and existing under the laws of Malaysia with its registered office at Unit Level 11(A), Main Office Tower, Financial Park Labuan, Jalan Merdeka, 87000 F.T. Labuan, Malaysia (the “Vendor”);

(2)
Fly Aladdin Holdings Limited  (Company Registration No. 621582), a private company limited by shares incorporated and existing under the laws of Ireland with its registered office at West Pier Business Campus, Dun Laoghaire, Co. Dublin, A96 N6T7, Ireland (the “Purchaser”);

(3)
AirAsia Berhad (Company Registration No. 284669-W), a company incorporated and existing under the laws of Malaysia with its registered office at B-13-15, Level 13, Menara Prima Tower B, Jalan PJU 1/39, Dataran Prima, 47301 Petaling Jaya, Selangor Darul Ehsan, Malaysia (the “Vendor Guarantor” or “AAB”); and

(4)
FLY Leasing Limited (Company Registration No. 39999) a Bermuda exempted company with its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (the “Purchaser Guarantor” or “FLY”).

Recitals

(A)	The Purchaser wishes to acquire Red Aircraft Holdings 3 Co., Ltd. and, if applicable, Red Aircraft Holdings 4 Co., Ltd.

(B)	As at the date hereof:

(a)	AAB holds Portfolio A(b) and Portfolio AII; and

(b)	the Vendor, which currently owns the Company, holds Portfolio A(a) and the Engine Portfolio.

(C)	Pursuant to this Agreement and the transactions contemplated hereby:

(a)	the Vendor will acquire Portfolio A(b) and Portfolio AII from AAB (pursuant also to the Framework Agreement);

(b)	the Group will acquire Portfolio A(b) and Portfolio AII from the Vendor;

(c)	the Group or the Purchaser Nominee will acquire Portfolio A(a) from the Vendor; and

(d)	the Group or the Purchaser Nominee will acquire the Engines from the Vendor;

in each case in accordance with the Steps Plan and on the terms and subject to the conditions set out in the Asset Transfer Documents, as applicable.

(D)
Immediately prior to the Initial Transfer or each Deferred Transfer, as the case may be, (i) with respect to Portfolio A(a), and the Engine Portfolio, the Vendor will enter into the Asset Transfer Documents with the relevant member of the Group or the Purchaser Nominee and (ii) with respect to Portfolio A(b) and Portfolio AII, the Vendor will enter into the relevant Asset Transfer Documents with the relevant Asset Owner and the Vendor will enter into the relevant Asset Transfer Documents with the relevant member of the Group or the Purchaser Nominee in respect of the Nominated Assets.

(E)
The transfer of rights in relation to the Initial Transfer Assets governed under the Initial Transfer Asset Transfer Documents will take place on Initial Transfer in accordance with the Steps Plan and the relevant Initial Transfer Asset Transfer Document. Each Deferred Transfer with respect to the transfer of Deferred Assets governed under the Deferred Asset Transfer Documents will take place after Initial Transfer on the relevant Deferred Transfer Date in accordance with the Steps Plan and the relevant Deferred Asset Transfer Document. On Initial Transfer and each Deferred Transfer a member of the Group or the Purchaser Nominee will either (i) enter into an Aircraft Lease Agreement or Engine Lease Agreement in respect of each Engine and/or Aircraft that is the subject of the Initial Transfer or the Deferred Transfer pursuant to which the relevant member of the Group or the Purchaser Nominee in respect of the Nominated Assets will lease the relevant Aircraft or Engine to be operated by AAB, an Affiliate Airline, or a third party airline (either directly or through an intermediary leasing entity) or (ii) enter into a Novation Agreement pursuant to which the Aircraft Lease Agreement in respect of the Aircraft or Engine will be novated, amended and/or restated with a member of the Group or the Purchaser Nominee in respect of the Nominated Assets becoming the New Lessor in respect of the Aircraft or Engine.

(F)	The Purchaser will procure that the transactions referred to in Recital (C) shall be funded on the relevant Transfer Date as further described in the Steps Plan.

(G)	The arrangements and transactions set forth in Recitals (C) to (G) are hereinafter referred to as the “Asset Sale Arrangement”).

(H)
On the date of this Agreement, the Purchaser has agreed to acquire Portfolio C and the Purchaser (or a member of the Group) has agreed to lease Portfolio C to the Vendor Guarantor, an Affiliate Airline or such other person as agreed, on the terms and subject to the conditions set out in the Portfolio C Sale and Leaseback Agreement.

(I)	On the date of this Agreement, the Vendor has granted to the Company an option in respect of Portfolio D, on the terms and subject to the conditions set out in the Portfolio D Option Agreement.

(J)	On the Initial Transfer Date and/or one or more Deferred Transfer Dates, AAB will acquire the FLY Equity on the terms and subject to the conditions of the FLY Subscription Agreement.

(K)	On Completion, the Purchaser will acquire from the Vendor the Sale Shares subject to the terms of this Agreement. Concurrently, Purchaser will acquire the Company from the Vendor.

It is agreed as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires, the following definitions apply.

“AAB Confidentiality Undertaking” means the confidentiality undertaking executed by the Vendor Guarantor in favour of BBAM US LP dated 13 February 2018.

“AAB Information” means all information which does not relate specifically to the Initial Transfer Assets or the Deferred Assets (in whatever form held) including all:

(a)       designs, specifications, drawings, know-how, manuals and instructions;

(b)       customer lists and data, sales, renewals, marketing and promotional information;

(c)       business plans and forecasts;

(d)       technical or other expertise;

(e)       accounting and tax records, correspondence, orders and enquiries; and

(f)        information relating to the arranging or providing of any form of finance in relation to aircraft (other than information related to Prepayment Amounts and Break Funding Costs).

“AAB Staple Undertaking” means the side letter agreement dated on or about the date hereof between AAB, BNP Paribas, Citibank N.A., Commonwealth Bank of Australia, Singapore Branch and Deutsche Bank AG, Singapore Branch.

“Accession Deed” has the meaning given in Clause 15.8.

“Adjusted Initial Transfer Amount” has the meaning given to it in Clause 3.1(c).

“Adjusted Deferred Transfer Amount” has the meaning given in Clause 3.1(d).

“Adjustment Rate” means 4.25% per annum in respect of the period from the Effective Date up to and including the relevant Initial Transfer Date or Deferred Transfer Date, as the case may be.

“Adjustment Rate Amount” means an increase to the Allocated Consideration Amount with respect to the relevant Initial Transfer Asset or Deferred Asset by an amount equal to the Allocated Consideration Amount referable to the relevant Initial Transfer Asset or Deferred Asset multiplied by the Adjustment Rate for the period from the Effective Date up to and including the relevant Initial Transfer Date or Deferred Transfer Date.

“Affiliate” means, in relation to any person, any subsidiary undertaking or parent undertaking of that person and any subsidiary undertaking of any such parent undertaking, in each case from time to time.

“Affiliate Airline” means any airline in respect of which AAB or AAG:

(a)
has direct or indirect ownership or control and “control” for this purpose means the power to direct the management and the policies of such airlines whether through the ownership of voting capital, by contract or otherwise; or

(b)
owns directly more than thirty per cent. (30%) of the voting capital; or holds more than thirty per cent. (30%) of the directors' voting rights; or by contractual arrangement is entitled to exercise more than thirty per cent. (30%) of the voting capital or directors' voting rights; or

and such airline is engaged as its primary business as a scheduled airline primarily involved in the carriage of passengers.

Without prejudice to the requirement that paragraph (a) or paragraph (b) above must be satisfied at the relevant time, as of the date of this Agreement it is acknowledged that the following entities satisfy the above requirements: AirAsia X Berhad, Thai AirAsia X Co., Ltd., Thai AirAsia Co., Ltd., PT. Indonesia AirAsia, PT Indonesia AirAsia Extra, AirAsia (India) Limited, AirAsia Japan Co., Ltd., Philippines AirAsia Inc. and AirAsia, Inc.”

“Aggregate Break Costs Cap” means Five Million Dollars (USD 5,000,000).

“Agreed Delivery Location” means:

(a)
with respect to each Conditional Sale Agreement, the place determined by the Vendor, subject to Clause 2.3, as the place where such Aircraft will be located when the Conditional Sale Agreement related to such Aircraft becomes effective and the initial payment referred to thereunder is paid, in accordance with the terms of the applicable Initial Transfer Asset Transfer Document or Deferred Asset Transfer Document;

(b)
with respect to each legal title transfer of an Aircraft or Engine, the place determined by the Vendor, subject to Clause 2.3, as the place where such Aircraft or Engine will be located when legal title to such Aircraft is transferred, in accordance with the terms of the applicable Initial Transfer Asset Transfer Document or Deferred Asset Transfer Document;

“Agreement” means this Agreement and all the schedules and appendices hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Aircraft” means the aircraft listed in Schedule 1 (Assets) and any replacement thereof permitted by and in accordance with the terms of the relevant Aircraft Lease Agreements or as consented to by the Purchaser in writing, taking into consideration the type and condition of the replacement aircraft and including the Airframe Engines.

"Airframe Engines” means, in respect of an Aircraft, the engines listed in Schedule 1 (Assets) in respect of each Aircraft under the heading “Manufacturer’s serial numbers of Airframe Engines” and any replacement thereof permitted by and in accordance with the terms of the relevant Aircraft Lease Agreements or as consented to by the Purchaser in writing, taking into consideration the type and condition of the replacement engines.

“Aircraft Lease Agreements” means:

(a) the lease agreements to be entered into on Transfer of the Aircraft between the relevant New Lessor and Lessee, or, if applicable for the relevant Asset, the lease agreement between the New Lessor and the Intermediate Lessor and the lease agreement between the Intermediate Lessor and the Lessee and “Aircraft Lease Agreement” means any one of them, in each case substantially in the relevant form, depending on the Lessee of the relevant Aircraft, agreed between Vendor and Purchaser and annexed to the Steps Plan and containing the rent, security deposit and other relevant financial information set out in a document to be in agreed form; and

(b) in respect of the the A320-200 aircraft bearing manufacturer’s serial number 2926, the lease agreements in the form entered into between the Existing Lessor and the Lessee as novated and amended by the relevant Novation Agreement; and

(c) in respect of MSN 5918 the lease agreement in the form entered into between the Existing Lessor and the Lessee, as amended from time to time.

“Allocated Consideration Amount” has the meaning given in Clause 3.1(b).

“Apportioned Break Costs” has the meaning given in Clause 22.8(c).

“Assets” means Portfolio A(a), Portfolio AII, Portfolio A(b), and the Engine Portfolio.

“Asset Owner” means, in respect of an Asset, the person identified in Schedule 1 (Assets) as the “Asset Owner” in respect of such Asset.

“Asset Sale Arrangement” has the meaning given in Recital (G).

“Asset Transfer Documents” means:

(a)
the sale agreements (each substantially in the form of Annex 7 or Annex 8 to the Steps Plan) to be entered into between the relevant Asset Owner and a Group Undertaking or, in respect of the Nominated Assets, the Purchaser Nominee for the purchase of the Initial Transfer Assets or the Deferred Assets in Portfolio A(a), and the Engine Portfolio (each of the sale agreements a “Sale Agreement”);

(b)
the conditional sale agreements or sale agreements (each substantially in the form of Annex 7 or Annex 8 to the Steps Plan) to be entered into between the relevant Asset Owner and the Vendor for the purchase or conditional purchase of the Initial Transfer Assets or the Deferred Assets in Portfolio A(b) and Portfolio AII by the Vendor; and

(c)
the conditional sale agreements or sale agreements (each substantially in the form of Annex 7 or Annex 8 to the Steps Plan) entered into between the Vendor and a Group Undertaking for the purchase or conditional purchase of the Initial Transfer Assets or the Deferred Assets in Portfolio A(b) and Portfolio AII by the Company (each of the conditional sale agreements referred to in paragraphs (b) and (c) of this definition a “Conditional Sale Agreement” and together the “Conditional Sale Agreements”).

“Asset Trust” has the meaning given in the Steps Plan.

“Base Purchase Price” has the meaning given in Clause 3.1(a).

“Books and Records” means all notices, correspondence, orders, enquiries, drawings, plans, customer lists, books of account and other documents or other records, whether in paper or electronic form, proprietary to the relevant company.

“Break Funding Costs” means the break, swap or hedging termination costs and any prepayment fees or premia payable by the Vendor, AAB, Vendor Group Undertaking and/or Asset Owner pursuant to and in accordance with the terms of the Existing Financing Documents upon prepayment of loans thereunder on or prior to the Transfer of such Asset.

“Business” means the aircraft leasing business involving the owning and leasing of any aircraft, engine or part thereof (including the trading and lease management of commercial passenger jet aircraft and/or engines as part of such commercial passenger jet aircraft operating lease business, the sale or purchase of any aircraft, engine or part thereof and any activities reasonably ancillary or incidental thereto) carried on by:

(a)	AAB in respect of Portfolio A(b) and Portfolio AII; and

(b)	the Vendor in respect of Portfolio A(a) and the Engine Portfolio.

“Business Day” means a day on which commercial banks are open for business in Kuala Lumpur, Malaysia, London, New York, New York and San Francisco, California (excluding Saturdays, Sundays and public holidays in Kuala Lumpur, Malaysia, London, New York, New York and San Francisco, California).

“Cape Town Convention” means, together, the Convention on International Interests in Mobile Equipment and the Protocol thereto on matters specific to Aircraft Equipment;

“Change in Law” means the passing of, or a change in, a Law, rule, regulation, interpretation of the Law or administrative practice of a government, governmental department, agency or regulatory body after the Effective Date or an increase in the Tax rates or an imposition of Tax, in each case not actually or prospectively in force at the Effective Date

“Claim” means a claim by the Purchaser under or pursuant to the provisions of this Agreement or any other document entered into pursuant to this Agreement.

“Comfort Letter” means the comfort letter dated on or about the date hereof among AAB, FLY, Incline and BBAM Limited Partnership.

“Commitment Letter” has the meaning given in Clause 13.1(k)(i).

“Companies Act” means the Companies Act 2006.

“Company” means Red Aircraft Holdings 3 Co., Ltd., details of which are contained in Schedule 2 (Particulars of Company).

“Completion” means the completion of the sale and purchase of the Sale Shares pursuant to Clause 10 (Completion).

“Completion Date” has the meaning given in Clause 10.1 (Date and Place).

“Confidential Information” has the meaning given in Clause 20.3(a).

“Confidentiality Undertaking” means the confidentiality undertaking dated 20 September 2017 made by BBAM US LP, the Vendor and AAB.

“Constitutional Documents” means, with respect to any entity, its constitution, memorandum of association, articles of association, articles of incorporation or by-laws (or other comparable constitutional or organisational documents).

“Data Room” means the information and the documents, including all electronic mail, contained in:

(a)	the online “Project Aladdin” data room made available to the Purchaser Group and/or their Representatives to 11:59 PM on 25 February 2018 (“VDR”); and

(b)	the written information in relation to the technical matters provided by or on behalf of the Vendor, AAB and/or their Representatives to the Purchaser and/or its Representatives.

“Default Rate” means 3% over LIBOR.

“Deferred Asset” means each Asset that it not an Initial Transfer Asset or that is designated as a Deferred Asset under Clause 8.4(a)(i).

“Deferred Asset Transfer Documents” means in respect of a Deferred Asset, the Conditional Sale Agreement(s) or Sale Agreement(s), as the case may be, in respect of such Deferred Asset.

“Deferred Transfer” means, with respect to any Deferred Asset, the completion of the sale of such Deferred Asset pursuant to a Sale Agreement or the commencement of the bailment of such Deferred Asset pursuant to a Conditional Sale Agreement in accordance with this Agreement and the applicable Deferred Asset Transfer Document.

“Deferred Transfer Adjustment Amount” means, in respect of each Deferred Asset referable to an Aircraft or Engine, an adjustment to the Allocated Consideration Amount thereof calculated by deducting the daily Rent amount for such Deferred Asset (which is calculated by multiplying the monthly Rent amount as set forth in respect of such Aircraft or Engine as set out in a document in agreed form to be disclosed by 12 and dividing the result by 365) for each day from and including the Effective Date to (but not including) the relevant Deferred Transfer Date.

“Deferred Transfer Date” has the meaning given in Clause 9.1.

“Deferred Transfer Notice” has the meaning given in Clause 9.2.

“Deposit” has the meaning given in Clause 3.2.

“Disclosure Letter” means the letter dated the date hereof from the Vendor to the Purchaser disclosing:

(a)	information constituting exceptions to the Warranties; and

(b)	details of other matters referred to in this Agreement.

as updated by mutual agreement from time to time.

“Disposal Consideration” means the number in Dollars which is the result of subtracting the Stapled Financing Amount and funding from the Purchaser for the Other Pre-Funded Aircraft (as such term is defined in the Steps Plan) from the aggregate of the Initial Transfer Adjustment Amount and the Deferred Transfer Adjustment Amount.

“Dispute” has the meaning given in Clause 22.18(a).

“Effective Date” means 1 January 2018.

“Effectiveness Lease Conditions” means the condition precedent for the benefit of the New Lessor required by the terms of an Aircraft Lease Agreement described in paragraph (a) of the definition thereof in respect of:

(a) payment of rent or a security deposit;

(b) provision of a deregistration power of attorney or an IDERA;

(c) corporate authorisations of the Lessee;

(d) provision of insurance and/or reinsurance certificates (as required pursuant to the terms of such Aircraft Lease Agreement);

(e) provision of legal opinions;

(f) a letter from CFM International (or an affiliate thereof) confirming the owned thrust rating for the Engines and the Airframe Engines; and

(g) the signed and undated acceptance certificate in the form scheduled to the relevant Aircraft Lease Agreement other than any representations or warranties set out in clauses 5.4, 6, 7 and 8 of such form, which may be amended or omitted, in whole or in part, and information concerning usage of the Aircraft which will be completed on delivery of the Aircraft pursuant to the relevant Lease.

“Encumbrance” means any charge, mortgage, security, lien, pledge, option, restriction, assignment, hypothecation or other security interest of any kind.

“End Date” means the date that is three (3) months after the Initial Transfer Date.

“Engine Lease Agreements” the lease agreements to be entered into on Transfer of the Engines between the relevant New Lessor and Lessee or, if applicable for the relevant Asset, the lease agreement between the New Lessor and the Intermediate Lessor and the lease agreement between the Intermediate Lessor and the Lessee and “Engine Lease Agreement” means any one of them, in each case substantially in the relevant form, depending on the operator of the relevant Engine, agreed between Vendor and Purchaser and annexed to the Steps Plan and containing the rent, security deposit and other relevant financial information as set out in a document to be in agreed form.

“Engine Portfolio” means the Engines.

“Engines” means the engines listed in Part 4 (Engine Portfolio) of Schedule 1 (Assets) and any replacement as consented to by the Purchaser in writing, taking into consideration the type and condition of the replacement engine.

“Escrow Account” means the escrow account for the purpose of holding the sums agreed between Vendor and Purchaser to be managed by the Escrow Agent under the terms of this Agreement and the Escrow Agreement.

“Escrow Agent” means Citibank N.A., or any other person mutually agreed by the Vendor and the Purchaser.

“Escrow Agreement” means the escrow agreement between the Vendor, the Purchaser and the Escrow Agent to be entered into on or about the date hereof.

“Exchange Rate” means for a particular currency for a particular day:

(a)	the rate published on Bloomberg page “BFIX” showing as having been fixed at 11:30 am, Singapore time, for the required currency pair,

(b)
if no such rate exists, the rate for the conversion of that currency into USD which appears on Reuters page “FX Fix Summary” showing as having been fixed at 11:30 am, Singapore time, for the required currency pair;

in each case, it being understood that the displayed rate may require inverting for inclusion in a conversion calculation.

“Existing Finance Parties” means, with respect to any Asset that is subject to Existing Financing, the facility agent and security trustee acting on behalf of the finance parties providing such Existing Financing notified by the Vendor to the Purchaser in writing at least five (5) Business Days prior to Initial Transfer or the relevant Deferred Transfer.

“Existing Financing” means, with respect to any Asset, financial indebtedness that has to be prepaid upon Initial Transfer or Deferred Transfer, as applicable, according to the terms of the Existing Financing Documents whether at the option of the lender or otherwise.

“Existing Financing Documents” means, in respect of an Asset, the financing documents that were entered into in relation to the Existing Financing of such Asset.

“Existing Lease” means in respect of an Asset, the lease agreement between the Existing Lessor and the Lessee in respect of such Asset in effect immediately prior to the Transfer Date of such Asset.

“Existing Lessor” means, in respect of an Asset, the party set out in the column titled “Existing Lessor” in Schedule 1.

“Extended Initial Transfer Date” has the meaning given in Clause 8.4(a).

“Extended Deferred Transfer Date” has the meaning given in Clause 9.4(a).

“Extended End Date” has the meaning given in Clause 6.3(a).

“Financing Agreements” means, together, the Stapled Financing Agreement and any Warehouse Financing Agreement.

“Financial Debt” means borrowings and indebtedness in the nature of borrowing (including by way of acceptance credits, discounting or similar facilities, loan stock, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money and interest thereon but not the receipt of trade credit in the ordinary course of business).

“FinCo” means Fly Aladdin Funding Limited.

“Final Date” means the date that is five (5) Business Days after the End Date.

“Framework Agreement” means the master internal restructuring agreement entered into or to be entered into between AAB and the Vendor.

“FLY Equity” means up to 3,333,333 American Depositary Shares, each of which represents one common share, par value $0.001 per share, of FLY, that have or may be issued and sold to Vendor pursuant to the FLY Subscription Agreement.

“FLY Subscription Agreement” means the subscription agreement to be entered into among the Vendor, AAB and FLY with respect to the issuance of FLY Equity and in the agreed form as at the date hereof.

 “Fundamental Warranties” means those warranties set out in paragraphs 1.1(a), (b), (c), (d), (e), (f), (g), 1.2, 3.1, 5, 6, 7, 8.1, 8.2 and 8.3 of Schedule 6 (Warranties Given by Vendor).

“Gap Obligations” means the obligations of Vendor under Schedule 4 (Specified and Permitted Actions Pending Completion) and “Gap Obligation” means any one of them.

“Governmental Authority” means any supranational, national, federal, state, municipal, regulatory or local court, administrative body or other governmental entity or authority, wherever located.

“Group” means the Company and each of its subsidiary undertakings from time to time and “Group Undertaking” shall mean any of them.

“Group Information” means all information relating specifically to the Initial Transfer Assets or the Deferred Assets (to the extent such Initial Transfer Assets or the Deferred Assets have been transferred to the Group at the relevant time), excluding any information relating to the arranging or providing of any form of finance (excluding the Existing Financing) in relation to the Aircraft and any Aircraft Lease Agreements to which a Vendor Group Undertaking or Affiliate Airline is a party, and which is not AAB Information (in whatever form held), including all:

(a)	designs, specifications, drawings, know-how, manuals and instructions;

(b)	customer lists and data, sales, renewals, marketing and promotional information;

(c)	business plans and forecasts;

(d)	technical or other expertise; and

(e)	accounting and tax records, correspondence, orders and enquiries.

“IDERA” means an Irrevocable Deregistration and Export Request Authorisation provided for by Article XIII of the Protocol

“Incline” means Incline A Aviation Limited Partnership, Incline B Aviation Limited Partnership and their respective feeder funds, parallel investment vehicles and Affiliates.

“Initial Transfer” means with respect to the Initial Transfer Assets, the completion of the sale pursuant to a sale agreement or the commencement of the bailment pursuant to a Conditional Sale Agreement in respect of such Initial Transfer Assets in accordance with this Agreement and the applicable Initial Transfer Asset Transfer Document.

“Initial Transfer Adjustment Amount” means, in respect of each Initial Transfer Asset referable to an Aircraft or Engine, an adjustment to the Allocated Consideration Amount thereof calculated by deducting the daily Rent amount for such Initial Transfer Asset (which is calculated by multiplying the monthly Rent amount in respect of such Aircraft or Engine  as set out in a document to be in agreed form by 12 and dividing the result by 365) for each day from and including the Effective Date to (but not including) the Initial Transfer Date.

“Initial Transfer Asset” means each Asset designated as an Initial Transfer Asset in the Initial Transfer Notice.

“Initial Transfer Asset Transfer Documents” means, in respect of an Initial Transfer Asset, the Conditional Sale Agreement(s) or Sale Agreement(s), as the case may be, in respect of such Initial Transfer Asset.

“Initial Transfer Date” has the meaning given in Clause 8.1 (Date and place).

“Initial Transfer Notice” means has the meaning given in Clause 8.2 (Notice).

“Inspected Aircraft” means the A320-200 aircraft with manufacturer’s serial numbers 6015, 4404 and 2926.

“Intellectual Property Rights” means all patents, copyright, trademarks, business names and domain names and all other intellectual property rights.

“Intermediate Lessor” means MP2 or Vendor Guarantor or such other person agreed between Vendor and Purchaser.

“Law” means any statute, act, code, law (including common law and equity), regulation, rule, ordinance, order, decree, ruling, determination, judgment or decision of any Governmental Authority.

“Lease” means, with respect to any Aircraft or Engine, the relevant Aircraft Lease Agreement or Engine Lease Agreement in respect of the leasing of such Aircraft or Engine.

“Lease Documents” means, with respect to a Novated Lease, all “Lease Documents” or equivalent term describing the documents relevant to the leasing of the Aircraft set forth in the relevant Novation Agreement.

“Lessee” means, in respect of an Asset, the party set out in the column titled “Lessee” in Schedule 1 (Assets).

“LIBOR” means, in relation to any period, the arithmetic mean (rounded to the nearest four decimal places) of the rates for deposits in USD for that period as posted by the British Bankers’ Association that appear on Bloomberg as of 11:00 a.m. London time on the second Business Day before the first day of the relevant period, provided that, if such rates are not available, LIBOR shall mean the rate for deposits of an amount comparable to the relevant amount in USD for that period determined to be the arithmetic mean (rounded to the nearest four decimal places) of the rates offered at or about 11:00 a.m. London time on the second Business Day before the first day of the relevant period by any two leading commercial banks selected by the non-breaching party.

“Long Stop Date” means the date falling six (6) calendar months after the date of this Agreement, or such other date as may be mutually agreed by the Vendor and the Purchaser.

“Losses” means all losses, liabilities, third party cost or expense reasonably and actually incurred and “Loss” shall be construed accordingly.

“Maintenance Reserve Balance” means, as of the Transfer Date of an Aircraft, the amount as set forth in the Initial Transfer Notice or Deferred Transfer Notice:

(a) the aggregate of all Maintenance Reserve Payments actually paid to or at the direction of the Existing Lessor or any previous lessor of the Aircraft, as applicable,

less

(b) the aggregate of all Maintenance Reserve Expenses actually paid by or on behalf of the Existing Lessor or any previous lessor of the Aircraft to, or at the direction of, the Lessee or any previous lessee of the Aircraft, excluding, if the Lessee is an Affiliate Airline, any Maintenance Reserve Payments or Maintenance Reserve Expenses in respect of the engines, engine life limited parts and auxillary power unit (howsoever described).

“Maintenance Reserve Expenses” means, with respect to any Aircraft, any obligation set out in the relevant Existing Lease or any previous lease of the Aircraft (howsoever described) for the Existing Lessor or any previous lessor of such Aircraft to contribute towards the cost of maintenance performed on the Aircraft pursuant to provisions of the Existing Lease or any previous lease of such aircraft.

“Maintenance Reserve Payment” means, with respect to any Aircraft, the aggregate of all amounts paid by the Lessee of such Aircraft to the Existing Lessor by way of maintenance reserve payment (howsoever described) under the Existing Lease or any previous lease of such Aircraft.

“Manufacturer” means Airbus S.A.S or The Boeing Company, as the case may be.

“Material Damage” means, with respect to any Aircraft, unrectified damage to such Aircraft the cost of rectification of which is reasonably expected to exceed One Million Five Hundred Thousand Dollars (USD 1,500,000).

“Material Event of Default” means, with respect to any Aircraft, the Lessee of such Aircraft and the Existing Lease thereof:

(a) two (2) consecutive rent payments remain unpaid under the Existing Lease;

(b) an insolvency-related event of default has occurred and is continuing with respect to the Lessee of such Aircraft or any guarantor of such Lessee’s obligations under such Existing Lease which has resulted in the taking or commencement of formal insolvency proceedings in respect of such Lessee;

(c) the Vendor becomes aware of the cancellation of the insurance policy relating to such Aircraft;

(d) the air operator’s certificate of such Lessee has been revoked; or

(e) in respect of the Aircraft Lease Agreements described in paragraphs (b) and (c) of the definition thereof only, the Existing Lessor has terminated such Aircraft Lease Agreement without the prior written consent of the Purchaser.

“MFRS” means Malaysian Financial Reporting Standards in force from time to time.

“Minimum Initial Asset Requirement” means both (a) the number of Initial Transfer Assets in respect of which the Transfer Conditions have been satisfied, in aggregate, pursuant to this Agreement and the Other Agreement is no less than twenty (20) and (b) the number of Initial Transfer Assets in respect of which the Transfer Conditions have been satisfied pursuant to this Agreement is no less than seven (7), in each case provided that if there occurs a breach of the Other Agreement by the “Purchaser” (as defined in the Other Agreement), then such minimum number shall be zero under this Agreement.

“MP2” means Merah Putih 2, Inc.

“New Lessor” means the person leasing the Asset to the Lessee of the Asset pursuant to the relevant Lease or, if there is an Intermediate Lessor leasing the Asset to a Lessee pursuant to a Lease, the person leasing the Asset to the Intermediate Lessor.

“Nominated Assets” means (i) the A320-200 aircraft bearing manufacturer’s serial number 5812. and (ii) the Engines.

“Non-transferred Deferred Asset” has the meaning given in Clause 9.4(a)(i).

“Non-transferred Initial Transfer Asset” has the meaning given in Clause 8.4(a)(i).

“Novation Agreement” means a novation agreement in respect of a Third Party Lease between the Existing Lessor, the Lessee and the New Lessor in the form agreed between Vendor and Purchaser on the date hereof, but as modified to the extent mutually agreed after good faith negotiations with the Lessee.

“Novated Lease” means a Third Party Lease that will be subject to a Novation Agreement.

“Notice” has the meaning given in Clause 22.9(a).

“Ordinary Shares” means issued and fully paid ordinary shares of the Company.

“Other Agreement” means that certain share purchase agreement dated the date hereof between Vendor, Vendor Guarantor, Incline Aladdin Holdings Limited and Incline.

“Part” means whether or not for the time being installed on the relevant Aircraft:

(a)	any component, furnishing or equipment (other than a complete Engine) furnished with such Aircraft on the delivery date under the relevant Aircraft Lease Agreement; and

(b)
any other component, furnishing or equipment (other than a complete Engine) title to which has, or should have, passed to the owner of the relevant Aircraft under the relevant Aircraft Lease Agreement,

but excludes any such items title to which has, or should have, passed to the Lessee pursuant to the relevant Aircraft Lease Agreement.

“Parties” means the Vendor, the Purchaser, the Vendor Guarantor and the Purchaser Guarantor and “Party” means any one of them.

“Payment Account Details” means:

(a)	in respect of the Purchaser, such account as the Purchaser may notify to the Vendor not less than five (5) Business Days in advance of any relevant payment into such account; and

(b)	in respect of the Vendor, such account as the Vendor may notify to the Purchaser not less than five (5) Business Days in advance of any relevant payment into such account.

“Pay Off Letter” means, with respect to any Asset subject to Existing Financing, a written statement from the relevant facility agent in respect of the Existing Financing setting forth the relevant Prepayment Amount and all other amounts required to be paid to fully discharge the debt owed pursuant to the relevant Existing Financing.

“Permitted Encumbrance” means:

(a)	any liens of landlords and liens of airport hangar-keepers, carriers, warehousemen, mechanics, material men, repairmen, employee and other liens imposed by Law;

(b)	any Encumbrance created during the lease term for such Aircraft or Engine in respect of any Taxes which are either not yet assessed or, if assessed, are not yet due and payable;

(c)
(i) the rights conferred by the Aircraft Lease Agreements or Engine Lease Agreements, (ii) any “Permitted Liens” (or any other phrase with substantially similar meaning) or any other Encumbrance created by or permitted under the terms of the relevant Aircraft Lease Agreements or Engine Lease Agreements (other than “Lessor Liens” (or any other phrase with substantially similar meaning) under the terms of the relevant Aircraft Lease Agreement or Engine Lease Agreement (excluding any Encumbrance granted pursuant to the Stapled Financing or any Transaction Document, which shall, for the avoidance of doubt, constitute Permitted Encumbrances)), (iii) Encumbrances for which the applicable Lessee (other than the Vendor, a Vendor Group Undertaking or a Group Undertaking) is responsible or for which the applicable Lessee is to indemnify the lessor under the terms of the applicable Aircraft Lease Agreements or Engine Lease Agreements, (iv) Encumbrances created by, or resulting from the actions or omissions of, lessees or third parties during the term of an Aircraft Lease Agreement or Engine Lease Agreements or thereafter, but prior to the repossession of the relevant Aircraft, Engine or Part by the Vendor, any Vendor Group Undertaking or any Group Undertaking or (v) Encumbrances securing an obligation incurred by any Lessee;

(d)
any Encumbrance which arises over an Aircraft, Engine or Part in connection with (i) the actions, omissions, debts or liabilities of the relevant Lessee or other operator or possessor (other than the Vendor, a Vendor Group Undertaking or a Group Undertaking) of such Aircraft, Engine or Part, (ii) the operation (including storage, maintenance and parking) of the relevant Aircraft, Engine or Part or any other aircraft operated by the relevant lessor or other operator or possessor (other than the Vendor, a Vendor Group Undertaking or a Group Undertaking) of such Aircraft, Engine or Part, or (iii) any Aircraft Lease Agreement or Engine Lease Agreements and which is permitted under the terms thereof, and, in each case, which the applicable Lessee (or any prior lessee) is responsible for removing or for which the applicable Lessee (or any prior lessee) is to indemnify the lessor under the terms of the applicable Aircraft Lease Agreements or Engine Lease Agreements (or any prior documents governing the leasing of such Aircraft, Engine or Part);

(e)	any Encumbrance granted pursuant to any Stapled Financing Agreement, any security agreement contemplated by the Stapled Financing Agreement or any Transaction Document; or

(f)
the registration of an Encumbrance granted pursuant to the Existing Financing of an Asset to the extent a release or discharge of such registration will be filed and recorded to release and/or discharge such Encumbrance promptly following Transfer.

“Portfolio A(a)” means the Aircraft listed in Part 1 (Portfolio A(a)) of Schedule 1 (Assets).

“Portfolio A(b)” means the Aircraft listed in Part 2 (Portfolio A(b)) of Schedule 1 (Assets).

“Portfolio AII” means the Aircraft listed in Part 3 (Portfolio Aii) of Schedule 1 (Assets).

“Portfolio C” means the “Aircraft” as such term is defined in the Portfolio C Sale and Leaseback Agreement and any replacement thereof as agreed by AAB, the Vendor, the Purchaser and, if applicable, the relevant Manufacturer in writing.

“Portfolio C Sale and Leaseback Agreements” means the aircraft sale and purchase agreement agreement dated on or about the date hereof entered into between AAB, the Vendor and the Purchaser setting out the terms of the sale and leaseback arrangements in respect of Portfolio C.

“Portfolio D” means the “Aircraft”, as such term is defined in the Portfolio D Option Agreement and any replacement thereof as agreed by AAB, the Vendor, the Purchaser and, if applicable, the relevant Manufacturer in writing.

“Portfolio D Option Agreement” means the aircraft sale and purchase option agreement dated on or about the date hereof between AAB, the Vendor and the Purchaser in respect of the Aircraft comprised in Portfolio D.

“Prepayment Amount” means, with respect to any Aircraft or Engine, the amounts outstanding or the applicable prepayment amount under the Existing Financing relating to such Aircraft or Engine together with any Break Funding Costs and other costs of prepaying such Existing Financing.

“Proceeding” means any action, claim, demand, appeal, litigation, arbitration or dispute resolution proceeding or any formal disciplinary or enforcement proceeding in any jurisdiction.

“Protocol” means the Protocol to the Cape Town Convention On Matters Specific To Aircraft Equipment signed in November 2001, which is sometimes also referred to as the "Aircraft Equipment Protocol"

“Purchaser Group” means the Purchaser or an undertaking which is, on or at any time after the date of this Agreement, a subsidiary undertaking or a parent undertaking of the Purchaser or a subsidiary undertaking of any such parent undertaking (including, following the transfer of a Group Undertaking as contemplated hereby, such Group Undertaking), and “Purchaser Group Undertaking” shall mean any such person or company.

“Purchaser Nominee” has the meaning given to such term in Clause 7.6 (Purchaser Nominee).

“Purchaser Relief” means any Relief that arises to a Group Undertaking in respect of a period commencing after Completion or any Relief that arises to a Purchaser Group Undertaking other than a Group Undertaking.

“Registration of Rights Agreement” means the registration of rights agreement to be entered into between the Vendor and FLY in the agreed form as at the date hereof.

“Relevant Purchaser Affiliate” has the meaning given in Clause 13.1(d).

“Relevant Purchaser Guarantor Affiliate” has the meaning given in Clause 13.3(d).

“Relief” means any loss, relief, allowance, exemption, set‑off, deduction, right to repayment or credit or other relief of a similar nature granted by or available in relation to any Tax.

“Rent” means the amount of monthly rent in respect of an Asset as set out in a document to be in agreed form, as adjusted, if applicable for such Asset, for the applicable delivery date of such Asset in accordance with such document.

“Repeated Warranties” means the Fundamental Warranties and those warranties set out in the following paragraphs of Schedule 6: 1.1(h) and (i), 2.1, 2.2, 9, 10, 11, 12, 13 and in addition, in respect of Third Party Aircraft only the following paragraphs of Schedule 6: 3.5, 3.9 and 3.13.

“Representatives” means:

(i)	in the case of the Vendor, each Vendor Group Undertaking and each of their respective directors, officers, employees, agents, advisers and representatives; and

(ii)	in the case of the Purchaser, each Purchaser Group Undertaking and each of their respective directors, officers, employees, agents, advisers and representatives.

“Sale Shares” means the Ordinary Shares comprising 100% of the issued and paid-up share capital of the Company.

“Second Framework Agreement” means the asset transfer agreement entered into or to be entered into between the Vendor and the Company.

“Security Deposit” has, with respect to any Aircraft or Engine, the meaning given to such term or any analogous term in the Lease of such Aircraft or Engine, as set out in a document to be in agreed form for each Aircraft and Engine and, as of the Transfer Date of an Aircraft, as set forth in the Initial Transfer Notice or Deferred Transfer Notice.

“Select Repeated Warranties” means those warranties set out in the following paragraphs of Schedule 6: 9, 10, 11, 12, 13 and in addition, in respect of Third Party Aircraft only the following paragraphs of Schedule 6: 3.5, 3.9 and 3.13.

“Servicer” means BBAM US LP or its affiliates or subsidiaries.

“Settlement Date” has the meaning given in Clause 1.2(r).

“Stapled Financing” means the financing to be obtained by the Purchaser pursuant to the Commitment Letter.

“Stapled Financing Agreement” means the facility agreement contemplated by the Commitment Letter on the terms of the Term Sheet (as defined in the Commitment Letter).

“Stapled Financing Amount” means the amount available for the Purchaser to borrow pursuant to the Stapled Financing Commitment Letter.

“Stapled Financing Document” has the meaning given to the term “Facility Documents” in the Commitment Letter.

“Steps Plan” means the agreed form plan set forth in Appendix 1 describing the steps to give effect to the Asset Sale Arrangement, with such adjustments as may be made in accordance with the terms thereof and Clause 2.2 (Steps Plan and Asset Sale Arrangement).

“Surviving Provisions” means Clauses 1 (Definitions and Interpretation), 8.4 (Failure to Comply with Initial Transfer Obligations), 9.4 (Failure to comply with Deferred Transfer Obligations), 12.4 (Purchaser Acknowledgement), 12.5 (Remedies) 18 (Termination), 20 (Announcement and Confidentiality) and 22 (Other Provisions) (other than Clause 22.6 (Further assurances)).

“Tax” or “Taxation” means all forms of taxes and taxation, whether:

(a)	direct or indirect;

(b)	of Malaysia or elsewhere in the world;

(c)
levied in the past, present or future (including, without limitation, capital gains tax, income tax, estate duty, profits tax, transfer tax, Japanese Consumption Tax, stamp duty, goods and services tax, value added tax, purchase tax, custom and other import or export duties);

(d)
levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and all other statutory, governmental or state impositions, contributions, rates, duties and levies; and

(e)	imposed by way of a withholding or deduction for or on account of tax or otherwise,

and all penalties, charges, costs and interest relating thereto.

“Tax Authority” means any governmental, state or municipality or any local, state, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function.

“Tax Claim” means a claim under the Tax Covenant or the Tax Warranty.

“Tax Covenant” means the covenant relating to Tax in paragraph 1 of Schedule 10 to this Agreement.

“Tax Liability” means any liability of a Group Undertaking to make a payment of, or in respect to, any Tax.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreements” means all existing agreements (whether or not written) that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person’s Tax liability (excluding any such agreement that addresses responsibility for Taxes in a customary and commercial manner and the primary purpose of which is other than the allocation or sharing of Tax liabilities).

“Tax Warranty” means a Warranty in paragraph 5 of Schedule 6.

 “Total Loss” has, with respect to any Aircraft or Engine, the meaning given to such term or any analogous term indicating a total loss of such Aircraft or Engine in the Lease in respect thereof (or, to the extent any Aircraft or Engine is not subject to a Lease as of the date of this Agreement, substantially equivalent to the meaning ascribed to such term in the Leases generally).

“Third Party Aircraft” means an Aircraft subject to a Third Party Lease.

“Third Party Lease” means an Aircraft Lease Agreement described in paragraphs (b) and (c) of the definition thereof.

“Transaction Documents” means:

(a)	this Agreement;

(b)	the Asset Transfer Documents;

(c)	the Portfolio C Sale and Leaseback Agreement;

(d)	the Portfolio D Option Agreement;

(e)	the Escrow Agreement;

(f)	the Comfort Letter; and

(g)	the FLY Subscription Agreement,

and any other agreement or document agreed by the Vendor and the Purchaser to be a Transaction Document.

“Transfer” means in respect of an Asset, Initial Transfer or Deferred Transfer, as the case may be and “Transferred” shall be construed accordingly.

“Transfer Conditions” means the Conditions set forth in Part A of Schedule 3 (Conditions Precedent).

“Transfer Date” means, in respect of an Initial Transfer Asset, the Initial Transfer Date and in respect of a Deferred Asset, the Deferred Transfer Date in respect of such Asset.

“Transfer Notice” means an Initial Transfer Notice or a Deferred Transfer Notice, as applicable.

“USD” or “$” or “US$” or “Dollars” means United States Dollar, being the lawful currency of the United States of America.

 “Vendor Group” means the Vendor or any undertaking which is, on or at any time after the date of this Agreement, a subsidiary undertaking or parent undertaking of the Vendor or a subsidiary undertaking of any such parent undertaking (excluding, following the transfer of any Group Undertaking as contemplated hereby, such Group Undertaking) and “Vendor Group Undertaking” shall mean any such person or company.

“Warehouse Financing Agreement” means, any financing agreement other than the Stapled Financing Agreement that the Purchaser will draw upon in order to fund the purchase of the Assets.

“Warranties” means the warranties set out in Schedule 6 (Warranties Given by Vendor) given by the Vendor, and “Warranty” means any one of them.

“Winding-up” means the bankruptcy, winding-up, liquidation, dissolution or striking-off of a person or such other analogous process under applicable Laws as will result in that person ceasing to exist (other than pursuant to a merger, amalgamation or similar process), and “Wind-up” and “Wound-up” shall be construed accordingly.

1.2	Interpretation

In this Agreement, unless the context otherwise requires:

(a)	a reference to a statute or statutory provision shall include a reference to:

(i)	that statute or statutory provision as from time to time amended, extended, re-enacted or consolidated whether before or after the date hereof; and

(ii)	all subsidiary legislation made from time to time under that statute or statutory provision;

(b)	references to one gender include all genders and references to the singular include the plural and vice versa;

(c)	references to:

(i)
a “person” shall include any natural person, company, limited liability partnership, partnership, business trust or unincorporated body (whether or not having separate legal personality) and that person’s personal representatives, successors and permitted assigns; and

(ii)	a “company” shall include any company, corporation or body corporate, wherever incorporated;

(d)
the words (i) a “subsidiary” or “holding company” is to be construed in accordance with section 1159 (and Schedule 6) of the Companies Act and for the purposes of this definition, a person shall be treated as a member of another person if any of that person’s subsidiaries is a member of that other person, or if any shares in that other person are held by a person acting on behalf of it or any of its subsidiaries and (ii) a “subsidiary undertaking” or “parent undertaking” is to be construed in accordance with section 1162 (and Schedule 7) of the Companies Act.  A subsidiary and a subsidiary undertaking shall include any person the shares or ownership interests in which are subject to security and where the legal title to the shares or ownership interests so secured are registered in the name of the secured party or its nominee pursuant to such security;

(e)	a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification initialled by or on behalf of each of the Vendor and the Purchaser;

(f)	references to this Agreement and any other agreement or document referred to in this Agreement:

(i)
shall include any Recitals and Schedules to it (which shall form an integral part of this Agreement or such other agreement or document, as the case may be) and references to Clauses, Schedules and Appendices are to clauses of, and schedules and appendices to this Agreement.  References to paragraphs are to paragraphs of the Schedules or Appendices, as the case may be; and

(ii)	are to this Agreement and such other agreement or document as from time to time amended;

(g)
any reference to books, records or other information means books, records or other information in any form including, without limitation, paper, electronically stored data, magnetic media, film and microfilm;

(h)	headings are for convenience only and shall be ignored in construing this Agreement;

(i)
a reference in this Agreement to “including”, “include” and other similar expressions shall not be construed restrictively but shall mean “including without prejudice to the generality of the foregoing” and “including, but without limitation”;

(j)	the word “otherwise” shall not be construed as limited by the words with which it is associated;

(k)	a reference to “writing” or “written” includes faxes and e-mail (unless otherwise expressly provided in this Agreement);

(l)
a reference to “disclosed” means any fact, matter or circumstance, whether giving rise to a Claim or otherwise, disclosed in any Transaction Document, the Data Room, written information meeting the description in paragraph (b) of the definition of Data Room, the Disclosure Letter, where such disclosure is disclosed in such manner and detail to enable a reasonable purchaser with the Purchaser’s experience to identify the nature and scope of the matter or thing disclosed and “disclosure” shall be construed accordingly;

(m)
a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and to any English statute shall be construed so as to include equivalent or analogous Laws of any other jurisdiction;

(n)
the Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document;

(o)
this Agreement shall be binding on, and continue for the benefit of, the Parties and their respective personal representatives, successors and permitted assigns and references to any Party shall include that Party’s personal representatives, successors and permitted assigns;

(p)
anything or obligation to be done under this Agreement which requires or falls to be done on a stipulated day, shall be done on the next succeeding Business Day, if the day upon which that thing or obligation is required or falls to be done on a day which is not a Business Day;

(q)
any monetary sum to be taken into account for the purposes of any Warranty where that sum is expressed in a currency other than USD shall be translated into USD at the Exchange Rate applicable to the balance of all such amounts as are expressed in a currency other than USD on the Business Day immediately preceding the date hereof (or, if such day is not a Business Day, on the Business Day preceding such date);

(r)
where it is necessary to determine whether a monetary limit or threshold referred to in Schedule 7 (Limitation of liability) has been reached or exceeded and the value of the Claim is expressed in a currency other than USD, the value of that Claim shall be translated into USD at the Exchange Rate on the date of receipt by the Vendor of written notification from the Purchaser in accordance with Schedule 7 (Limitation of liability), paragraph 1.1 (Time limits) of the existence of such Claim (or, if such day is not a Business Day, on the Business Day immediately preceding such date).  The amount of any sum actually payable by the Vendor in discharge or settlement of any such Claim, where such amount is expressed in a currency other than USD, shall be converted into USD at the Exchange Rate on the date of such amount being agreed or finally determined (“Settlement Date”), provided that such sum shall continue to be payable even if after conversion into USD, the relevant sum at the Settlement Date would be below the relevant monetary limit or threshold referred to in Schedule 7 (Limitation of liability), but if such amount would cause the figure set out in Schedule 7 to be exceeded, such amount shall be reduced pro tanto so as not to cause such figure to be exceeded;

(s)
for the purposes of calculating the Adjusted Initial Transfer Amount or any Adjusted Deferred Transfer Amount, if any relevant amount recorded in the books of any Group Undertaking is expressed in a currency other than USD, it shall be converted into USD at the Exchange Rate on the date falling three (3) Business Days prior to the Completion Date and where there is an obligation to add or deduct a negative amount, this shall produce the same arithmetic result as deducting or adding respectively the difference between such negative amount and zero;

(t)
Warranties qualified by the expression “so far as the Vendor is aware” or any similar expression are deemed to be given subject to the actual knowledge of:  Tan Sri Dr Anthony Francis Fernandes, Datuk Kamarudin Bin Meranun, Chong Wai Au or Bo Lingham, after due inquiry in the exercise of their respective employee responsibilities and supervision of the Vendor and any person who has replaced any of the foregoing at the relevant time in question; and

(u)
references to “after-Tax” basis in this Agreement mean that in relation to any payment made under an indemnity pursuant to this Agreement where the payment (or any part thereof) is chargeable to any Tax, a basis such that the amount so payable shall be increased as to ensure that after taking into account:

(i)	any Tax chargeable (or which would be chargeable but for the availability of any Relief) on such amount; and

(ii)
any Relief from Tax, Tax deduction, Tax credit or repayment which is available to the recipient of the indemnity payment in respect of the loss, damage, cost, charge, expense or liability in respect of which the payment is made to such person, the recipient of the indemnity payment is in the same position as it would have been if the matter giving rise to the payment obligation had not occurred.

2.	SALE AND PURCHASE

2.1	Sale of Sale Shares and Assets

(a)
The Vendor agrees to sell the Sale Shares and the Purchaser agrees to purchase the Sale Shares free from all Encumbrances (other than Permitted Encumbrances) and together with all rights and advantages attaching to them as at Completion, subject always to the terms as set out in this Agreement.

(b)	The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously in accordance with this Agreement.

(c)
The Vendor waives, and agrees to procure the waiver of, any restrictions on transfer (including pre-emption rights) which may exist in relation to the Sale Shares under the existing articles of association or constitution of the Company or otherwise.

(d)	With respect to each Initial Transfer Asset or Deferred Asset, the Vendor shall procure that:

(i)	in the case of the Assets in Portfolio A(a), and the Engine Portfolio the Vendor shall sell; and

(ii)
in the case of an Asset in Portfolio A(b) or Portfolio AII, the Vendor will (x) procure that the relevant Asset Owner shall sell the Asset and the Vendor will buy the Asset from the Asset Owner and (ii) sell the Asset to the relevant Group Undertaking in any case in accordance with the Steps Plan, pursuant to the relevant Asset Transfer Documents, free of all Encumbrances (other than Permitted Encumbrances) and together with all rights and advantages attaching to them as at the relevant Transfer, in each case subject always to the terms as set out in this Agreement, the relevant Asset Transfer Documents and in accordance with the Steps Plan.

(e)	With respect to each Group Undertaking,

(i)
the Vendor waives all rights of first refusal or rights of pre-emption over such Group Undertaking conferred upon it by the Constitutional Documents of such Group Undertaking or in any other way and undertakes to take all reasonable steps necessary to ensure that any rights of first refusal or rights of pre-emption over each Asset are waived at the cost and expense of the Vendor; and

(ii)
the Vendor waives and agrees to procure that each relevant entity (including each Asset Owner) shall waive all rights of first refusal or rights of pre-emption over such Group Undertaking conferred upon it by the Constitutional Documents of such Group Undertaking or in any other way and undertakes to take all reasonable steps necessary to ensure that any rights of first refusal or rights of pre-emption over each Asset are waived at the cost and expense of the Vendor.

2.2	Steps Plan and Asset Sale Arrangement

(a)
On or before Initial Transfer or the relevant Deferred Transfer as the case may be, the Vendor and the Purchaser shall with respect to each Initial Transfer Asset and Deferred Asset, as applicable, complete the transactions set forth in the Steps Plan.

(b)
The Vendor may make any changes to the Steps Plan or the Asset Transfer Documents referred to therein as it considers necessary (and any consequential changes to Schedules 3 and 5 of this Agreement), provided, in each case, that the Vendor will not make changes:

(i)	without consultation with the Purchaser, which consultation shall occur before making any such change; and

(ii)	without the consent of the Purchaser if the changes would be adverse to the Purchaser’s economic, tax or legal position;

provided that in no case shall any changes to the Steps Plan or the Asset Transfer Documents be reasonably likely to result in the Minimum Initial Asset Requirement not being satisfied.

2.3	Agreed Delivery Location

(a)
The Vendor and the Purchaser shall act reasonably in agreeing a pre-approved list of Agreed Delivery Locations and it is hereby agreed that each of the following is an Agreed Delivery Location, in addition to any other locations that may be agreed:

(i)	international waters;

(ii)	the territory of the Republic of Indonesia; and

(iii)	the territory of the Republic of the Philippines.

(b)
To the extent that the Vendor expects to select an Agreed Delivery Location that is not included on such pre-approved list, the Vendor shall consult with the Purchaser in good faith prior to selecting such Agreed Delivery Location and both Parties will seek to establish conditions which if complied with will render such location an Agreed Delivery Location; provided, however, that if the Transfer of an Asset would be reasonably expected to result in an Asset Transfer Tax exceeding Two Hundred and Fifty Thousand Dollars (USD 250,000) in respect of such Asset (in the reasonable judgment of Purchaser), then Purchaser’s prior written consent is required.

2.4	Japanese Consumption Tax

(a)
The Vendor shall bear and pay the cost of any Japanese Consumption Tax that results from transfer of Initial Transfer Assets, Deferred Assets and Nominated pursuant to the Asset Transfer Documents. The Vendor shall accordingly pay (or arrange to be paid) an amount equal to any such Japanese Consumption Tax to the Japanese Tax Authority no later than the last day on which such payment is due to be paid to such authority in order to prevent a liability to interest or fines, surcharge or penalty from arising in respect of that liability to Japanese Consumption Tax.

(b)
Purchaser and Vendor shall take reasonable steps and shall cooperate with each other in good faith to complete the matters contemplated by the foregoing provisions of this Clause 2.4 in a timely manner.

(c)	The preceding provisions of this Clause 2.4 shall be without prejudice to the operation of paragraph 3 of Schedule 10.

3.	CONSIDERATION

3.1	Adjusted Completion Amount and Adjusted Deferred Transfer Amount

(a)
Subject to any adjustment in accordance with this Agreement, the aggregate consideration payable by the Purchaser for the purchase of the Sale Shares and all of the Assets shall be One Billion Sixty Nine Million Six Hundred Ten Thousand Dollars (USD 1,069,610,000) (the “Base Purchase Price”).

(b)
For the purposes of undertaking certain price adjustments contemplated by this Agreement, the amount of the Base Purchase Price allocable to each Asset referable to each Aircraft and Engine (each an “Allocated Consideration Amount”) is the amount set out opposite the manufacturer’s serial number for the relevant Aircraft and Engine in a document to be in agreed form.

(c)
The Allocated Consideration Amount for each Initial Transfer Asset referable to such Asset shall be adjusted by (i) subtracting the Initial Transfer Adjustment Amount, (ii) adding the Adjustment Rate Amount, (iii) subtracting the Maintenance Reserves Balance referable to such Initial Transfer Asset and (iv) in respect of an Asset which is a Third Party Aircraft only, subtracting the amount of the “Security Deposit” or equivalent term as defined in the relevant Lease referable to such Initial Transfer Asset (the aggregate Allocated Consideration Amount for each such Initial Transfer Asset as adjusted pursuant to this Clause 3.1(c), the “Adjusted Initial Transfer Amount”).

(d)
The Allocated Consideration Amount for each Deferred Asset referable to such Asset shall be adjusted by (i) subtracting the Deferred Transfer Adjustment Amount, (ii) adding the Adjustment Rate Amount, (iii) subtracting the Maintenance Reserves Balance referable to such Deferred Asset and (iv) and (iv) in respect of an Asset which is a Third Party Aircraft only, subtracting the amount of the “Security Deposit” or equivalent term as defined in the relevant Lease referable to such Initial Transfer Asset (the aggregate Allocated Consideration Amount for each such Deferred Asset as adjusted pursuant to this Clause 3.1(d), the “Adjusted Deferred Transfer Amount”).

(e)
If either (i) the Purchaser disputes the Adjusted Initial Transfer Amount or Adjusted Deferred Transfer Amount for any Asset or (ii) the Purchaser or the Vendor considers that any element of the Adjusted Initial Transfer Amount or Adjusted Deferred Transfer Amount for any Asset has changed in the period between the calculation of such Adjusted Initial Transfer Amount or Adjusted Deferred Transfer Amount and the Initial Transfer Date or relevant Deferred Transfer Date (as appropriate) (for example, a Vendor Group Undertaking has received Rent or a maintenance reserve payment with respect to such Asset during such period) (each a “True Up”), as soon as practicable and in any event no later than twenty (20) Business Days after the Initial Transfer Date or, as relevant, the applicable Deferred Transfer Date, the Purchaser or the Vendor shall deliver a written notice to the other party in respect of such True Up (a “True Up Notice”) specifying in reasonable detail the amount by which it considers the Adjusted Initial Transfer Amount or Adjusted Deferred Transfer Amount for such Asset is incorrect or, as relevant, has changed in such period and the reasons therefor, enclosing such information as it is able in support of such view. For the avoidance of doubt, this Clause 3.1(e) is without prejudice to Purchaser’s rights under the Warranties, provided that the Purchaser shall not be entitled to recover twice in respect of the same Loss. Vendor will notify Purchaser promptly upon becoming aware if it receives Rent or a Maintenance Reserve Payment or pays a Maintenance Reserve Expense during the period between the calculation of such Adjusted Initial Transfer Amount or Adjusted Deferred Transfer Amount and the Initial Transfer Date or relevant Deferred Transfer Date (as appropriate).

(f)
If a Party delivers a True Up Notice in accordance with Clause 3.1(e), the Parties shall during a period of ten (10) Business Days commencing on the date of delivery of the True Up Notice (each a “Resolution Period”) seek in good faith to reach agreement on the True Up.

(g)
If any True Up is not resolved by the parties in writing in the applicable Resolution Period, within five (5) Business Days of the expiry of such Resolution Period, the Purchaser or the Vendor may, by written notice to the other Party, require such True Up to be referred to a mutually agreed forensic accountant or other financial professional (the “Expert”) to determine whether the Vendor has made the errors identified in the applicable True Up Notice or any element taken account in calculating the Adjusted Initial Transfer Amount or Adjusted Deferred Transfer Amount has altered between the date of the calculation of such Adjusted Initial Transfer Amount or Adjusted Deferred Transfer Amount and the relevant Initial Transfer Date or Deferred Transfer Date and determine the applicable Adjusted Initial Transfer Amount or Adjusted Deferred Transfer Amount in accordance with this Agreement.  Each Party shall co-operate with the Expert and shall give the Expert appointed with respect to any True Up reasonable access to any documents, books and records in that party’s possession or control, that such Expert may reasonably require for the purpose of making his determination, and may make submissions to such Expert.  Unless otherwise agreed by the Parties, the Expert appointed with respect to any True Up shall be required to make his determination in writing (including reasons for his determination) and to provide a copy to each party as soon as reasonably practicable and in any event within twenty (20) Business Days of his appointment. The Expert appointed with respect to any True Up shall act as an expert and not as an arbitrator. Save manifest error or fraud the determination of any Expert appointed with respect to any True Up of any matters referred to him shall be final and binding on the Parties.

(h)
If the Parties agree in writing before expiration of the Resolution Period for any True Up or are deemed to have agreed pursuant to Clause 3.1(e) or the Expert appointed with respect to such True Up determines that the Adjusted Initial Transfer Amount or Adjusted Deferred Transfer Amount for the concerned Asset should be adjusted, that adjusted amount (each an “Adjusted Amount”) shall be deemed to have been payable at the Initial Transfer Date or, as relevant, the applicable Deferred Transfer Date, and (i) the Vendor shall pay to the Purchaser any amount by which such Adjusted Initial Transfer Amount or Adjusted Deferred Transfer Amount paid by the Purchaser for such Asset exceeds such Adjusted Amount and (ii) the Purchaser shall pay to the Vendor any amount by which such Adjusted Amount exceeds such Adjusted Initial Transfer Amount or Adjusted Deferred Transfer Amount paid by the Purchaser for such Asset, together with interest on such amount at the Default Rate for the period from Initial Transfer or, as relevant, the applicable Deferred Transfer, to the date of payment of such difference, as a reduction to the purchase price paid for such Asset.

For the avoidance of doubt, if a Party delivers a True Up Notice in accordance with Clause 3.1(e), this will not prevent a Transfer (whether or not a Transfer Notice has been issued in respect of the relevant Asset) and the True-Up and Resolution can take place after the relevant Transfer.

3.2	Deposit

(a)
Within three (3) Business Days of the date of this Agreement, the Purchaser shall pay a cash amount of Thirty Million Dollars (USD 30,000,000) as security for the Purchaser’s obligations under this Agreement (“Deposit”) to the Vendor. If an Escrow Agreement has been duly executed by the parties thereto and the Escrow Account has been opened prior to the date on which the Deposit is required to be paid, then the Purchaser may elect to instead pay such Deposit to the Escrow Agent and, in each case the Purchaser shall provide evidence to the Vendor of such payment once made.

(b)
To the extent that the Deposit has been actually paid to the Vendor or released from the Escrow Account to the Vendor, the Deposit will, upon Initial Transfer and, if applicable, any Deferred Transfer, be applied in satisfaction of the Purchaser’s obligation to pay or procure payment of the Adjusted Initial Transfer Amount as set forth in Clause 3.3 (Payment at Initial Transfer) and, if applicable, the Adjusted Deferred Transfer Amount as set forth in Clause 3.4 (Payment at Deferred Transfer)).

(c)
To the extent not previously applied in accordance with Clause 3.2(b), the Deposit shall be released from the Escrow Account: (i) to the Purchaser if the Initial Transfer fails to occur for any reason other than due to a default by the Purchaser of its obligations and (ii) to the Vendor if the Vendor terminates this Agreement due to a default by the Purchaser of its obligations. The Deposit will otherwise be released from the Escrow Account to the Vendor.

(d)
If the Deposit is not paid in accordance with Clause 3.2(a) pursuant to this Agreement or any deposit under the Other Agreement is not paid when required under the Other Agreement, the Vendor may terminate this Agreement and the Other Agreement by written notice to the Purchaser. If the Vendor so notifies the Purchaser each party’s further rights and obligations cease immediately on termination other than this Clause 3.2(d) and the Surviving Provisions. Following such termination the Purchaser will, on written demand, reimburse the Vendor and the Vendor Guarantor for the actual cost of their external advisors incurred in connection herewith up to an aggregate cap of  One Million Five Hundred Thousand Dollars (USD 1,500,000).

(e)
Each of the Vendor and the Purchaser shall instruct the Escrow Agent (including by executing and delivering any notices required under the Escrow Agreement) to release all amounts standing to the credit of the Escrow Account at the times and to the person as set forth in this Clause 3.2.

3.3	Payment at Initial Transfer

(a)	At Initial Transfer, the Purchaser will pay or procure payment of the Adjusted Initial Transfer Amount in respect of each Initial Transfer Asset.

(b)	[Intentionally Omitted]

(c)
On the Initial Transfer Date, the Purchaser shall (i) deliver to the Vendor a certificate setting forth the committed undrawn amount (immediately prior to Initial Transfer) available pursuant to the Financing Agreement in respect of the Initial Transfer Assets and the Assets (other than Initial Transfer Assets listed in the Initial Transfer Notice), and (ii) (such amount in respect of the Assets (other than the Initial Transfer Assets listed in the Initial Transfer Notice , the “Stapled Deferred Asset Amount”) cause an amount equal to the Base Purchase Price minus the aggregate Adjusted Initial Transfer Amount in respect of all of the Initial Transfer Assets that are the subject of Transfers on the Initial Transfer Date as set forth in the Initial Transfer Notice minus an amount equal to the Deferred Transfer Adjustment Amount calculated as of  the  Initial Transfer Date in respect of the Deferred Assets plus an amount equal to the Adjustment Rate Amount calculated as of  the Initial Transfer Date in respect of the Deferred Assets minus (x) only if the FLY Equity will not be issued on the Initial Transfer Date, the agreed aggregate value of the FLY Equity (being Fifty Million Dollars (USD 50,000,000) and (y)  the Stapled Deferred Asset Amount to be paid to the Escrow Account (the “Deferred Escrow Amount”). Subject to Clause 3.4(b), the Deferred Escrow Amount will, to the extent released from the Escrow Account to the Vendor, be applied in satisfaction of the Purchaser’s obligation to pay or procure payment of the Adjusted Deferred Transfer Amount in respect of the relevant Deferred Asset as set forth in Clause 3.4 (Payment at Deferred Transfer)).

(d)
Accrued interest (if any) with respect to all amounts standing to the credit of the Escrow Account will be for the account of the same party to whom such amount is released from the Escrow Account in accordance with the terms of Clause 3.2(c).

(e)
Each of the Vendor and the Purchaser shall instruct the Escrow Agent (including by executing and delivering any notices required under the Escrow Agreement) to release all amounts standing to the credit of the Escrow Account at the times and to the person as set forth in this Clause 3.3.

3.4	Payment at Deferred Transfer

(a)	At each Deferred Transfer, the Purchaser will pay or procure payment of the Adjusted Deferred Transfer Amount in respect of each Deferred Asset.

(b)
On the Business Day falling immediately after the earlier of the End Date and the occurrence of the final Deferred Transfer in respect of all remaining Deferred Assets, any remaining amount standing to the credit of the Escrow Account shall be released (and the Vendor and the Purchaser shall instruct the Escrow Agent to accordingly release) from the Escrow Account to the Purchaser, provided always that such release shall not occur until such time as the Purchaser and the Purchaser Guarantor have no further outstanding liabilities or obligations under any Transaction Document.

3.5	FLY Equity

Provided the following conditions have been satisfied:

(a)
an aggregate total of Three Hundred and/or Fifty Million Dollars (USD 350,000,000) of Adjusted Intial Transfer Amount and Adjusted Deferred Transfer Amount has been finally paid in cash by the Purchaser to or at the direction of the Vendor or (in the case of Adjusted Deferred Transfer Amount) released from escrow to the Vendor;

(b)
delivery or provision to the Vendor of a certified copy of the resolution, in agreed form, adopted by the board of directors of FLY: (i) authorising the issuance and sale of the FLY Equity to the Vendor and (ii) determining and resolving that neither Vendor, nor AAB, nor any of their transferees permitted under the FLY Subscription Agreement, will constitute a “Competitor” as defined in the bye-laws of FLY;

(c)	delivery of a duly executed copy of the Registration of Rights Agreement executed by FLY;

(d)	delivery of a duly executed copy of the FLY Subscription Agreement executed by FLY; and

(e)	any other conditions set out in the FLY Subscription Agreement,

the Purchaser may issue and sell the FLY Equity to the Vendor on the Initial Transfer Date or any Deferred Transfer Date for the consideration stated in the FLY Subscription Agreement. Both Vendor and Purchaser acknowledge that the payments required to be made by the Vendor under the FLY Subscription Agreement in consideration for the FLY Equity shall be made on a net basis and offset against the payments required to be made by the Purchaser under this Agreement in consideration for one or more Assets that are Transferred on the Initial Transfer Date and/or a Deferred Transfer Date, with no cash payment being required by either party hereunder or under the FLY Subscription Agreement with respect to the consideration to be paid in FLY Equity.

3.6	Adjustments

Any payment made by the Vendor or the Purchaser under the warranties, or any other Claim under this Agreement shall (so far as possible) be treated as an adjustment to the consideration paid for the relevant Assets to the extent of the payment.

4.	CONDITIONS TO INITIAL TRANSFER

4.1	Conditions to Initial Transfer

The transfer of each Initial Transfer Asset is in all respects conditional upon the Transfer Conditions relating to such Initial Transfer Asset either (i) being satisfied or (ii) waived or deferred as follows:

(a)	by the Purchaser in respect of the Transfer Conditions in paragraphs 2, 4, 5, 6, 7, 9 and 13 of Part A of Schedule 3; or

(b)	by both the Purchaser and the Vendor in the case of the Transfer Conditions in paragraphs 1, 3, 8, 10, 11 and 14 in Part A of Schedule 3 and paragraph 1 of Part B of Schedule 3; or

(c)
in the case of any part of the Transfer Condition in paragraph 12 of Part A of Schedule 3, to the extent the conditions precedent in the documents referred to in such Transfer Condition are waived or deferred by the party to that document  with the right to do so and whose obligations pursuant to such document are conditioned on satisfaction of such condition precedent.

4.2	Responsibility for Satisfaction of Transfer Conditions in respect of Initial Transfer

(a)
Without prejudice to Clause 22.8 (Taxes and costs), each of the Vendor and the Purchaser shall use reasonable efforts to achieve satisfaction of the Transfer Conditions applicable to each Initial Transfer Asset and do all things required by it under the Steps Plan as soon as possible after approval of the transactions contemplated by this Agreement have been obtained from AAB’s shareholders and in any event no later than 5.00pm on the Long Stop Date.

(b)
The Vendor and the Purchaser shall cooperate in relation to any action taken pursuant to Clause 4.2(a) and the Vendor and Purchaser shall take all reasonable steps requested by the other to satisfy any transfer requirements under applicable Initial Transfer Asset Transfer Documents and as otherwise required to accomplish the transfer of any such Initial Transfer Asset in accordance with the Steps Plan.

(c)	Each of the Vendor or the Purchaser shall promptly notify the other in writing if it becomes aware of:

(i)	the satisfaction of any Transfer Condition (together with reasonable evidence of such satisfaction); or

(ii)
any fact, matter or circumstance which results in, or which is reasonably likely to result in, any Transfer Condition in respect of an Initial Transfer Asset becoming incapable of satisfaction or not being satisfied in accordance with its terms on or prior to the Long Stop Date.

4.3	Non-Satisfaction/Wavier of Transfer Conditions in respect of an Initial Transfer Asset

(a)
Subject to Clause 4.3(c), if the Transfer Conditions applicable to the Initial Transfer Assets have not been satisfied or waived by 5:00 pm on the Long Stop Date this Agreement shall automatically terminate (other than the Surviving Provisions).

(b)
If the approval of AAB’ shareholders to the transactions contemplated by the Transaction Documents and this Agreement is not obtained at a meeting of AAB’s shareholders called to consider approval of the same, the Vendor may terminate this Agreement. Following such termination the Vendor will, on written demand, reimburse the Purchaser and the Purchaser Guarantor for the actual cost of their external advisors incurred in connection herewith up to an aggregate cap of One Million Five Hundred Thousand Dollars (USD1,500,000).

(c)
If this Agreement terminates pursuant to Clause 4.3(a) or 4.3(b) each party’s further rights and obligations cease immediately on termination other than this Clause 4.3(c) and the Surviving Provisions.

4.4	Break Fee

(a)
If solely due to a wilful breach by the Vendor of its material obligations in this Agreement Initial Transfer wholly fails to occur and this Agreement has been terminated by the Purchaser as a result thereof the Vendor, after written demand by the Purchaser and provided that the conditions for payment of such fee set out in this clause have been satisfied, shall pay to the Purchaser a fee of Thirty Million Dollars (USD 30,000,000) (the “Break Fee”) in cash in full and final settlement of any Claims or other remedies that the Purchaser may have pursuant to this Agreement, the other Transaction Documents, the general Law or otherwise and the Purchaser expressly waives any other such remedies that it may have. Upon payment of the Break Fee the Purchaser shall have no further rights or claims whatsoever against the Vendor or the Vendor Guarantor pursuant to this Agreement, the other Transaction Documents, the general Law or otherwise and the Purchaser expressly acknowledges that the Break Fee will be its sole and exclusive remedy.

(b)
The Purchaser agrees that it will procure that neither any Purchaser Group Undertaking or any of its Affiliates will make a Claim after payment of the Break Fee. The Purchaser will indemnify, and keep indemnified, and hold harmless the Vendor and Vendor Guarantor for themselves and as trustee and agent for each of their Affiliates from and against any and all liabilities, losses, costs, charges, damages, expenses, fines, penalties, interest, taxes, awards, claims, actions, proceedings, and any judgments, decrees, directions or orders of any court or tribunal whatsoever which are suffered or incurred arising out of or in connection with any Loss caused by Claims made by any person following payment of the Break Fee.

5.	CONDITIONS TO COMPLETION

Completion is in all respects conditional upon the satisfaction or the joint waiver by both the Purchaser and the Vendor of Part B of Schedule 3.

6.	CONDITIONS TO DEFERRED TRANSFER

6.1	Conditions to Deferred Transfer

The transfer of each Deferred Asset is in all respects conditional upon the Transfer Conditions relating to such Deferred Asset either (i) being satisfied or (ii) waived or deferred as follows:

(a)	by the Purchaser in respect of the Transfer Conditions in paragraphs 2, 4, 5, 6, 7, 9 and 13 of Part A of Schedule 3; or

(b)	by both the Purchaser and the Vendor in the case of the Transfer Conditions in paragraphs 1, 3, 8, 10, 11 and 14 in Part A of Schedule 3 and paragraph 1 of Part B of Schedule 3; or

(c)
in the case of any part of the Transfer Condition in paragraph 12 of Part A of Schedule 3, to the extent the conditions precedent in the documents referred to in such Transfer Condition are waived or deferred by the party to that document  with the right to do so and whose obligations pursuant to such document are conditioned on satisfaction of such condition precedent.

6.2	Responsibility for Satisfaction of Transfer Conditions in respect of Deferred Transfer

(a)
Without prejudice to Clause 22.8 (Taxes and costs), each of the Vendor and the Purchaser shall use reasonable efforts to achieve satisfaction of the Transfer Conditions applicable to each Deferred Asset and do all things required by it under the Steps Plan as soon as possible after approval of the transactions contemplated by this Agreement have been obtained from AAB’s shareholders and in any event no later than 5.00pm on the End Date.

(b)
The Vendor and the Purchaser shall cooperate in relation to any action taken pursuant to Clause 6.2(a) and the Vendor and Purchaser shall take all reasonable steps requested by the other to satisfy any transfer requirements under the applicable Deferred Asset Transfer Documents and as otherwise required to accomplish the transfer of any such Deferred Asset in accordance with the Steps Plan.

(c)	Each of the Vendor or the Purchaser shall promptly notify the other in writing if it becomes aware of:

(iii)	the satisfaction of any Transfer Condition (together with reasonable evidence of such satisfaction); or

(iv)
any fact, matter or circumstance which results in, or which is reasonably likely to result in, any Transfer Condition in respect of a Deferred Asset becoming incapable of satisfaction or not being satisfied in accordance with its terms on or prior to the End Date.

6.3	Non-Satisfaction/Waiver of Transfer Conditions in respect of a Deferred Asset

(a)
If the Transfer Conditions applicable to any Deferred Asset have not been satisfied or waived by 5.00pm on the End Date, this Agreement shall automatically terminate (other than the Surviving Provisions) with respect to such Deferred Asset but otherwise shall remain in force and effect unless the Purchaser provides evidence reasonably satisfactory to the Vendor that it has cash or committed financing available to fund the acquisition of the relevant Deferred Assets and notifies the Vendor in writing of a date that it wishes to extend the End Date to, which may be no more than one (1) month after the End Date (such date notified in accordance with this provision, the “Extended End Date”) and the provisions of this Agreement will apply to the Extended End Date as if it were the End Date.

(b)
If this Agreement terminates with respect to a Deferred Asset pursuant to Clause 6.3(a), each Party’s further rights and obligations with respect to such Deferred Asset will cease immediately on termination other than this Clause 6.3(b) and the Surviving Provisions.

7.	ACTIONS PENDING INITIAL TRANSFER AND DEFERRED TRANSFER

7.1	Stapled Financing

(a)	The Purchaser shall procure:

(i)	the satisfaction on a timely basis of all terms, covenants and conditions set out in the Stapled Financing Agreement; and

(ii)
with respect to each Asset, the consummation and drawdown of the available borrowing amount in respect of such Asset under the Stapled Financing in a timely manner to fund the relevant portion of the Asset Sale Arrangement in respect of such Asset prior to or on the Initial Transfer Date (but prior to the Initial Transfer) and prior to or on the relevant Deferred Transfer Date (but prior to such Deferred Transfer), to ensure the availability of funding to pay the Prepayment Amount (other than the Break Funding Costs) and compliance with the Steps Plan.

(b)
The Vendor undertakes to the Purchaser to cooperate with the Purchaser with respect to the Stapled Financing on terms set out in Schedule 8 (Certain Matters Relating to the Stapled Financing). Notwithstanding anything in this Agreement or the other Transaction Documents, the Purchaser acknowledges that none of the Purchaser’s obligations in any Transaction Document, the Transfer of any Asset or the Completion are contingent on the Purchaser’s ability to obtain the Stapled Financing (or any alternative financing).

(c)
Each of the Vender and the Purchaser undertakes to provide such information in relation to it, its (direct and indirect) shareholders, each of its and their respective Affiliates and its and their directors and officers, in each case which any of Vendor, the Purchaser, the lenders in respect of Stapled Financing and any banks providing debt finance to the Purchaser for the purposes of the transactions contemplated herein may reasonably require to meet their KYC Requirements. For these purposes “KYC Requirements” means all necessary “know your customer” or other similar checks under all applicable Laws and regulations required as a result of the transactions contemplated herein.

7.2	[Intentionally Omitted]

7.3	Existing Financing

(a)
From the date of this Agreement until Completion the Purchaser or any Affiliate thereof shall (with the prior written consent of the Vendor) be permitted to communicate (in writing and orally) with the relevant finance parties under any Existing Financing in order to seek from any such parties information regarding Prepayment Amounts; provided that:

(i)
the Purchaser shall not be permitted to disclose any confidential information relating to any member of the Vendor Group or the Business without the prior written consent of the Vendor (not to be unreasonably withheld, delayed or conditioned, taking into account the reasons for, and nature of, the request);

(ii)
the Purchaser shall allow persons nominated by the Vendor or the relevant Group Undertaking the opportunity to participate in any meetings with the relevant finance parties and/or shall allow the relevant Group Undertaking the opportunity to provide comments on any written communications to the relevant finance parties (which the Purchaser shall take into account); and

(iii)	nothing in this Clause 7.3(a) shall prevent any Group Undertaking from continuing to deal with the finance parties under any Existing Financing in the ordinary course of business.

7.4	AAB Shareholder Approval

In relation to obtaining the approval of its shareholders for the transactions contemplated by this Agreement and the other Transaction Documents, AAB undertakes to:

(a)	submit a circular regarding the transactions contemplated by this Agreement to Bursa Malaysia Securities Berhad (“Bursa Securities”) within twenty (20) Business Days of the date of this Agreement;

(b)	within ten (10) Business Days of Bursa Securities’ clearance in principle on the circular, print and dispatch the circular to the shareholders of AAB; and

(c)	hold a general meeting of its shareholders after 14 clear days from the dispatch of the circular referred to in (b).

7.5	[Intentionally Omitted]

7.6	Purchaser Nominee

In respect of any Asset the Purchaser may nominate a person to purchase such Asset pursuant to an Asset Transfer Document (a “Purchaser Nominee”). Such Purchaser Nominee must be a person which:

(a)
is a Group Undertaking or an Asset Trust in respect of any Asset other than a Nominated Asset (in respect of a Nominated Asset the Purchaser Nominee may be any person that complies with the requirements in (b), (c) and (d) of this Clause);

(b)	does not materially increase the Taxes payable by the Vendor compared to a scenario in which the Purchaser Nominee had not been nominated;

(c)	complies with the relevant Vendor’s and the relevant Lessee’s know your customer checks and due diligence; and

(d)
is capable of entering into the documents to which it is or will be a party as required by the transactions contemplated by this Agreement, the Asset Transfer Document and the Steps Plan and giving the representations required hereunder and thereunder.

Promptly upon nomination of any Purchaser Nominee the Purchaser shall deliver to the Vendor and the relevant Lessee a notice confirming the identity of such Purchaser Nominee. In this Agreement, where the context so requires, following the introduction of a Purchaser Nominee satisfying the requirements of (a) and (b) above, a reference to the Purchaser relating to the relevant Nominated Assets shall be deemed to include a reference to such Purchaser Nominee provided that the introduction of a Purchaser Nominee shall not derogate from or absolve the Purchaser from any of its obligations under this Agreement for which the Purchaser shall at all times remain primarily liable.

7.7	Determination of Rent and Maintenance Reserves for Aircraft Lease Agreements to be entered into at Transfer

In respect of any Asset the subject of either (i) an Aircraft Lease Agreement described in paragraph (a) of the definition thereof or (ii) an Engine the amount of the monthly rent amount and maintenance reserves payable under the Lease that will be in effect as of Transfer of such Asset will be as set out in a document to be in agreed form.

7.8	Alternative Company

Either the Purchaser or the Vendor may notify the other that they wish to elect Red Aircraft Holdings 4 Co., Ltd. to be the subject of this Agreement in addition to the Company. Following such nomination, any provision of this Agreement that applies to the Company will equally and separately apply to Red Aircraft Holdings 4 Co., Ltd. and references to the “Company” in such provision will be construed as a reference to Red Aircraft Holdings 4 Co., Ltd. when so applied thereto, with necessary changes.

8.	INITIAL TRANSFER

8.1	Date and place

Initial Transfer shall take place at the Singapore office of the Vendor’s counsel at 12 Marina Boulevard, Marina Bay Financial Centre Tower 3, #36-03, Singapore 018982 at 00:01 (Singapore time) on the date falling five (5) Business Days after the last of the Transfer Conditions in relation to the Initial Transfer Assets has been satisfied or waived (in accordance with Clause 4.1 (Conditions to Initial Transfer), as the case may be (or at such other place, date and/or time as may be agreed in writing between the Vendor and the Purchaser), which shall, unless otherwise waived by the Vendor at its sole discretion pursuant to Clause 8.5(a), be the same date as Initial Transfer as defined in the Other Agreement (the “Initial Transfer Date”).

8.2	Notice

At least five (5) Business Days prior to Initial Transfer, the Vendor shall notify the Purchaser of the Initial Transfer Assets to be transferred to the Group at Initial Transfer and, with respect to each Initial Transfer Asset each of the following items:

(a)	the Allocated Consideration Amount;

(b)	the Initial Transfer Adjustment Amount;

(c)	the Adjusted Initial Transfer Amount;

(d)	the anticipated Maintenance Reserve Balance at Initial Transfer;

(e)	the Adjustment Rate Amount

(f)	in respect of any Initial Transfer Asset that is a Third Party Aircraft, the rates at which maintenance reserves are paid under the Lease of such Aircraft or Engine;

(g)	details of all amounts outstanding in respect of the Prepayment Amount for each Initial Transfer Asset that shall be prepaid on Initial Transfer; and

(h)	the Break Funding Costs and aggregate of the Apportioned Break Costs in respect of the Initial Transfer Assets; and

(i)	in respect of an Asset which is a Third Party Aircraft only, the amount of the “Security Deposit” or equivalent term as defined in the relevant Lease.

(such notice an “Initial Transfer Notice”).

8.3	Obligations on Initial Transfer

(a)	On Initial Transfer:

(i)
the Purchaser shall pay the Adjusted Initial Transfer Amount for each Initial Transfer Asset transferred at Initial Transfer to the Vendor in accordance with Clause 3.3 (Payment at Initial Transfer); and

(ii)	in addition, each of the Vendor and the Purchaser shall perform its obligations specified in Part A of Schedule 5 (Transfer Obligations) and the Steps Plan.

(b)	Subject to Clause 8.4 (Failure to Comply with Initial Transfer Obligations), neither the Vendor nor the Purchaser is obliged to proceed with Initial Transfer unless:

(i)
the other party complies with all its obligations under this Clause 8 (Initial Transfer) and Part A of Schedule 5 (Transfer Obligations) and does all those things required of it by the Steps Plan, unless agreed otherwise by the other party; and

(ii)	the transfer of all the Initial Transfer Assets necessary to comply with the Minimum Initial Asset Requirement is completed simultaneously.

(c)
At Initial Transfer, subject to the Purchaser drawing the debt amount available under the Stapled Financing Agreement or Warehouse Financing Agreement, as applicable, in respect of each Initial Transfer Asset and entering into the transactions contemplated by the Steps Plan in respect of each such Asset, including providing such funds to the relevant Vendor Group Undertaking or Asset Owner to enable it to prepay the applicable Prepayment Amounts (or procuring payment of the applicable Prepayment Amount on behalf of the relevant Asset Owner) applicable to the Initial Transfer Assets, the Vendor shall procure that the relevant Asset Owner or Vendor Group Undertaking (on behalf of the relevant Asset Owner) shall repay in full the applicable Prepayment Amount.

8.4	Failure to Comply with Initial Transfer Obligations

(a)
If Initial Transfer does not take place on the Initial Transfer Date in respect of any Initial Transfer Asset because the Vendor or the Purchaser fails to comply with any of its obligations under this Clause 8 (Initial Transfer) and those provisions of Part A of Schedule 5 (Transfer Obligations) or do all those things required of it by the Steps Plan (whether such failure amounts to a repudiatory breach or not):

(i)
if such default relates to the failure by the Vendor or Purchaser to complete the transfer of one or more Initial Transfer Assets to the Group in accordance with the Steps Plan (each such Asset a “Non-transferred Initial Transfer Asset”), the Vendor and the Purchaser shall proceed with Initial Transfer to the extent possible excluding the Non-transferred Initial Transfer Assets and such Non-transferred Initial Transfer Assets shall be designated as a Deferred Asset (as notified by the Vendor by way of written notice to the Purchaser) and the provisions of this Agreement insofar as they apply to a Deferred Asset shall be deemed to apply to such redesignated Non-transferred Initial Transfer Asset and provided Transfer of such Non-transferred Initial Transfer Asset occurs the default will be deemed cured; provided that in no case shall the Non-transferred Initial Transfer Asset result in the Minimum Initial Asset Requirement not being fulfilled;

(ii)
if the Vendor is not in default and subject to Clause 8.4(a)(i), the Vendor may by notice to the Purchaser (i) proceed to Initial Transfer to the extent possible excluding the Non-transferred Initial Transfer Assets as set forth in Clause 8.4(a)(i) (without limiting its rights under this Agreement), (ii) postpone Initial Transfer to a date which is on or before the Long Stop Date and not more than five (5) Business Days after such Initial Transfer Date or (iii) terminate this Agreement;

(iii)
if the Purchaser is not in default and subject to Clause 8.4(a)(i), the Purchaser may by notice to the Vendor (i) proceed to Initial Transfer to the extent possible excluding the Non-transferred Initial Transfer Assets as set forth in Clause 8.4(a)(i) (without limiting its rights under this Agreement), (ii) postpone the Initial Transfer to a date which is on or before the Long Stop Date and not more than five (5) Business Days after such Initial Transfer Date

(iv)
in any other circumstance, the Vendor and the Purchaser shall be deemed to have postponed the Initial Transfer to a date notified to the Purchaser by the Vendor which is on or before the Long Stop Date and not more than five (5) Business Days after such the Initial Transfer Date or, if no date has been notified, to the date five (5) Business Days after the Initial Transfer Date,

(any date to which the Initial Transfer is postponed according to this Clause 8.4 (Failure to Comply with Initial Transfer Obligations) being the “Extended Initial Transfer Date”).

(b)	The provisions of this Agreement apply to the Extended Initial Transfer Date as if it were the Initial Transfer Date, subject to Clause 8.4(c).

(c)
If Initial Transfer does not take place on the Extended Initial Transfer Date because the Vendor or the Purchaser fails to comply with any of its obligations under this Clause 8 (Initial Transfer) and Part A of Schedule 5 (Transfer Obligations) or does not do all those things required of it by the Steps Plan (whether such failure amounts to a repudiatory breach or not), the party (being either the Vendor or the Purchaser, as the case may be) not in default (and being either the Purchaser or the Vendor) may by notice to the party in default:

(i)	proceed with Initial Transfer to the extent reasonably practicable (without limiting its rights under this Agreement);

(ii)
if the party not in default is the Vendor it may designate other Assets as Initial Transfer Assets and proceed with Initial Transfer to the extent reasonably practicable (without limiting its rights under this Agreement); or

(iii)	terminate this Agreement (other than the Surviving Provisions).

(d)
If this Agreement terminates pursuant to Clause 8.4 (Failure to Comply with Initial Transfer Obligations) each Party’s further rights and obligations cease immediately on termination (other than this sub-clause (d) and the Surviving Provisions).  In such event, no Party (nor any of their respective Affiliates) shall have any claim under this Agreement of any nature whatsoever against any other Party (nor any of their respective Affiliates nor any member of the Group), except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions, and no claim may be made by any Party in respect of any Warranty (whether or not such rights have accrued before termination).

(e)
No party hereto shall be entitled to rescind this Agreement in any circumstances whatsoever (whether before or after Completion) and accordingly each party waives all and any rights of rescission it may have (howsoever arising or deemed to arise).

8.5	Initial Transfer, Deferred Transfer and the Steps Plan

(a)
Notwithstanding anything in this Agreement, unless otherwise waived by the Vendor at its sole discretion, Initial Transfer hereunder shall not occur except simultaneously with the occurrence of “Initial Transfer” as defined under the Other Agreement and Initial Transfer hereunder and “Initial Transfer” under the Other Agreement shall not be effective until all actions to be taken, documents to be delivered and amounts to be paid at Initial Transfer hereunder and completion thereunder have all been taken, delivered or paid.

(b)
All documents and items delivered by any Vendor Group Undertaking and any Purchaser Group Undertaking, and any payment made by a Purchaser Group Undertaking at Initial Transfer or any Deferred Transfer (as the case may be) pursuant to Schedule 5 (Transfer Obligations) and the Steps Plan (as relevant) shall be held by the recipient to the order of the person delivering or paying the same (except for the amounts in the Escrow Account, which shall be held and released by the Escrow Agent on the terms and subject to the conditions of the Escrow Agreement) until such time as Initial Transfer or such Deferred Transfer shall be deemed to have taken place simultaneously with:

(i)
delivery of all documents and items required to be delivered at Initial Transfer or such Deferred Transfer in accordance with Schedule 5 and the Steps Plan (or waiver of the delivery of it by the person entitled to receive the relevant document or item); and

(ii)	settlement of the payment obligations of the applicable parties under this Agreement and as contemplated by the relevant Steps Plan;

at which time the documents and items delivered and monies paid in respect of Initial Transfer or such Deferred Transfer in accordance with this Agreement shall cease to be held to the order of the person delivering such documents and items and paying such monies and Initial Transfer or such Deferred Transfer (as the case may be) shall be deemed to have taken place.

(c)
Subject to paragraph (d) below, it is agreed and acknowledged that, for the purposes of facilitating the steps with respect to each Aircraft and/or Engine at Initial Transfer or Deferred Transfer, as the case may be, the Vendor and the Purchaser will observe the following principles:

(i)	prior to commencing the steps set out with respect to an Aircraft in the Steps Plan the Transfer Conditions with respect to the Asset shall have been satisfied.

(d)
The principles set out above shall not restrict the Vendor and the Purchaser from agreeing any deviation therefrom that may, with respect to any particular Asset, be necessary or desirable in the interests of efficiently effecting any step set out in the Steps Plan, and each of the Vendor and the Purchaser hereto agrees to act reasonably in considering any request by the other to vary the application of or deviate from such principles with respect to any particular Asset.

8.6	Transfer of Portfolio AII

Subject always to every other provision of this Agreement and the Transaction Documents, the Vendor will use reasonable commercial endeavours to procure that all of the Assets in Portfolio AII are transferred within six (6) weeks of the Initial Transfer Date.

8.7	Inspection of Aircraft

After the date of this Agreement, the Vendor will, after being provided with reasonable written notice by the Purchaser (which in any case will not be less than ten (10) Business Days), cooperate with the Purchaser to enable the Purchaser or its Representatives to inspect an Asset on no more than one (1) occasion to the extent that such inspection does not interfere with the operations of the relevant operator. Such inspection will only consist of access to physical copies of the aircraft or engine records (as applicable) (but no copies of such records may be taken in any form) and a “walk around” of the relevant Asset.

8.8	Appointment of Servicer

(a)
On Initial Transfer the Vendor will procure that the Company appoints the Servicer to manage the Aircraft Lease Agreements and Engine Lease Agreements to which the Initial Transfer Assets will become subject or continue to be subject to (as the case may be) following Initial Transfer and the Deferred Assets will become subject to or continue to be subject to following each Deferred Transfer, in each case on the terms of a servicing agreement in substantially the agreed form as of the date hereof.

(b)
The Purchaser will indemnify, and keep indemnified, and hold harmless the Vendor and Vendor Guarantor for themselves and as trustee and agent for each of their Affiliates from and against any and all liabilities, losses, costs, charges, damages, expenses, fines, penalties, interest, taxes, awards, claims, actions, proceedings, and any judgments, decrees, directions or orders of any court or tribunal whatsoever which are suffered or incurred arising out of or in connection with any Loss caused by the actions of the Servicer that except for Claims due solely as a result of the acts or omissions of the Vendor, the Vendor Guarantor or any Lessee.

9.	DEFERRED TRANSFER

9.1	Deferred Transfer

(a)
A Deferred Transfer shall take place at the Singapore office of the Vendor’s counsel at 12 Marina Boulevard, Marina Bay Financial Centre Tower 3, #36-03, Singapore 018982 at 00:01 (Singapore time) on each date notified by the Vendor to the Purchaser, being a date no later than the End Date at least five (5) Business Days after the last of the Transfer Conditions in relation to the Deferred Assets identified in the relevant Deferred Transfer Notice have been satisfied or waived (in accordance with Clause 6.1 (Conditions to Deferred Transfer), as the case may be (or at such other place, date and/or time as may be agreed in writing between the Vendor and the Purchaser) (the “Deferred Transfer Date”).

(b)	Unless otherwise agreed in writing by the Purchaser, there will not be more than fifteen (15) Deferred Transfers.

9.2	Notice

At least five (5) Business Days prior to each Deferred Transfer, the Vendor shall notify the Purchaser of each Deferred Asset to be transferred to the Company at such Deferred Transfer and, with respect to each such Deferred Asset, each of the following items:

(a)	the Allocated Consideration Amount;

(b)	the Adjustment Rate Amount;

(c)	the Adjusted Deferred Transfer Amount;

(d)	the Deferred Transfer Adjustment Amount;

(e)	the anticipated Maintenance Reserve Balance at such Deferred Transfer;

(f)	in respect of any Deferred Asset that is a Third Party Aircraft, the rates at which maintenance reserves are paid under the Lease of such Aircraft or Engine;

(g)	details of all amounts outstanding in respect of the Prepayment Amount for each Deferred Asset that shall be prepaid before such Deferred Transfer;

(h)	the Break Funding Costs and Apportioned Break Costs in respect of each Deferred Asset; and

(i)	the amount of the “Security Deposit” or equivalent term as defined in the relevant Lease.

(such notice a “Deferred Transfer Notice”)

9.3	Obligations on Deferred Transfer

(a)	On each Deferred Transfer:

(i)	the Purchaser shall pay the Adjusted Deferred Transfer Amount for each Deferred Asset transferred at such Deferred Transfer in accordance with Clause 3.4 (Payment at Deferred Transfer); and

(ii)	in addition, each of the Vendor and the Purchaser shall perform its obligations specified in Part B of Schedule 5 (Transfer Obligations) and the Steps Plan.

(b)	Subject to Clause 9.4 (Failure to comply with Deferred Transfer Obligations), neither the Vendor nor the Purchaser is obliged to proceed with any Deferred Transfer unless:

(i)
the other party complies with all its obligations under this Clause 9.3 (Obligations on Deferred Transfer) and those provisions of Part B of Schedule 5 (Transfer Obligations) and does all those things required of it by the Steps Plan, unless agreed otherwise by the other party; and

(ii)	the transfer of all the Deferred Asset scheduled to be Transferred at such Deferred Transfer is completed simultaneously.

(c)
At each Deferred Transfer, subject to the Purchaser drawing the debt amount available under the Stapled Financing Agreement or Warehouse Financing Agreement, as applicable, in respect of each Deferred Asset and entering into the transactions contemplated by the Steps Plan in respect of each such Asset, including providing such funds to the relevant Vendor Group Undertaking or Asset Owner to enable it to prepay the applicable Prepayment Amounts (or procuring payment of the applicable Prepayment Amount on behalf of the relevant Asset Owner) applicable to the Deferred Assets, the Vendor shall procure that the relevant Asset Owner or Vendor Group Undertaking (on behalf of the relevant Asset Owner) shall repay in full the applicable Prepayment Amount.

9.4	Failure to comply with Deferred Transfer Obligations

(a)
If any Deferred Transfer does not take place on the Deferred Transfer Date because the Vendor or the Purchaser fails to comply with any of its obligations under this Clause 9.4 (Failure to comply with Deferred Transfer Obligations), and the relevant provisions of Part B of Schedule 5 (Transfer Obligations) or do all those things required of it by the Steps Plan (whether such failure amounts to a repudiatory breach or not):

(i)
if such default relates to the failure by the Vendor or Purchaser to complete the transfer of one or more Deferred Assets to the Group in accordance with the Steps Plan (the “Non-transferred Deferred Assets”), the Vendor and the Purchaser shall proceed with Deferred Transfer to the extent possible excluding the Non-transferred Deferred Assets and the Vendor may postpone such Deferred Transfer in respect of such Non-transferred Deferred Assets to a date which is on or before the End Date and not more than five (5) Business Days after such Deferred Transfer Date and provided Transfer of such Non-transferred Deferred Assets occur the default will be deemed cured;

(ii)
if the Vendor is not in default and subject to Clause 9.4(a)(i), the Vendor may by notice to the Purchaser (i) proceed to such Deferred Transfer to the extent excluding the Non-transferred Deferred Assets as set forth in Clause 9.4(a)(i) (without limiting its rights under this Agreement), (ii) postpone such Deferred Transfer to a date which is on or before the End Date and not more than five (5) Business Days after such Deferred Transfer Date, (iii) postpone the End Date for a period of up to twelve (12) months or (iv) terminate this Agreement with respect to the Deferred Assets to be transferred at such Deferred Transfer;

(iii)
if the Purchaser is not in default, the Purchaser may by notice to the Vendor (i) proceed to such Deferred Transfer to the extent excluding the Non-transferred Deferred Assets as set forth in Clause 9.4(a)(i)(without limiting its rights under this Agreement), (ii) postpone such Deferred Transfer to a date which is on or before the End Date and not more than five (5) Business Days after such Deferred Transfer Date, (iii) postpone the End Date for a period of up to twelve (12) months or (iv) if the Vendor has not complied with its material obligations under or required to satisfy this Clause 9 (Deferred Transfer) and the provisions of Part B of Schedule 5 (Transfer Obligations) or done all those things required of it by the Steps Plan, to the extent such obligations are within the Vendor’s sole control, terminate this Agreement with respect to the Deferred Assets scheduled to be transferred  at such Deferred Transfer; or

(iv)
in any other circumstance, the Vendor and the Purchaser shall be deemed to have postponed such Deferred Transfer to a date notified to the Purchaser by the Vendor which is on or before the End Date and not more than five (5) Business Days after such Deferred Transfer Date or, if no date has been notified, to the date five (5) Business Days after such Deferred Transfer Date, any date to which Deferred Transfer is postponed according to this Clause 9.4 (Failure to comply with Deferred Transfer Obligations), being the “Extended Deferred Transfer Date”).

(b)	The provisions of this Agreement apply to the Extended Deferred Transfer Date as if it were the Deferred Transfer Date, subject to Clause 9.4(c).

(c)
If any Deferred Transfer does not take place on the Extended Deferred Transfer Date because the Vendor or the Purchaser fails to comply with any of its obligations under this Clause 9.4 (Failure to comply with Deferred Transfer Obligations), and Part B of Schedule 5 (Transfer Obligations) or does not do all those things required of it by the Steps Plan (whether such failure amounts to a repudiatory breach or not), the party (being either the Vendor or the Purchaser, as the case may be) not in default (and being either the Purchaser or the Vendor) may by notice to the party in default:

(i)	proceed with such Deferred Transfer to the extent reasonably practicable (without limiting its rights under this Agreement); or

(ii)	terminate this Agreement (other than the Surviving Provisions) with respect to the Deferred Assets to be transferred either at such Deferred Transfer or subsequently.

(d)
If this Agreement terminates with respect to any Deferred Assets pursuant to Clause 6.3 (Non-Satisfaction/Waiver of Transfer Conditions in respect of a Deferred Asset) or 9.4 (Failure to comply with Deferred Transfer Obligations), each Party’s further rights and obligations with respect to the relevant Deferred Assets shall cease immediately on such termination (other than this Clause 9.4 (Failure to comply with Deferred Transfer Obligations), and the Surviving Provisions). In such case, no Party (nor any of their respective Affiliates) shall have any claim under this Agreement in respect of such Deferred Assets of any nature whatsoever against any other Party (nor any of their respective Affiliates), except in respect of any rights and liabilities which have accrued before such termination or under any of the Surviving Provisions, and no claim may be made by any Party in respect of any Warranty with respect to such Deferred Assets (whether or not such rights have accrued before termination).

10.	COMPLETION

10.1	Date and place

Completion shall take place at the Singapore office of the Vendor’s counsel at 12 Marina Boulevard, Marina Bay Financial Centre Tower 3, #36-03, Singapore 018982 at 00:01 (Singapore time) on the date falling five (5) Business Days after the last of the Completion Conditions has been satisfied or waived, as the case may be (or at such other place, date and/or time as may be agreed in writing between the Vendor and the Purchaser) (the “Completion Date”).

10.2	Failure to Comply with Completion Obligations

(a)
If Completion does not take place on the Completion Date because the Vendor or the Purchaser fails to comply with any of its obligations under this Clause 10 (Completion) and those provisions of Schedule 5 (Transfer Obligations) referable to Completion (whether such failure amounts to a repudiatory breach or not):

(i)	if the Vendor is not in default, the Vendor may by notice to the Purchaser (i) proceed to Completion to the extent reasonably practicable (without limiting its rights under this Agreement).

(ii)
if the Purchaser is not in default, the Purchaser may by notice to the Vendor (i) proceed to Completion to the extent reasonably practicable (without limiting its rights under this Agreement) or (ii) postpone the Completion to a date which is on or before the Final Date and not more than twenty (20) Business Days after such Completion Date;

(iii)
in any other circumstance, the Vendor and the Purchaser shall be deemed to have postponed Completion to a date notified to the Purchaser by the Vendor which is on or before the Final Date and not more than twenty (20) Business Days after such Completion Date or, if no date has been notified, to the date twenty (20) Business Days after such Completion Date,

(any date to which Completion is postponed according to this Clause 10.2 (Failure to Comply with Completion Obligations) being the “Extended Completion Date”).

(b)	The provisions of this Agreement apply to the Extended Completion Date as if it were the Completion Date.

(c)	If Completion does not take place before the last Business Day before the Final Date:

(i)
the Vendor may notify the Purchaser that it must buy the Sale Shares for One Cent (USD 0.01) per share from the Vendor on the Final Date and if the Vendor so notifies the Purchaser it shall buy the Sale Shares from the Vendor on the Final Date; and

(ii)
the Purchaser may notify the Vendor that it must sell the Sale Shares for One Cent (USD 0.01) per share to the Purchaser on the Final Date and if the Purchaser so notifies the Vendor it shall sell the Sale Shares to the Purchaser on the Final Date, and in either such case the Final Date shall be extended until the Purchaser acquires from the Vendor and the Vendor conveys to the Purchaser the Sale Shares.

11.	POST-COMPLETION

11.1	Title Transfer Under Conditional Sale Agreements

The Vendor and Vendor Guarantor shall use best efforts to procure timely compliance by the relevant Asset Owner with the post-Completion and post-Deferred Transfer requirements, as applicable, as to transfer of legal title as set out in the relevant Asset Transfer Documents and the relevant Deferred Asset Transfer Documents, including, without limitation, arranging for the relevant Assets to be located in the relevant Agreed Delivery Location, and, where required by applicable Law, arranging for the relevant Aircraft to be grounded for a period of twenty-four (24) hours following the transfer of legal title to such Asset to take place. In determining compliance with this clause regard shall be had for the need for AAB to maintain its normal operations and minimise disruption to its service fleet planning.

11.2	Cooperation

The Vendor and Vendor Guarantor shall cooperate with all reasonable requests from the Purchaser with respect to providing financial information as to the Company from Initial Transfer to Completion.

12.	VENDOR AND VENDOR GUARANTOR WARRANTIES AND UNDERTAKINGS

12.1	Vendor Warranties

(a)
The Vendor warrants to the Purchaser on the date of this Agreement in the terms set out in Schedule 6 (Warranties Given by Vendor) and, with respect to the Repeated Warranties only, warrants to the Purchaser in the terms set out in such Repeated Warranties by reference to the facts and circumstances as at Initial Transfer or, with respect to any Deferred Asset, at the Deferred Transfer for such Deferred Asset. For this purpose only, where there is an express or implied reference in a Warranty to the “date of this Agreement”, that reference is to be construed as a reference to the Initial Transfer Date or, as relevant, the applicable Deferred Transfer Date. The Warranties and Repeated Warranties are subject to any matter which is disclosed in any Transaction Document any of the Disclosure Letters, any of the documents annexed or referred to in any Transaction Document, and each document contained in the Data Room, which has been disclosed, and any matter which is expressly provided for under the terms of this Agreement.

(b)
Save as expressly stated in Schedule 6 (Warranties Given by Vendor), the Purchaser acknowledges and agrees that the Vendor gives no warranty, representation or undertaking as to the accuracy or completeness of any information (including any of the forecasts, estimates, projections, budgets, statements of intent or statements of opinion or accounts) provided to the Purchaser or any of its advisers or agents (howsoever provided).

(c)
Save as provided for Schedule 6 (Warranties Given by Vendor), the Purchaser unconditionally agrees that each Aircraft and each Engine is to be transferred in an “as is, where is” condition at Initial Transfer or, as the case may be, the applicable Deferred Transfer, and no term, condition, warranty, representation or covenant of any kind has been made or is given by the Vendor, any other Vendor Group Undertaking, Asset Owner, or any Existing Lessor or their respective representatives, employees, officers or agents in respect of the airworthiness, value, quality, durability, condition, design, operation, description, merchantability or fitness for use or purpose of any Aircraft or any Engine, as to the absence of latent, inherent or other defects (whether or not discoverable), as to the completeness or condition of the manuals and technical records relating to each Aircraft, or as to the absence of any infringement of any patent, copyright, design, or other proprietary rights and that all conditions, warranties and representations (or obligation or liability, in contract or in tort) in relation to any of those matters, expressed or implied, statutory or otherwise, are expressly excluded. The Purchaser acknowledges and agrees that it has not relied and will not rely on the Vendor, any other Vendor Group Undertaking or any Existing Lessor or their respective representatives, employees, officers or agents with regard to any express or implied warranty or representation, whether made by or on behalf of or imputed to the Vendor or otherwise, in respect of any of the matters referred to in this Clause 12.1(c), other than as specifically included in Schedule 6 (Warranties Given by Vendor), and that save for any rights or claims against the Vendor in respect of the Warranties it has no rights or claims against the Vendor, the Asset Owner, any other Vendor Group Undertaking, or any Existing Lessor or their respective representatives, employees, officers or agents in respect of the matters referred to in this Clause 12.1(c).

(d)	Each of the Warranties shall be construed separately and none of the Warranties shall limit or govern the extent, application or construction of any other of the Warranties.

(e)
The Vendor undertakes to the Purchaser that it will not seek to pursue any right, remedy or claim against the Company or any of its respective officers or employees which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given to all or any of the Vendor or any of their advisers or agents in connection with this Agreement, the Warranties, or any other document referred to in this Agreement except to the extent that such right, remedy or claim arises against any of such officers or employees and as a result of fraud or wilful concealment. In any event, the Vendor irrevocably undertakes to the Purchaser (for itself and trustee for each of such persons) to waive every such claim it may have against any of such persons except any claim arising against any of such officers or employees as a result of fraud or wilful concealment.

12.2	Vendor Guarantor Warranties

The Vendor Guarantor hereby warrants to and with the Purchaser that:

(a)	it is a company duly incorporated and validly existing under the Laws of the jurisdiction of its incorporation.

(b)
it has and will have the right, power and authority, and has and will have taken all action necessary, to execute, deliver and exercise its rights and perform its obligations under this Agreement and each Transaction Document to which it is or will be a party.

(c)
its obligations under this Agreement and any other Transaction Document to which it is party are, or when the relevant Transaction Document is executed will constitute, binding obligations in accordance with their respective terms.

(d)
it is not insolvent under the Laws of the jurisdiction of its incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.  There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, or insolvency proceedings concerning the Vendor Guarantor and no events have occurred which would justify such proceedings.

(e)	it has the power to own its assets and carry on its business as it is being conducted.

(f)	the execution and delivery of, and the performance by the Vendor Guarantor of its obligations under, this Agreement or any Transaction Document (to which it is a party) will not:

(i)	result in a breach of any provision of the Constitutional Documents of the Vendor Guarantor;

(ii)
result in a material breach of, or give any third party a right to terminate or modify, or result in the creation of any Encumbrance under, any agreement, licence or other instrument or result in a breach of any order, judgment or decree of any Governmental Authority to which the Vendor Guarantor is a party or by which the Purchaser or any of its assets is bound;

(iii)
require the Vendor Guarantor to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any material misrepresentation or misstatement); or

(iv)	require the Vendor Guarantor to obtain any consent or approval of any of its shareholders or any other person expect as set out in this Agreement or the other Transaction Documents.

(g)
except as set out in this Agreement or the other Transaction Documents, all authorisations from, and notices or filings with, any Governmental Authority that are necessary to enable the Vendor Guarantor to execute, deliver and perform its obligations under this Agreement and each other document related to this Agreement to which it is or will be a party have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with.

(h)
there are no (i) outstanding judgments, orders, injunctions or decrees of any judicial, governmental or regulatory body or arbitral tribunal against or affecting it, (ii) lawsuits, actions or proceedings commenced, pending or, so far as it is aware, threatened in writing against or affecting it; or (iii) investigations by any Governmental Authority which have been commenced or are pending or threatened against it, in each case which (A) will, prevent or delay the fulfilment of any of the Transfer Conditions or (B) will have or could reasonably be expected to have a material adverse effect on its ability to perform its obligations under any Transaction Document or any other documents to which it is, or is to become, a party in connection with this Agreement.

(i)	the Vendor is on the date hereof and will be on the Initial Transfer Date a wholly owned subsidiary of the Vendor Guarantor.

(j)
so far as it is aware at the date of this Agreement there is no fact, matter or circumstance which might entitle the Vendor either at Initial Transfer or a Deferred Transfer or with the passing of time to make a Claim against the Purchaser.

(k)	Each of the Warranties shall be construed separately and none of the Warranties shall limit or govern the extent, application or construction of any other of the Warranties.

12.3	Limitation of liability

The liability of the Vendor for Claims shall be limited or excluded, as the case may be, as set out in Schedule 7 (Limitation of liability).

12.4	Purchaser Acknowledgement

(a)
Save as expressly provided in Schedule 6 (Warranties Given by Vendor), the Purchaser acknowledges and agrees that the Vendor gives no warranty, representation or undertaking as to the accuracy or completeness of any information (including any of the forecasts, estimates, projections, budgets, statements of intent or statements of opinion) provided to the Purchaser or any of its advisers or agents (howsoever provided).

(b)
Save as expressly provided in this Clause 12 (Vendor and Vendor Guarantor Warranties and Undertakings) the Purchaser acknowledges and agrees that the Vendor Guarantor gives no warranty, representation or undertaking as to the accuracy or completeness of any information (including any of the forecasts, estimates, projections, budgets, statements of intent or statements of opinion) provided to the Purchaser or any of its advisers or agents (howsoever provided).

12.5	Remedies

(a)
From and after the Initial Transfer Date, the Purchaser agrees that its right to make Claims or exercise remedies under this Agreement shall be the sole and exclusive remedy with respect to any and all claims relating, directly or indirectly, that the Purchaser or any of its Affiliates may have in connection with the Asset Transfer Documents. Without limiting the generality of the foregoing and subject to the terms of this Agreement, the Purchaser hereby waives, with respect to each Asset, from and after the applicable Transfer Date, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it or any of their respective Affiliates may have against the Vendor, the Vendor Guarantor or any of their respective Affiliates with respect to the Asset Transfer Documents. This Clause 12.5(a) is without prejudice to any remedy that the Purchaser may have at law to seek specific performance in respect of a failure by the Vendor to satisfy its obligations in Schedule 5 (Transfer Obligations).

(b)
The Purchaser agrees that it will procure that neither any Group Undertaking or any of its Affiliates will make a Claim pursuant to an Asset Transfer Document against the Vendor or the Vendor Guarantor. The Purchaser will indemnify, and keep indemnified, and hold harmless the Vendor and Vendor Guarantor for themselves and as trustee and agent for each of their Affiliates from and against any and all liabilities, losses, costs, charges, damages, expenses, fines, penalties, interest, taxes, awards, claims, actions, proceedings, and any judgments, decrees, directions or orders of any court or tribunal whatsoever which are suffered or incurred arising out of or in connection with any Loss caused by Claims made by any person pursuant to the Asset Transfer Documents except for Claims due solely as a result of the gross negligence or wilful misconduct of the Vendor or Vendor Guarantor, as applicable.

12.6	Vendor’s general obligations

(a)	Subject to Clause 12.6(b), the Vendor shall exercise all rights insofar as it is reasonably able in its capacity as a shareholder and subject to the applicable Law and regulation to procure that:

(i)
Vendor or the Company, as applicable, shall, between the date hereof and the Initial Transfer Date or Deferred Transfer Date, comply with the undertakings set out in Schedule 4 (Specified and Permitted Actions Pending Completion ); and

(ii)
each Lessee cooperates in a timely manner as required to consummate the transactions contemplated by this Agreement (insofar as the same relates to such Lessee’s obligations with respect thereto) provided that the Vendor will not be obliged to exercise its rights as shareholder to call a shareholder’s meeting or to take any actions as shareholder which, in its reasonable opinion, do not have a probability of furthering the Lessee’s cooperation in the consummation of the transactions contemplated by this Agreement.

(b)	Nothing in any Transaction Document shall prohibit or restrict the Vendor or any Group Undertaking from taking or refraining from taking any action as may be necessary or desirable:

(i)
to the extent it is expressly required by the terms of any existing lease agreement in respect of an Aircraft or Engine, in each case disclosed in writing to the Purchaser prior to the date of this Agreement (whether as a part of the Disclosure Letter, a Transaction Document or in its Existing Financing);

(ii)	to comply with applicable Laws;

(iii)	to comply with changes in MFRS (or equivalent applicable generally accepted accounting standards) or in the application or implementation thereof;

(iv)	reasonably undertaken in an emergency or disaster or other serious incident or circumstance with the intention of minimising any adverse effect in the Group;

(v)
which is necessary to comply with any agreement to which any Group Undertaking is a party or which is binding on any such Group Undertaking's assets as at the date hereof or is a leasing or financing agreement (provided that such agreement is not amended after the date hereof contrary to the provisions of Schedule 4 (Specified and Permitted Actions Pending Completion ));

(vi)
required or contemplated by this Agreement, any Transaction Document, the Steps Plan or any other agreement or document expressly required to be executed and delivered in connection herewith and therewith; or

(vii)
with the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed and shall be deemed to have been given if the Purchaser fails to respond within five (5) Business Days of a request for consent being notified to the Purchaser for the purposes of this Clause.

13.	PURCHASER AND PURCHASER GUARANTOR WARRANTIES AND UNDERTAKINGS

13.1	Purchaser Warranties

The Purchaser hereby warrants to and with the Vendor that:

(a)	it is a company duly incorporated and validly existing under the Laws of the jurisdiction of its incorporation;

(b)
it has and will have the right, power and authority, and has and will have taken all action necessary, to execute, deliver and exercise its rights and perform its obligations under this Agreement and each Transaction Document and the Commitment Letter and, upon the execution thereof, each Stapled Financing Document to which it is or will be a party;

(c)
its obligations under this Agreement, any other Transaction Document, the Commitment Letter and the Stapled Financing Documents to which it is party are, or when the relevant Transaction Document or Stapled Financing Document is executed will constitute, binding obligations in accordance with their respective terms;

(d)
neither it, nor any Affiliate of the Purchaser which may due to its materiality to the Purchaser give rise to a similar event for the Purchaser (a “Relevant Purchaser Affiliate”) is insolvent under the Laws of the jurisdiction of its incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.  There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, or insolvency proceedings concerning the Purchaser or its Relevant Purchaser Affiliates and no events have occurred which would justify such proceedings.  No steps have been taken to enforce any security over any assets of the Purchaser or its Relevant Purchaser Affiliates, and no event has occurred to give the right to enforce such security;

(e)	it has the power to own its assets and carry on its business as it is being conducted;

(f)
the execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement, any Transaction Document, the Commitment Letter and the Stapled Financing Documents will not:

(i)	result in a breach of any provision of the Constitutional Documents of the Purchaser;

(ii)
result in a material breach of, or give any third party a right to terminate or modify, or result in the creation of any Encumbrance under, any agreement, licence or other instrument or result in a breach of any order, judgment or decree of any Governmental Authority to which the Purchaser is a party or by which the Purchaser or any of its assets is bound;

(iii)
require the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any material misrepresentation or misstatement); or

(iv)	require the Purchaser to obtain any consent or approval of any of its shareholders or any other person;

(g)
save as referred to in Part A of Schedule 3 (Conditions Precedent), all authorisations from, and notices or filings with, any Governmental Authority that are necessary to enable the Purchaser to execute, deliver and perform its obligations under this Agreement and each other document related to this Agreement to which it is or will be a party have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with;

(h)
there are no (i) outstanding judgments, orders, injunctions or decrees of any judicial, governmental or regulatory body or arbitral tribunal against or affecting it, (ii) lawsuits, actions or proceedings commenced, pending or, so far as it is aware, threatened in writing against or affecting it; or (iii) investigations by any Governmental Authority which have been commenced or are pending or threatened against it, in each case which (A) will, or is (in the opinion of the Purchaser, acting reasonably) likely to, prevent or delay the fulfilment of any of the Transfer Conditions or Completion Conditions or (B) will have or could reasonably be expected to have a material adverse effect on its ability to perform its obligations under any Transaction Document or any other documents to which it is, or is to become, a party in connection with this Agreement;

(i)
it is not a party to, or in any way obligated under, nor does there exist, any contractual obligation for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of any Transaction Document for which any member of the Vendor Group will have any liability;

(j)	the Purchaser is on the date hereof and will be on the Completion Date a wholly owned subsidiary of the Purchaser Guarantor;

(k)	In respect of the Stapled Financing:

(i)
the Purchaser has delivered to the Vendor a true and complete copy of the executed commitment letter, dated as of the date of this Agreement, between the Purchaser, BNP Paribas, Citibank N.A., Commonwealth Bank of Australia, Singapore Branch and Deutsche Bank AG, Singapore Branch (the “Commitment Letter”) pursuant to which the counterparties thereto have committed, subject to the terms and conditions thereof, to lend to the Purchaser the amounts set forth therein for the purpose of partially funding the acquisition of the Sale Shares contemplated by this Agreement;

(ii)	subject to satisfaction of all conditions precedent set forth in the Commitment Letter, the Purchaser will enter into the Stapled Financing Agreement;

(iii)
there are no other conditions which are applicable to the availability of the commitments or financing which are provided or to be provided under the Commitment Letter, the Stapled Financing Agreement which are not set out in the Commitment Letter;

(iv)	upon entering into the Stapled Financing Agreement, to notify and confirm in writing to the Vendor that the Stapled Financing Agreement has been entered into;

(v)
no terms of the Stapled Financing Documents shall differ from the terms of the Commitment Letter in a manner which materially and adversely affects the Purchaser's ability to drawdown under the Stapled Financing Documents;

(vi)
the Purchaser shall comply, and procure that its Affiliates comply, with and fulfil those obligations and conditions under the Commitment Letter and the Stapled Financing Documents that are necessary for funds to be advanced to it under such Stapled Financing Documents;

(vii)
the Purchaser will not and will procure its Affiliates do not nor any person on its or their behalf shall, without the prior written consent of the Vendor, terminate, amend, waive or vary, or agree to terminate, amend, waive or vary, the terms or conditions of the Commitment Letter or the Stapled Financing Agreement so as to materially adversely affect the Purchaser’s ability to draw down funds under the Stapled Financing Agreement to enable it to meet its obligations pursuant to the Transaction Documents;

(viii)
to use the monies received pursuant to the Stapled Financing Agreement to satisfy its payment obligations under and pursuant to the terms of this Agreement and for such other purposes as are permitted under the Stapled Financing Agreement; and

(ix)
to comply, and procure that its Affiliates comply, with and fulfil those obligations and conditions under the Commitment Letter or the Stapled Financing Agreement that are necessary for funds to be advanced under each such document; and

(l)
the FLY Equity will on each Deferred Transfer be issued to Vendor free from any Encumbrances whatsoever, other than those set forth in Sections 4.2 and 4.4 of the FLY Subscription Agreement. There are no outstanding options, rights, warrants or securities convertible, exercisable, exchangeable or redeemable into or for new or existing shares in the capital of FLY and FLY has not entered into any agreement or given any commitment to grant or issue any such options, rights, warrants or securities.

(m)	Each of the Warranties shall be construed separately and none of the Warranties shall limit or govern the extent, application or construction of any other of the Warranties.

(n)
so far as it is aware at the date of this Agreement there is no fact, matter or circumstance which might entitle the Purchaser either at Initial Transfer or a Deferred Transfer or with the passing of time to make a Claim against the Vendor.

13.2	Purchaser Undertakings

The Purchaser undertakes to the Vendor, the Purchaser acting for itself and as agent and trustee for each of its Affiliates, that (in the absence of fraud) neither the Purchaser nor any of its Affiliates:

(i)	has any rights against; and

(ii)	may make any claim against,

any Vendors’ Group Undertaking or any Representative thereof on whom it may have relied before agreeing to any term of, or entering into, this Agreement or any other agreement or document referred to herein, other than as provided in this Agreement.

13.3	Purchaser Guarantor Warranties

The Purchaser Guarantor hereby warrants to and with the Vendor that:

(a)	it is a company duly incorporated and validly existing under the Laws of the jurisdiction of its incorporation.

(b)
it has and will have the right, power and authority, and has and will have taken all action necessary, to execute, deliver and exercise its rights and perform its obligations under this Agreement and each Transaction Document and the Commitment Letter and, upon the execution thereof, each Stapled Financing Document to which it is or will be a party.

(c)
its obligations under this Agreement, any other Transaction Document, the Commitment Letter and the Stapled Financing Documents to which it is party are, or when the relevant Transaction Document or Stapled Financing Document is executed will constitute, binding obligations in accordance with their respective terms.

(d)
neither it, nor any Affiliate of the Purchaser Guarantor which may due to its materiality to the Purchaser Guarantor give rise to a similar event for the Purchaser Guarantor (a “Relevant Purchaser Guarantor Affiliate”) is insolvent under the Laws of the jurisdiction of its incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.  There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, or insolvency proceedings concerning the Purchaser or its Relevant Purchaser Guarantor Affiliates and no events have occurred which would justify such proceedings.  No steps have been taken to enforce any security over any assets of the Purchaser or its Relevant Purchaser Guarantor Affiliates, and no event has occurred to give the right to enforce such security.

(e)	it has the power to own its assets and carry on its business as it is being conducted.

(f)
the execution and delivery of, and the performance by the Purchaser Guarantor of its obligations under, this Agreement the Stapled Financing Documents and any Transaction Document (to which it is a party) will not:

(i)	result in a breach of any provision of the Constitutional Documents of the Purchaser Guarantor;

(ii)
result in a material breach of, or give any third party a right to terminate or modify, or result in the creation of any Encumbrance under, any agreement, licence or other instrument or result in a breach of any order, judgment or decree of any Governmental Authority to which the Purchaser Guarantor is a party or by which the Purchaser or any of its assets is bound;

(iii)
require the Purchaser Guarantor to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any material misrepresentation or misstatement); or

(iv)	require the Purchaser Guarantor to obtain any consent or approval of any of its shareholders or any other person.

(g)
save as referred to in Part A of Schedule 3 (Conditions Precedent), all authorisations from, and notices or filings with, any Governmental Authority that are necessary to enable the Purchaser Guarantor to execute, deliver and perform its obligations under this Agreement and each other document related to this Agreement to which it is or will be a party have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with.

(h)
save as referred to in Part A of Schedule 3 (Conditions Precedent), there are no (i) outstanding judgments, orders, injunctions or decrees of any judicial, governmental or regulatory body or arbitral tribunal against or affecting it, (ii) lawsuits, actions or proceedings commenced, pending or, so far as it is aware, threatened in writing against or affecting it; or (iii) investigations by any Governmental Authority which have been commenced or are pending or threatened against it, in each case which (A) will, or is (in the opinion of the Purchaser, acting reasonably) likely to, prevent or delay the fulfilment of any of the Transfer Conditions or Completion Conditions or (B) will have or could reasonably be expected to have a material adverse effect on its ability to perform its obligations under any Transaction Document or any other documents to which it is, or is to become, a party in connection with this Agreement.

(i)	the Purchaser is on the date hereof and will be on the Completion Date a wholly owned subsidiary of the Purchaser Guarantor.

(j)
so far as it is aware at the date of this Agreement there is no fact, matter or circumstance which might entitle the Purchaser either at Initial Transfer or a Deferred Transfer or with the passing of time to make a Claim against the Vendor.

(k)	Each of the Warranties shall be construed separately and none of the Warranties shall limit or govern the extent, application or construction of any other of the Warranties.

13.4	Purchaser’s General Obligations

(a)
The Purchaser undertakes to the Vendor that until the earlier of the Final Date and the transfer of all the Deferred Assets pursuant to this Agreement the Purchaser shall not undertake any trading or business activities other than the acquisition, ownership, financing (including related activities such as hedging) and disposal of the Initial Transfer Assets or the Deferred Assets and other activities required by the Transaction Documents, as well as any and all activities related to such acquisition, ownership, financing and disposal of the Initial Transfer Assets or the Deferred Assets.

(b)
Except as expressly permitted by this Agreement, the Purchaser shall not engage in any activity which would materially impair the Purchaser’s ability to borrow funds under the Stapled Financing Agreement, including, without limitation, any activity reasonably likely to violate standard and customary covenants for a special purpose entity acting as borrower in non-recourse asset acquisition loan facilities; provided that, upon entering into the Stapled Financing Agreement, the Purchaser shall provide to the Vendor a copy of the actual special purpose covenants contained therein, following which the Purchaser’s covenants in this sub-clause (b) shall be defined by such actual covenants. Vendor shall not cause the Company to, or direct a Group Undertaking to, violate any special purpose covenant of which the Vendor has actual knowledge during the period from Initial Transfer to Completion.

13.5	Vendor Acknowledgement

Save as expressly provided in this Clause 13 (Purchaser and Purchaser Guarantor Warranties and Undertakings), the Vendor acknowledges and agrees that the Purchaser and Purchaser Guarantor give no warranty, representation or undertaking as to the accuracy or completeness of any information (including any of the forecasts, estimates, projections, budgets, statements of intent or statements of opinion) provided to the Vendor or any of its advisers or agents (howsoever provided).

14.	PURCHASER GUARANTEE

14.1	Guarantee and Indemnity

The Purchaser Guarantor unconditionally and irrevocably:

(a)	guarantees to the Vendor, the due and punctual performance of all of the Purchaser Group’s obligations under the Transaction Documents;

(b)
undertakes to the Vendor that whenever a Purchaser Group Undertaking does not pay any amount when due under or in connection with any Transaction Document, the Purchaser Guarantor shall immediately on demand pay that amount (together with interest on such sum accrued both before and after the date of demand until the date of payment and in the currency in which that amount is denominated) as if it was the principal obligor (and not a surety);

(c)
as a separate and additional liability, indemnifies the Vendor immediately on demand against all Loss, actions, proceedings and judgments of any nature, incurred by, brought, made or recovered against the Vendor arising from any default or delay in the due and punctual performance of the Purchaser Group’s obligations under the Transaction Documents; and

(d)
agrees with the Vendor that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Vendor immediately on demand against all costs, losses, liabilities and expenses suffered or incurred by the Vendor as a result of a Purchaser Group Undertaking not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable to the Vendor under or in relation to any Transaction Document on the date when it would have been due to be paid.

The Vendor may make any number of demands on the Purchaser Guarantor. For the avoidance of doubt the guarantee by the Purchaser Guarantor survives Initial Transfer, Deferred Transfer and Completion.

14.2	Extent of Guarantee and Indemnity

(a)
The liability of the Purchaser Guarantor under this Clause 14 (Purchaser Guarantee) is not affected by anything which, but for this Clause 14 (Purchaser Guarantee), might operate to release or exonerate the Purchaser Guarantor in whole or in part from their obligations including any of the following, whether with or without the consent of the Purchaser Guarantor:

(i)
the grant to the Purchaser, the Purchaser Guarantor or any other person of any time, waiver or other indulgence, or the discharge or release of the Purchaser, the Purchaser Guarantor or any other person from any liability or obligation;

(ii)	any transaction or arrangement that may take place between the Vendor, the Purchaser, the Purchaser Guarantor or any other person;

(iii)	the Vendor exercising or refraining from exercising its rights under any security or any other rights, powers or remedies against the Purchaser, the Purchaser Guarantor or any other person;

(iv)
the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by the Vendor from the Purchaser, the Purchaser Guarantor or any other person or by the taking of or failure to take any security;

(v)	the failure or omission or any delay by the Vendor or the Purchaser to give notice to the Purchaser Guarantor of any default by the Purchaser or any other person under the Transaction Documents; and

(vi)	any legal limitation, disability, incapacity or other circumstances related to the Purchaser, the Purchaser Guarantor or any other person.

(b)
Until all amounts which may be or become payable by the Purchaser under or in connection with the Transaction Documents have been irrevocably paid in full, the Purchaser Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Transaction Documents or by reason of any amount being payable, or liability arising, under this Clause 14 (Purchaser Guarantee):

(i)	to be indemnified by the Purchaser;

(ii)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Vendor under the Transaction Documents or of any other guarantee or security taken pursuant to, or in connection with, the Transaction Documents by the Vendor;

(iii)
to bring legal or other proceedings for an order requiring the Purchaser to make any payment, or perform any obligation, in respect of which the Purchaser Guarantor has given a guarantee, undertaking or indemnity under this Clause 14 (Purchaser Guarantee);

(iv)	to exercise any right of set-off against the Purchaser; and/or

(v)	to claim or prove as a creditor of the Purchaser in competition with the Vendor.

(c)
If the Purchaser Guarantor shall receive any benefit, payment or distribution in relation to any such right it shall hold that benefit, payment or distribution (or so much of it as may be necessary to enable all amounts which may be or become payable to the Vendor by the Purchaser under or in connection with the Transaction Documents to be paid in full) on trust for the Vendor and shall promptly pay or transfer the same to the Vendor.

14.3	Principal and Independent Obligation

This Clause 14 (Purchaser Guarantee) is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover the Transaction Documents as amended, varied, supplemented, renewed or replaced.

14.4	Continuing Guarantee and Indemnity

(a)
This Clause 14 (Purchaser Guarantee) is a continuing obligation of the Purchaser Guarantor, despite Completion, and remains in full force and effect for so long as the Purchaser has any liability or obligation to the Vendor under any of the Transaction Documents and until all of those liabilities or obligations have been fully discharged, regardless of any intermediate payment or discharge in whole or in part.

(b)
Without prejudice to the generality of Clause 14.6 (Waiver of Defences), the Purchaser Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Transaction Documents.

(c)	This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Vendor.

(d)
If any discharge, release or arrangement (whether in respect of the obligations of the Purchaser or any security for those obligations or otherwise) is made by the Vendor in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Purchaser Guarantor under this Clause 14 (Purchaser Guarantee) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

14.5	Guarantor Liability

(a)	The Purchaser Guarantor’s aggregate liability in respect of any claim hereunder shall not exceed the Purchaser’s liability in respect of that claim.

(b)
The Purchaser Guarantors has no right to set off, deduct or withhold any moneys which it may be or become liable to pay under this Clause 14 (Purchaser Guarantee), against any moneys that the Vendor or any of its Affiliates may be, or may become, liable to pay to the Purchaser or any of its Affiliates whether under this Agreement or otherwise.

14.6	Waiver of Defences

(a)
The obligations of the Purchaser Guarantor under this Clause 14 (Purchaser Guarantee) will not be affected by an act, omission, matter or thing which, but for this Clause 14 (Purchaser Guarantee), would reduce, release or prejudice any of its obligations under this Clause 14 (Purchaser Guarantee) (without limitation and whether or not known to it or the Vendor) including:

(i)	the release of the Purchaser or any other person under the terms of any composition or arrangement with any creditor;

(ii)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Purchaser or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iii)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Purchaser or any other person;

(iv)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of any Transaction Document;

(v)	any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Document; or

(vi)	any insolvency or similar proceedings.

(b)
The Vendor may enforce its rights against any the Purchaser Guarantor under or in relation to this Clause 14 (Purchaser Guarantee) without first having recourse to any other such agreement or security or exercising any rights or remedies against the Purchaser or any other person and the Purchaser Guarantor waives any right it may have of first requiring the Vendor (or any trustee or agent on their behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Purchaser Guarantor under this Clause 14 (Purchaser Guarantee). This waiver applies irrespective of any Law or any provision of a Transaction Document to the contrary.

14.7	Corporate Existence

(a)
The Purchaser Guarantor covenants that so long as it has any outstanding obligations under or in relation to this Clause 14 (Purchaser Guarantee), it will maintain its corporate existence, will not dissolve, sell or in any other manner dispose of all or substantially all of its assets and will not consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it without the Vendor's consent; provided that the Purchaser Guarantor may, without violating the covenants contained in this Clause 14 (Purchaser Guarantee) consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it, or sell or otherwise transfer to another corporation all or substantially all of its assets as an entity and thereafter dissolve, if the surviving, resulting or transferee corporation, as the case may be: (i) assumes all of the obligations of the Purchaser Guarantor hereunder; (ii) is not, after such transaction, otherwise in default of any provisions of this Clause 14 (Purchaser Guarantee); and (iii) and shall agree to be bound by the provisions of this Clause 14 (Purchaser Guarantee); and further provided that the Vendor has been provided with any legal opinions that it may require with respect to ensuring any guarantee given by the Purchaser Guarantor continues to be legal, valid, binding and enforceable.

(b)	The Purchaser Guarantor covenants that it will not change its direct or indirect equity or other interests in the Purchaser.

15.	VENDOR GUARANTEE

15.1	Guarantee and Indemnity

The Vendor Guarantor unconditionally and irrevocably:

(a)	guarantees to the Purchaser, the due and punctual performance of all of the Vendor’s obligations under this Agreement;

(b)
undertakes to the Purchaser that whenever the Vendor does not pay any amount when due under or in connection with this Agreement, the Vendor Guarantor shall immediately on demand pay that amount (together with interest on such sum accrued both before and after the date of demand until the date of payment and in the currency in which that amount is denominated) as if it was the principal obligor (and not a surety);

(c)
as a separate and additional liability, indemnifies the Purchaser immediately on demand against all Loss, actions, proceedings and judgments of any nature, incurred by, brought, made or recovered against the Purchaser arising from any default or delay in the due and punctual performance of the Vendor Group’s obligations under this Agreement; and

(d)
agrees with the Purchaser that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Purchaser immediately on demand against all costs, losses, liabilities and expenses suffered or incurred by the Purchaser as a result of the Vendor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable to the Purchaser under or in relation to this Agreement on the date when it would have been due to be paid.

The Purchaser may make any number of demands on the Vendor Guarantor. For the avoidance of doubt the guarantee by the Vendor Guarantor survives Initial Transfer, Deferred Transfer and Completion.

15.2	Extent of Guarantee and Indemnity

(a)
The liability of the Vendor Guarantor under this Clause 15 (Vendor Guarantee) is not affected by anything which, but for this Clause 15 (Vendor Guarantee), might operate to release or exonerate the Vendor Guarantor in whole or in part from their obligations including any of the following, whether with or without the consent of the Vendor Guarantor:

(i)
the grant to the Vendor, the Vendor Guarantor or any other person of any time, waiver or other indulgence, or the discharge or release of the Vendor, the Vendor Guarantor or any other person from any liability or obligation;

(ii)	any transaction or arrangement that may take place between the Purchaser, the Vendor, the Vendor Guarantor or any other person;

(iii)	the Purchaser exercising or refraining from exercising its rights under any security or any other rights, powers or remedies against the Vendor, the Vendor Guarantor or any other person;

(iv)
the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by the Purchaser from the Vendor, the Vendor Guarantor or any other person or by the taking of or failure to take any security;

(v)	the failure or omission or any delay by the Purchaser or the Vendor to give notice to the Vendor Guarantor of any default by the Vendor under this Agreement; and

(vi)	any legal limitation, disability, incapacity or other circumstances related to the Vendor, the Vendor Guarantor or any other person.

(b)
Until all amounts which may be or become payable by the Vendor under or in connection with this Agreement have been irrevocably paid in full, the Vendor Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under this Agreement or by reason of any amount being payable, or liability arising, under this Clause 15 (Vendor Guarantee):

(i)	to be indemnified by the Vendor;

(ii)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Purchaser under the Transaction Documents or of any other guarantee or security taken pursuant to, or in connection with, the Transaction Documents by the Purchaser;

(iii)
to bring legal or other proceedings for an order requiring the Vendor to make any payment, or perform any obligation, in respect of which the Vendor Guarantor has given a guarantee, undertaking or indemnity under this Clause 15 (Vendor Guarantee);

(iv)	to exercise any right of set-off against the Vendor; and/or

(v)	to claim or prove as a creditor of the Vendor in competition with the Purchaser.

(c)
If the Vendor Guarantor shall receive any benefit, payment or distribution in relation to any such right it shall hold that benefit, payment or distribution (or so much of it as may be necessary to enable all amounts which may be or become payable to the Purchaser by the Vendor under or in connection with this Agreement to be paid in full) on trust for the Purchaser and shall promptly pay or transfer the same to the Purchaser.

15.3	Principal and Independent Obligation

This Clause 15 (Vendor Guarantee) is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this Agreement as amended, varied, supplemented, renewed or replaced.

15.4	Continuing Guarantee and Indemnity

(a)
This Clause 15 (Vendor Guarantee) is a continuing obligation of the Vendor Guarantor, despite Completion, and remains in full force and effect for so long as the Vendor has any liability or obligation to the Purchaser under this Agreement and until all of those liabilities or obligations have been fully discharged, regardless of any intermediate payment or discharge in whole or in part.

(b)
Without prejudice to the generality of Clause 15.6 (Waiver of Defences), the Vendor Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to this Agreement.

(c)	This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Purchaser.

(d)
If any discharge, release or arrangement (whether in respect of the obligations of the Vendor or any security for those obligations or otherwise) is made by the Purchaser in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Vendor Guarantor under this Clause 15 (Vendor Guarantee) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

15.5	Guarantor Liability

(a)	The Vendor Guarantor’s aggregate liability in respect of any claim hereunder shall not exceed the Vendor’s liability in respect of that claim.

(b)
The Vendor Guarantors has no right to set off, deduct or withhold any moneys which it may be or become liable to pay under this Clause 15 (Vendor Guarantee), against any moneys that the Purchaser or any of its Affiliates may be, or may become, liable to pay to the Vendor or any of its Affiliates whether under this Agreement or otherwise.

15.6	Waiver of Defences

(a)
The obligations of the Vendor Guarantor under this Clause 15 (Vendor Guarantee) will not be affected by an act, omission, matter or thing which, but for this Clause 15 (Vendor Guarantee), would reduce, release or prejudice any of its obligations under this Clause 15 (Vendor Guarantee) (without limitation and whether or not known to it or the Purchaser) including:

(i)	the release of the Vendor or any other person under the terms of any composition or arrangement with any creditor;

(ii)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Vendor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iii)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Vendor or any other person;

(iv)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of this Agreement;

(v)	any unenforceability, illegality or invalidity of any obligation of any person under this Agreement; or

(vi)	any insolvency or similar proceedings.

(b)
The Purchaser may enforce its rights against the Vendor Guarantor under or in relation to this Clause 15 (Vendor Guarantee) without first having recourse to any other such agreement or security or exercising any rights or remedies against the Vendor or any other person and the Vendor Guarantor waives any right it may have of first requiring the Purchaser (or any trustee or agent on their behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Vendor Guarantor under this Clause 15 (Vendor Guarantee). This waiver applies irrespective of any Law or any provision of a Transaction Document to the contrary.

15.7	Corporate Existence

(a)
Subject to Clause 15.7(b), the Vendor Guarantor covenants that so long as it has any outstanding obligations under or in relation to this Clause 15 (Vendor Guarantee), it will maintain its corporate existence, will not dissolve, sell or in any other manner dispose of all or substantially all of its assets and will not consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it without the Purchaser’s consent; provided that the Vendor Guarantor may, without violating the covenants contained in this Clause 15 (Vendor Guarantee) consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it, or sell or otherwise transfer to another corporation all or substantially all of its assets as an entity and thereafter dissolve, if the surviving, resulting or transferee corporation, as the case may be: (i) assumes all of the obligations of the Vendor Guarantor hereunder; (ii) is not, after such transaction, otherwise in default of any provisions of this Clause 15 (Vendor Guarantee); and (iii) and shall agree to be bound by the provisions of this Clause 15 (Vendor Guarantee).

(b)
Clause 15.7(a) will not prohibit the Vendor Guarantor from taking any step in contemplation of, in connection with and/or to further the proposed restructuring of its affiliates and subsidiaries in the manner publicly disclosed and/or disclosed to the Purchaser or any of its representatives.

15.8	Change of Guarantor

Upon AirAsia Group Berhad (“AAG”) acquiring 100% of the shares of the Vendor Guarantor, the Vendor will procure that AAG will accede to this Agreement as the Vendor Guarantor by delivering to the Purchaser an accession deed duly executed by the Vendor, AAB and AAG in the form of Schedule 11 (Form of Deed of Accession) (an “Accession Deed”) and upon such delivery (i) all references in this Agreement to “Vendor Guarantor” will be deemed to be references to AAG and (ii) AAB will be automatically released from its obligations as Vendor Guarantor pursuant to this Agreement.

16.	TAX

The Vendor and the Purchaser agree that the provisions set out in Schedule 10 (Tax Matters) shall come into force and effect from Completion or, if earlier as relevant to a Nominated Asset the transfer of such Nominated Asset to a Purchaser Nominee. For the avoidance of doubt, from and after the time the provisions set out in Schedule 10 (Tax Matters) become effective pursuant to the precedeing sentence, such provisions shall apply with respect to the matters specified therein, including with respect to a matter that relates to an event that occurred before Completion.

17.	RECORDS AND ASSISTANCE POST-COMPLETION

17.1	Purchaser Assistance

Subject to Clause 17.3 (Books and Records), the Purchaser shall make available to the Vendor any Books and Records of any Group Undertaking (or, if practicable, the relevant parts of those Books and Records) for the purpose of dealing with Tax or accounting matters of any Vendor Group and, accordingly, the Purchaser shall, upon being given reasonable notice by the Vendor and subject to the Vendor giving such undertakings as to confidentiality as the Purchaser shall reasonably require, procure that such Books and Records are made available to the Vendor and its agents for inspection (during regular business hours) and copying (at the Vendor expense) and afford access for the Vendor and its agents to personnel as are reasonably required and available, in each case for and only to the extent necessary for such purpose for a period of four (4) years from Completion.

17.2	Vendor Assistance

Subject to Clause 17.3 (Books and Records), the Vendor shall make available to the Purchaser any Books and Records of the Company for the purpose of dealing with Tax or accounting matters of any Group Undertaking, in each case to the extent not delivered to the Purchaser in connection with Schedule 5 (Transfer Obligations), and, accordingly, the Vendor shall, upon being given reasonable notice by the Purchaser and subject to the Purchaser giving such undertakings as to confidentiality as the Vendor shall reasonably require, procure that such Books and Records are made available to the Purchaser and its agents for inspection (during regular business hours) and copying (at the Purchaser’s expense), and afford access for the Purchaser and its agents to personnel as are reasonably required and available, in each case for and only to the extent necessary for such purpose for a period of four (4) years from Completion.

17.3	Books and Records

For four (4) years following the Completion Date, the Vendor and the Purchaser shall not and shall procure that its subsidiaries shall not dispose of or destroy any of the Books and Records to which Clause 17.1 (Purchaser Assistance) or, as relevant Clause 17.2 (Vendor Assistance) apply or dissolve the relevant company or companies without first giving the other party (being either the Vendor or the Purchaser, as the case may be) at least three (3) months’ notice of its intention to do so (unless Law or regulation requires disposal, destruction or dissolution within a shorter time period, in which event the relevant party shall give the other party as much notice as is practicable in the circumstances) and, to the extent permitted by Law or regulation, a reasonable opportunity to remove or retain any of them (at the expense of the party wishing to remove or retain such Books and Records).

18.	TERMINATION

(a)	Except as expressly provided by the terms of this Agreement no Party may terminate or rescind this Agreement.

(b)
Upon the termination of this Agreement, the Vendor shall not have a claim against the Purchaser, and the Purchaser shall not have a claim against the Vendor, under this Agreement, except for any claim arising from any breaches by the Vendor or the Purchaser of:

(i)	this Agreement on or prior to such termination; and

(ii)	the Surviving Provisions after such termination.

(c)	If this Agreement terminates with respect to an Asset pursuant to the terms hereof the Asset Transfer Documents that have been entered into in respect of such Asset (if any) will also terminate.

19.	SEPARATION ISSUES

19.1	Information

To the extent permitted by applicable Law and regulation, following transfer of an Initial Transfer Asset or a Deferred Asset, subject always to Clause 17 (Records and Assistance Post-Completion), no Purchaser Group Undertaking shall have any right or interest in the AAB Information and if any Purchaser Group Undertaking discovers that it has in its possession or control any AAB Information it shall notify the Vendor and shall, at the Vendor’s request and cost (with respect to the Purchaser’s costs to the extent of the Purchaser’s reasonable out of pocket costs), arrange for the transfer of such AAB Information including rights of ownership to such person as the Vendor shall direct. Such transfer shall be for nil consideration.

19.2	Account

(a)
The Vendor undertakes to the Purchaser that, following the Transfer of any Initial Transfer Asset or Deferred Asset, it shall account to the Purchaser for any monies or other receivables, or part thereof, received by any Vendor Group Undertaking with respect to such Initial Transfer Asset or Deferred Asset (and/or the Aircraft, any Engine, any Part, and/or any Lease referable thereto) which are referable to any date following the Effective Date.

(b)
The Purchaser undertakes to the Vendor that, following the Transfer of any Initial Transfer Asset or Deferred Asset, it shall account to the Vendor for any monies or other receivables or part thereof received by any Purchaser Group Undertaking (excluding Maintenance Reserve Payments) with respect to such Initial Transfer Asset or Deferred Asset (and/or the Aircraft, any Engine, any Part, and/or any Lease referable thereto) which are referable to any date prior to the Effective Date.

19.3	Other Contracts

If, following the Transfer of any Initial Transfer Asset or Deferred Asset, any party discovers that any Vendor Group Undertaking is party to any contract which in the year prior to such Transfer, related exclusively to such Initial Transfer Asset or Deferred Asset and/or any Aircraft, Engine, Part, and/or Lease referable thereto, such party shall as soon as reasonably practicable inform the other party of that fact and thereafter, at the request of the Purchaser and the cost of the Vendor and subject to Clause 19.4 below, the Vendor and the Purchaser shall (or shall procure that the applicable Purchaser Group Undertaking and Vendor Group Undertaking shall), with each Party bearing the cost equally, execute or procure the execution of such documents as may be reasonably necessary to enable the benefit of such contract (subject to the burden) to be assigned to such Purchaser Group Undertaking as the Purchaser shall nominate.

19.4	Consents

Where any consent, approval or authorisation or waiver is required from any third party to the assignment of the benefit of any contract under Clause19.3, the parties shall, with each party bearing the Cost equally, use all reasonable endeavours to obtain such consent, approval or authorisation or waiver.  Neither party shall have any further obligation pursuant to Clause 19.3 in respect of such contract unless and until such consent, approval or authorisation or waiver is obtained.

20.	ANNOUNCEMENT AND CONFIDENTIALITY

20.1	Announcements

(a)
Subject to paragraphs (b) and (c) of this Clause 20.1 (Announcements), no Vendor Group Undertaking or Purchaser Group Undertaking may, before or after Completion, make or issue a public announcement, communication or circular concerning the transactions contemplated herein or any ancillary matter, without the other party’s prior written consent, which may not be unreasonably withheld or delayed.

(b)	The Vendor, AAB and the Purchaser respectively shall each be entitled to refer to the existence and/or the subject matter of the transactions contemplated herein:

(i)	in the agreed form press announcements to be issued on or about the date of this Agreement in connection with the transactions contemplated herein;

(ii)	in other announcements, marketing literature or communications which are substantially consistent (so far as relevant) with the agreed form press announcements; and

(iii)	in marketing literature issued or circulated by or on behalf of AAB or Purchaser.

In the case of any disclosure being made pursuant to paragraph (iii), no further material details of the subject matter of the Transaction Documents may be disclosed other than those details contained in or substantially consistent with those contained in the agreed form press announcements.

(c)	The Purchaser, AAB or the Vendor may make an announcement concerning the transactions contemplated herein or any ancillary matter if required by:

(i)	Law; or

(ii)	any securities exchange or regulatory or governmental body or any Tax Authority to which that party is subject or submits, wherever situated, whether or not the requirement has the force of Law.

(d)	The restrictions contained in this Clause 20.1 shall continue to apply for a period of three years after Completion or the termination of this Agreement.

(e)	The Purchaser shall ensure that each Purchaser Group Undertaking complies with this Clause 20.1 and the Vendor shall ensure that each Vendor Group Undertaking complies with this Clause 20.1.

20.2	Confidentiality

(a)	From and after the date of this Agreement, the AAB Confidentiality Undertaking shall be of no further force and effect and this Clause 19.2 shall govern the confidentiality obligations of the Parties.

(b)	This Clause shall be without prejudice to the Confidentiality Undertaking which shall continue notwithstanding Completion.

(c)
Subject to Clause 20.2(d) and Clause 20.1 (Announcements), each of the Vendor and the Purchaser shall (and shall ensure that each of their respective Representatives shall) treat as confidential all information received or obtained in connection with its entering into or performing the Transaction Documents which relates to:

(i)	the other party including, where that other party is the Purchaser, each Vendor Group Undertaking and, where that other party is the Vendor, each Purchaser Group Undertaking;

(ii)	the contents of this Agreement or any document referred to herein and any claim or potential claim thereunder;

(iii)	the negotiations relating to this Agreement or any documents referred to herein;

(iv)	in the case of any Purchaser Group Undertaking, following Completion, any AAB Information; or

(v)	in the case of any Vendor Group Undertaking, following Completion, any Group Information.

(d)	This Clause 20 (Announcement and Confidentiality) shall not prohibit disclosure or use of any information if and to the extent:

(i)
the disclosure or use is required by Law or any Governmental Authority, including any recognised stock exchange on which the shares of any member of the Group, the Vendor Group or the Purchaser Group is listed;

(ii)
the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement (or any other agreement entered into under or pursuant to this Agreement) or the disclosure is reasonably required to be made to a Governmental Authority in connection with the Taxation affairs of the disclosing party;

(iii)
the disclosure is made to professional advisers or financing parties of the Vendor or the Purchaser on terms that such professional advisers or financing parties undertake to comply with the provisions of Clause 20.2(c) in respect of such information as if they were a party to this Agreement;

(iv)	the information becomes publicly available (other than by a breach of this Agreement);

(v)	prior to Completion, by the Vendor Group Undertakings in the ordinary course of business of any Vendor Group Undertaking;

(vi)	the other party has given prior written approval to the disclosure or use;

(vii)	the information is independently developed after the Completion Date;

(viii)
provided that the recipient has entered into a confidentiality undertaking with the disclosing party or is subject to a duty of confidentiality to the disclosing party in terms no less restrictive than this Clause 20.2, to (A) a potential purchaser (x) of that party or a parent company of that party or (y) of a substantial proportion of the securities or assets of that party or a parent company of that party or (B) the other participants and advisers or financing parties in such potential sale and purchase transaction, including rating agencies;

(ix)
by a Purchaser Group Undertaking to a Purchaser Group Undertaking or to a director, officer or employee of a Purchaser Group Undertaking or by a Vendor Group Undertaking to a Vendor Group Undertaking or to a director, officer or employee of a Vendor Group Undertaking, in each case where the function of such director, officer or employee requires him to have the relevant confidential information;

(x)
which was in the other party’s possession prior to such information being disclosed to it or obtained by it and which, in each case, was not obtained directly or indirectly from any Vendor Group Undertaking (in the case of the Purchaser) or any Purchaser Group Undertaking (in the case of the Vendor) nor from another source known to such other party to be in breach of a duty of confidentiality regarding that information to any Vendor Group Undertaking (in the case of the Purchaser) or any Purchaser Group Undertaking (in the case of the Vendor); and

(xi)	in the case of the Vendor or the Purchaser the disclosure is made to its direct shareholders or investors or the controlling persons or advisers or financing parties of such shareholders or investors;

provided that prior to disclosure or use of any information pursuant to Clause 20.2(d)(i) or (ii), the party concerned shall promptly notify the other party of such requirement with a view to providing the other party with the opportunity to contest such disclosure or use or otherwise to agree to the timing and content of such disclosure or use, provided that the party with an obligation to make such disclosure shall consult with the other party only insofar as is reasonably practicable before complying with such obligation.

(e)	The restrictions contained in this Clause 20.2 (Confidentiality) shall continue to apply for a period of three years after Completion or the termination of this Agreement.

20.3	Return of documents etc.

(a)	If Completion does not take place, the Purchaser shall forthwith:

(i)
at its option, destroy or return to the Vendor all written information of or relating to the Vendor and the Company provided to the Purchaser or its advisers or financing parties (the “Confidential Information”) which is in the Purchaser’s possession or under the Purchaser’s custody and control without keeping any copies thereof and, if Purchaser elects to destroy such Confidential Information, Purchaser shall, upon written request from the Vendor, certify to the Vendor in writing that it has done so;

(ii)	destroy all information, analyses, compilations, notes, studies, memoranda or other documents derived from, containing or reflecting Confidential Information; and

(iii)
so far as it is practicable to do so but, in any event, without prejudice to the obligations of confidentiality contained in this Agreement, expunge any Confidential Information from any computer, word processor or other device in the Purchaser’s possession or under the Purchaser’s custody and control, provided that nothing in this Clause shall apply to or require the return, deletion or destruction of any documents required to be kept by the Purchaser or any of its representatives in accordance with applicable Laws without prejudice to any duties of confidentiality in relation to such Confidential Information contained in this Agreement.

(b)
Notwithstanding Clause 20.3(a), the Purchaser may retain any Confidential Information contained or referred to in board minutes or in documents referred to in such board minutes and the Purchaser’s advisers or financing parties may keep one copy of any document in their possession for record purposes without prejudice to any duties of confidentiality in relation to such Confidential Information contained in this Agreement.

(c)	Clause 20.3(a) shall not apply to any information available from public records or information acquired by the Purchaser otherwise than from the Vendor.

21.	PAYMENTS

21.1	Method of Payment

Subject to Clause 3.2(b), wherever in this Agreement provision is made for the payment by one Party to another Party in cash, such payment shall be paid by crediting for same day value the account specified in the Payment Account Details of the Party entitled to the payment by way of telegraphic transfer in USD.

21.2	Payments

Wherever in this Agreement provision is made for the payment by one Party to another, such payment shall be paid in full:

(a)	in cash (unless otherwise specified);

(b)	free from any restriction or condition;

(c)
be made gross, free of any right of counterclaim or set-off (unless expressly stated otherwise) and without deduction or withholding of any kind other than any deduction or withholding required by Law;

(d)
if a Party makes a deduction or withholding required by Law from a payment made under this Agreement, the sum due from that Party shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the recipient receives a sum equal to the sum it would have received had no deduction or withholding been made; and

(e)
if a Party fails to pay a sum due from it under this Agreement on the due date of payment in accordance with the provisions of this Agreement, that Party shall pay interest on the overdue sum from the due date of payment until the date on which its obligation to pay the sum is discharged at the Default Rate (accrued daily and compounded monthly (whether before or after judgment)).

22.	OTHER PROVISIONS

22.1	Assignment

Unless the Vendor and the Purchaser specifically agree in writing, no Party nor its Affiliates shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it other than by way of security assignment to the debt finance providers that enter into the Stapled Financing Documents (subject to any limitation of this Agreement). Any purported assignment in contravention of this Clause 22.1 (Assignment) shall be void.

22.2	Variation

Except as otherwise specified herein, no amendment or variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

22.3	Waiver

Waiver of any breach of this Agreement or of any right, power, authority, discretion or remedy arising upon a breach of or default under this Agreement, must be in writing and signed by the Parties granting the waiver and shall not be considered as a waiver of any subsequent breach of the same or any other provision hereof.

22.4	Indulgence

No failure on the part of a Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement, shall operate as a waiver thereof or of any other right, power or privilege, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

22.5	Cumulative remedies

The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies (whether provided by Law or otherwise).

22.6	Further assurances

(a)
At any time after the date of this Agreement, each Party shall, and shall use reasonable endeavours to procure that any necessary third party shall, execute such documents and do such acts and things as the other Party may reasonably require for the purpose of giving to the other Party the full benefit of all the provisions of this Agreement.

(b)
Each of the Vendor and the Purchaser shall, from the date on which any Initial Transfer Asset or Deferred Asset is transferred, execute (or procure the execution of) such further documents as may be required by Law or be necessary to implement and give effect to the Transaction Documents referable to such Initial Transfer Asset or Deferred Asset and/or the actions contemplated in relation to such Initial Transfer Asset or Deferred Asset in the Steps Plan.

(c)
Each of the Vendor and the Purchaser shall procure that its Affiliates comply with all obligations under the Transaction Documents which are expressed to apply to such Affiliates and take such actions required to be taken by such Affiliates pursuant to this Agreement.

22.7	Post-Completion

Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.

22.8	Taxes and costs

(a)
Without prejudice to the other provisions of this Clause 22.8 (Taxes and costs), each Party shall bear and pay the costs and expenses (including the fees and expenses of its own advisers) incurred by it in connection with the preparation, negotiation, entry into and performance of this Agreement, the Transaction Documents to which it is party and the sale of the Sale Shares.

(b)
The Purchaser shall pay any stamp duty, registration or similar Taxes that are payable in respect of or in connection with the purchase of the Sale Shares and shall indemnify the Vendor within 3 Business Days of demand  against any cost, loss or liability that a Vendor Group Undertaking incurs in relation to those Taxes (the “Purchaser Payment Obligation and Indemnity”). However, to the extent such Taxes result from the Vendor failing to comply with its procuring obligations in clause 22.8(g) below or in circumstances where a Purchaser Group Undertaking has undertaken Successful Enforcement Action (as defined below), the Purchaser Payment Obligation and Indemnity shall not apply, and, instead, the Vendor shall indemnify the Purchaser within 3 Business Days of demand against any cost, loss or liability that a Purchaser Group Undertaking incurs in relation to such Taxes (the “Vendor Indemnity”).

(c)
The Purchaser shall bear and pay 20%, up to the maximum of the Aggregate Break Costs Cap, (the “Apportioned Break Costs”), of all Break Funding Costs in respect of the discharge and/or termination of any and all documents, agreements, arrangements and security with respect to all of (i) the Existing Financings (ii) the “Existing Financings” as defined in the Other Agreement and (iii) other similar existing financings as defined in other similar agreements. The Purchaser will pay such Apportioned Break Costs on the Initial Transfer Date or the Deferred Transfer Date, as certified in the Initial Transfer Notice or Deferred Transfer Notice. The Aggregate Break Costs Cap is the total cap for the payment of Break Funding Costs in respect to the Existing Financings in all of this Agreement, the Other Agreement and any other similar agreement.

(d)
The Vendor undertakes to the Purchaser from the Completion Date, to indemnify, and keep indemnified, and hold harmless the Purchaser for itself and as trustee and agent for its Affiliates from and against any and all liabilities, losses, costs, charges, damages, expenses, fines, penalties, interest, taxes, awards, claims, actions, proceedings, and any judgments, decrees, directions or orders of any court or tribunal whatsoever which are actually suffered or incurred arising out of or in connection with (i) Break Funding Costs in excess of the Apportioned Break Costs and (ii) all compensation, bonuses, severance payments or similar amounts payable to any employee of the Vendor Group as a result of the transactions contemplated by this Agreement.

(e)	The Vendor shall procure that the Company shall not have any liability for the costs and expenses relating to the Vendor’s offices, leases and information technology systems.

(f)	The Purchaser shall bear and pay all of the costs and expenses (including the fees and expenses of advisers) in respect of the following:

(i)
the entry into, negotiations, execution and (if any) amendment of the Stapled Financing Agreement and any and all arrangements, agreements and discussions with respect to the consummation and drawdown of the Stapled Financing (including upfront fees and the registration and perfection requirements in respect of security given for the Stapled Financing); and

(ii)
Incorporation and set up of each Group Undertaking other than the Company (the “Incorporation Costs”), whereby such amount shall be notified to the Purchaser by the Vendor not less than four (4) Business Days prior to the Initial Transfer.

(g)
The Vendor shall procure that neither a Vendor Group Undertaking nor any of its Representatives shall execute or enter into any original, counterpart or other executed version of the Agreement in Malaysia (an “Original”). The Vendor shall also procure that such persons (the “Affected Persons”) do not subsequently bring an Original into Malaysia other than in Permitted Circumstances. For these purposes, a Permitted Circumstance shall arise (subject to clause 22.8(h) below) if (1) an Affected Person is required to bring an Original into Malaysia pursuant to any law or legal requirement, (2) the Original is otherwise required by the Malaysian Tax Authority or any other Governmental Authority and such authority has refused to accept a copy of the Original, or (3) it is necessary to produce the Original as evidence in any court proceedings (including, without limitation, any arbitration or expert proceedings) between any of the parties to this Agreement or the Transaction Documents.

(h)
The Vendor shall notify the Purchaser as soon as reasonably practicable if the Vendor concludes, acting reasonably, that an Affected Person will soon be required to bring an Original into Malaysia in a Permitted Circumstance and agrees to use its reasonable endeavours and to co-operate with the Purchaser to find an acceptable alternative to that course of action (if any) which does not materially prejudice the Vendor or a Vendor Group Undertaking. The Vendor also agrees to use its reasonable endeavours to secure in a Permitted Circumstance that a copy or certified copy is accepted as adequate evidence in place of the Original. If an Affected Person brings an Original into Malaysia in accordance with (3) in Clause 22.8(g) above, such course of action shall only constitute a Permitted Circumstance if Final Judgement is delivered in favour of an Affected Person. If this is not ultimately the case, the Vendor shall  be required to discharge the Vendor Indemnity in respect of any stamp, registration or similar Taxes that result from this course of action. The Vendor shall also be required to discharge the Vendor Indemnity in respect of any related stamp, registration or similar Taxes if a Purchaser Group Undertaking brings an Original into Malaysia in the circumstances indicated in (3) in Clause 22.8(g) and Final Judgment is delivered in favour of a Purchaser Group Undertaking. Prior to such circumstances arising, the Purchaser agrees to use its reasonable endeavours and to co-operate with the Vendor to find an acceptable alternative to bringing the Original into Malaysia which does not materially prejudice the Purchaser or a Purchaser Group Undertaking. The Purchaser also agrees to use its reasonable endeavours to secure in such circumstances that a copy or certified copy is accepted as adequate evidence in place of the Original.

(i)	For the purposes of Clause 22.8(h) above, “Final Judgment” shall be deemed to have delivered in relation to proceedings on the latest of:

(i)	the date on which a judgment is delivered from which no appeal can be made;

(ii)	the expiry of any time limit for making any appeal without an appeal being made; or

(iii)	the refusal of an application for leave to appeal from a judgment

22.9	Notices

(a)	Any notice or other communication in connection with this Agreement shall be in writing in English (a “Notice”) and shall be sufficiently given or served if delivered or sent:

In case of the Vendor to:

Asia Aviation Capital Limited
RedQ
Jalan Pekeliling 5
Kuala Lumpur International Airport (KLIA2)
64000 KLIA
Selangor Darul Ehsan
Malaysia

Fax:                     +60 (0) 321784583

Attention:          Group Head of Legal

In case of the Vendor Guarantor to:

AirAsia Berhad
RedQ
Jalan Pekeliling 5
Kuala Lumpur International Airport (KLIA2)
64000 KLIA
Selangor Darul Ehsan
Malaysia

Fax:                     +60 (0) 321784583

Attention:          Group Head of Legal

In the case of the Purchaser to:

Fly Aladdin Holdings Limited
West Pier Business Campus
Dun Laoghaire
Co. Dublin
A96 N6T7
Ireland

Fax:                     + 353 1 231 1901

Attention:          General Counsel

With copies to :

FLY Leasing Limited
West Pier Business Campus
Dun Laoghaire
Co. Dublin
A96 N6T7
Ireland

Fax: +353 1 231 1901

Attention: General Counsel

and

BBAM US LP
50 California Street
14th Floor
San Francisco
California 94111
United States of America

Fax: +1 415 618 3337

Attention: General Counsel

In the case of the Purchaser Guarantor to:

FLY Leasing Limited
West Pier Business Campus
Dun Laoghaire
Co. Dublin
A96 N6T7
Ireland

Fax:                     + 353 1 231 1901

Attention:          General Counsel

With copy to:

BBAM US LP
50 California Street
14th Floor
San Francisco
California 94111
United States of America

Fax: +1 415 618 3337

Attention: General Counsel

or (in either case) to such other address or fax number as the relevant Party may have notified to the others in accordance with this Clause.

(b)
Any Notice may be delivered by hand or, sent by fax or prepaid registered post or registered airmail in the case of international service.  Without prejudice to the foregoing, any Notice shall conclusively be deemed to have been received:

(i)	on the next Business Day in the place to which it is sent, if sent by fax, provided confirmation is received by the recipient that the fax was successfully sent;

(ii)	five (5) Business Days from the time of posting, if sent by post (including the date of postage);

(iii)	five (5) Business Days from the time of posting, if sent by airmail (including the date of postage); or

(iv)	at the time of delivery, if delivered by hand.

22.10	Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable under the Laws of any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability under the Laws of any other jurisdiction of that or another provision of this Agreement.

22.11	Entire agreement

(a)
In this Clause, “Representation” means an assurance, commitment, condition, covenant, guarantee, indemnity, representation, statement, undertaking, or warranty of any sort whatsoever (whether contractual or otherwise, oral or in writing, or made negligently or otherwise).

(b)
This Agreement, together with the Transaction Documents, contains the whole agreement and legal relationship between the Parties relating to their respective subject matter at the date hereof to the exclusion of any terms implied by Law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in the Transaction Documents and sets out the complete legal relationship of the Parties in relation to matters dealt with in this Agreement.

(c)	Accordingly, the Purchaser (for itself and each Purchaser Group Undertaking):

(i)	represents and agrees that:

(A)	no Vendor Group Undertaking nor any of its Representatives has made any Representation that the Purchaser considers material which is not set out in the Transaction Documents; and

(B)	it has not entered into the Transaction Documents in reliance on any Representation except those set out in the Transaction Documents;

and will not contend to the contrary; and

(ii)	agrees that:

(A)	no Vendor Group Undertaking nor any of its Representatives (except the Vendor) has any liability to the Purchaser for any Representation;

(B)	neither the Vendor nor any Vendor Group Undertaking has any liability of any kind to the Purchaser for any Representation except in respect of those set out in the Transaction Documents;

(C)	its only rights and remedies in respect of any Representations made by the Vendor are those rights and remedies set out in this Agreement; and

(D)
it has no other right or remedy (whether by way of a claim for contribution or otherwise in tort (including negligence) or for misrepresentation (whether negligent or otherwise and whether made prior to, and/or in the Transaction Documents)).

(d)
The Vendor Group Undertakings (except the Vendor) and their Representatives may enforce the terms of this Clause subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

22.12	No third party rights

Except for persons identified in Clause 20.2(c), a person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

22.13	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument.  Any Party may enter into this Agreement by executing any such counterpart. Delivery of a counterpart of this Agreement by e-mail attachment or fax shall be an effective mode of delivery.

22.14	Fraud

Nothing in this Clause 22 (Other Provisions) shall have the effect of limiting any liability arising from fraud.

22.15	Conflict

If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail unless:

(a)	such other agreement expressly states that it overrides this Agreement in the relevant respect; and

(b)	the Vendor and the Purchaser are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

22.16	Language

If this Agreement is translated into any language other than English, the English language text shall prevail.

22.17	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and construed in accordance with, English law.

22.18	Jurisdiction and Dispute Resolution

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising from or connected with this Agreement (a “Dispute”) including:

(i)	a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity; and

(ii)
any non-contractual obligations arising out of or in connection with this Agreement. For such purposes each Party irrevocably submits to the jurisdiction of the English courts, waives any objections to the jurisdiction of those courts and irrevocably agrees that a judgment or order of the English courts in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

(c)
The Parties agree that the documents which start any proceedings relating to a Dispute (“Proceedings”) and any other documents required to be served in relation to those Proceedings may be served on the Purchaser in accordance with Clause 22.9 (Notices). These documents may, however, be served in any other manner allowed by Law.

(d)
The Purchaser shall at all times maintain and ensure that each Purchaser Nominee shall maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with the Transaction Documents.  The Purchaser confirms for each Purchaser Nominee that such agent shall be BBAM UK Limited of Venture House, Arlington Square, Downshire Way, Bracknell, RG12 1WA, England and any claim form, judgment or other notice of legal process shall be sufficiently served on any Purchaser Nominee if delivered to such agent at its address for the time being. The Purchaser irrevocably undertakes to ensure that each Purchaser Nominee shall not revoke the authority of this agent and if, for any reason, the Vendor reasonably requests the Purchaser to do so, it shall procure that each Purchaser Nominee shall promptly appoint another such agent with an address in England and advise the Vendor. If, following such a request, the Purchaser Nominee fails (as the case may be) to appoint another agent, the Vendor shall be entitled to appoint one on behalf of such Purchaser Nominee, as relevant, at the Purchaser’s expense.

(e)
The Vendor shall at all times maintain and ensure that the Vendor and each Vendor Group Undertaking that is or is to be party to a Transaction Document shall maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with the Transaction Documents. The Vendor confirms (for itself and each such Vendor Group Undertaking) that such agent shall be A.G. Registrars Limited, Corporate Services Department of Milton Gate, 60 Chiswell Street, London EC1Y 4AG and any claim form, judgment or other notice of legal process shall be sufficiently served on the Vendor or any such Vendor Group Undertaking if delivered to such agent at its address for the time being. The Vendor irrevocably undertakes not to revoke and to ensure that each such Vendor Group Undertaking shall not revoke the authority of this agent and if, for any reason, the Purchaser reasonably requests the Vendor to do so, it shall promptly appoint and procure that each such Vendor Group Undertaking shall promptly appoint another such agent with an address in England and advise the Purchaser. If, following such a request, the Vendor and/or any such Vendor Group Undertaking fail or fails (as the case may be) to appoint another agent, the Purchaser shall be entitled to appoint one on behalf of the Vendor and/or such Vendor Group Undertaking at the Vendor’s expense.

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Schedule 1
Assets

1.	PORTFOLIO A(a)

No.	Manufacturer’s serial number	Aircraft type	Manufacturer’s serial numbers of Airframe Engines	Asset Owner	Lessee	Existing Lessor
1.	2926	A320-216	577781 and 577786	AAC Cayman 1 Limited	Pakistan International Airlines Corporation	Asia Aviation Capital Limited
2.	2989	A320-216	577861 and 577862	AAC Cayman 1 Limited	Philippines AirAsia, Inc.	Merah Putih 2, Inc.
3.	4302	A320-216	699880 and 699885	Merah Sembilanbelas Limited	Thai AirAsia Co., Ltd.	AirAsia (Mauritius) Limited
4.	4346	A320-216	699933 and 699934	Merah Sembilanbelas Limited	AirAsia (India) Limited	Red Lotus Aviation Limited
5.	4367	A320-216	699965 and 699967	Merah Sembilanbelas Limited	Thai AirAsia Co., Ltd.	AirAsia (Mauritius) Limited
6.	4390	A320-216	699979 and 699990	Merah Sembilanbelas Limited	Thai AirAsia Co., Ltd.	AirAsia (Mauritius) Limited
7.	5420	A320-216	645403 and 645404	Merah Duapuluhtujuh Limited	Thai AirAsia Co., Ltd.	AirAsia (Mauritius) Limited
8.	3064	A320-216	697170 and 697171	SNC Rivoli Palais Royal 3	Philippines AirAsia, Inc.	Merah Putih 2, Inc.
9.	2816	A320-216	577646 and 577647	AAC Cayman 1 Limited	Philippines AirAsia, Inc.	Merah Putih 2, Inc.
10.	5200	A320-214	645167 and 645168	Merah Duapuluhenam Limited	PT Indonesia AirAsia	Merah Putih 2, Inc.
11.	5325	A320-214	645300 and 645310	Merah Duapuluhenam Limited	PT Indonesia AirAsia	Merah Putih 2, Inc.
12.	5627	A320-216	645627 and 645633	Merah Duapuluhenam Limited	PT Indonesia AirAsia	Merah Putih 2, Inc.
13.	3679	A320-216	697992 and 697993	AirAsia Berhad	Thai AirAsia Co., Ltd.	AirAsia (Mauritius) Limited
14.	5812	A320-216	645842 and 645843	Merah Duapuluhsembilan Limited	Thai AirAsia Co., Ltd.	AirAsia (Mauritius) Limited
15.	5098	A320-216	643940 and 643941	Merah Duapuluhenam Limited	PT Indonesia AirAsia	Merah Putih 2, Inc.

2.	PORTFOLIO A(b)

No.	Manufacturer’s serial number	Aircraft type	Manufacturer’s serial numbers of Airframe Engines	Asset Owner	Lessee	Existing Lessor
1.	3489	A320-216	697745 and 697748	SNC Flying Finance 5 - MSN3489	Thai AirAsia Co., Ltd.	AirAsia (Mauritius) Limited
2.	6015	A320-216	569158 and 569159	Beau Soleil Limited Partnership	AirAsia (India) Limited	Red Lotus Aviation Limited
3.	6034	A320-216	569178 and 569179	Beau Soleil Limited Partnership	AirAsia (India) Limited	Red Lotus Aviation Limited
4.	2612	A320-216	577417 and 577418	AirAsia Berhad	AirAsia (India) Limited	Red Lotus Aviation Limited
5.	5918	A320-216	645967 and 645968	Beau Soleil Limited Partnership	Longjiang Airlines Co., Ltd.	Red Lotus Aviation Limited

3.	PORTFOLIO AII

No.	Manufacturer’s serial number	Aircraft type	Manufacturer’s serial numbers of Airframe Engines	Asset Owner	Lessee	Existing Lessor
1.	4263	A320-214	699840 and 699841	Merah Sembilanbelas Limited	AirAsia Berhad	Not applicable
2.	4404	A320-216	643125 and 643126	Merah Sembilanbelas Limited	AirAsia Berhad	Not applicable
3.	4458	A320-216	643188 and 643189	Merah Sembilanbelas Limited	AirAsia Berhad	Not applicable
4.	4477	A320-216	643208 and 643209	Merah Sembilanbelas Limited	AirAsia Berhad	Not applicable
5.	4571	A320-216	643320 and 643326	Merah Duapuluh Limited	AirAsia Berhad	Not applicable
6.	4793	A320-216	643576 and 643577	AirAsia Berhad	AirAsia Berhad	Not applicable
7.	4969	A320-216	643761 and 643762	Merah Duapuluhdua Limited	AirAsia Berhad	Not applicable
8.	5272	A320-216	645260 and 645261	Merah Duapuluhenam Limited	AirAsia Berhad	Not applicable
9.	5431	A320-216	645417 and 645421	Merah Duapuluhenam Limited	AirAsia Berhad	Not applicable
10.	5137	A320-216	645101 and 645104	AirAsia Berhad	AirAsia Berhad	Not applicable
11.	5505	A320-216	645487 and 645486	Merah Duapuluhtujuh Limited	AirAsia Berhad	Not applicable
12.	5619	A320-216	645624 and 645625	Merah Duapuluhenam Limited	AirAsia Berhad	Not applicable
13.	3776	A320-216	699198 and 699199	Merah Tujuhbelas Limited	AirAsia Berhad	Not applicable
14.	5397	A320-216	645385 and 645390	AirAsia Berhad	AirAsia Berhad	Not applicable

4.	ENGINE PORTFOLIO

No.	Manufacturer’s serial number	Engine type	Asset Owner	Lessee	Existing Lessor
1.	577711	CFM56-5B6/P	AAC Cayman 2 (Engine) Limited	AirAsia Berhad	Asia Aviation Capital Limited
2.	643809	CFM56-5B4/3	AAC Cayman 2 (Engine) Limited	AirAsia Berhad	Asia Aviation Capital Limited
3.	643804	CFM56-5B6/3	AAC Cayman 2 (Engine) Limited	AirAsia Berhad	Asia Aviation Capital Limited
4.	699270	CFM56-5B6/3	AAC Cayman 2 (Engine) Limited	AirAsia Berhad	Asia Aviation Capital Limited
5.	697708	CFM56-5B6/3	AAC Cayman 2 (Engine) Limited	AirAsia Berhad	Asia Aviation Capital Limited
6.	569764	CFM56-5B6/3	AAC Cayman 2 (Engine) Limited	PT Indonesia AirAsia	Merah Putih 2, Inc.
7.	697916	CFM56-5B4/3	AAC Cayman 2 (Engine) Limited	AirAsia Berhad	Asia Aviation Capital Limited

Schedule 2
Particulars of Company

Registration Number:	Company No.: 53351
Registered Office:	Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda
Date and place of incorporation:	22 February 2018, Bermuda
Directors	Ciaran Madigan Julian Dunphy
Secretary	Conyers Corporate Services (Bermuda) Limited
Accounting Reference Date	31 December
Shareholder	Asia Aviation Capital Limited
Issued share capital	1 common share of par value one cent (USD 0.01)

Schedule 3
Conditions Precedent

Part A	Transfer Conditions

No.	Condition
1.	The passing at a shareholders’ general meeting of AAB of a resolution to approve the transactions contemplated by this Agreement and the other Transaction Documents.
2.	The satisfaction of the Minimum Initial Asset Requirement.
3.	[Intentionally Omitted]
4.	There is no Total Loss of or Material Damage to the relevant Aircraft or Engine at Transfer.
5.	Between the date of this Agreement and Completion, no relevant Vendor Group Undertaking has repossessed the relevant Aircraft or Engine from the applicable Lessee.
6.	No Material Event of Default shall have occurred which is continuing under the Lease of the relevant Aircraft or Engine.
7.
The Fundamental Warranties related to such Asset, are true and accurate in all material respects at and as of Initial Transfer or the relevant Deferred Transfer, as applicable, as though made on and as of such time.

8.
No Change in Law shall have occurred after the date of this Agreement which would make it illegal (i) for any party (including, without limitation, Vendor, Purchaser, any applicable Vendor Group Undertaking or the concerned Lessee) to perform any of its respective material obligations with respect to such Asset at, immediately prior to or immediately after Initial Transfer or the relevant Deferred Transfer, as the case may be, under the Transaction Documents referable to such Transfer or (ii) for the Lessee to pay rent under the terms of the Lease related to the relevant Asset (provided that such Change in Law shall constitute a Transfer Condition only where the Purchaser and Vendor have, following the request of one of them and to the extent they are lawfully able to do so, co-operated with each other in good faith for a reasonable period ending no later than the anticipated Initial Transfer Date or Deferred Transfer Date, as applicable with a view to restructuring the transaction or Lease with respect to such Initial Transfer Asset or Deferred Asset, as applicable, in order to avoid such illegality but have failed to agree on a restructuring).

9.
No Vendor Group Undertaking has consented to the creation of any sub-lease other than as contemplated by the Aircraft Lease Agreements which would materially adversely affect the economic value of the relevant Aircraft or Engine.

10.
Receipt by Purchaser of a Pay Off Letter with respect to each Initial Transfer Asset or Deferred Asset, as applicable, that is subject to Existing Financing or, in place of any such Pay Off Letter that is unavailable, such other evidence as the Purchaser may reasonably require confirming that all Encumbrances (other than Permitted Encumbrances) relating to such Existing Financing and Asset, Aircraft, Parts, Engines and Lease will be released immediately following repayment of such Existing Financing.

11.
In respect of a Third Party Aircraft a signed and dated Novation Agreement and each of the Airline Deliverables (as defined in the Steps Plan) shall have been placed in escrow or deferred by the party whose obligations are conditioned on satisfaction of such condition.

12.
With respect to the relevant Asset:

A.   each condition to the effectiveness of the Asset Transfer Documents with respect to such Asset shall have been satisfied or waived or deferred by the party whose obligations are conditioned on satisfaction of such condition (other than, in respect of the Conditional Sale Agreements the “Seller Completion Conditions” and the “Buyer Completion Conditions” (both terms as defined in the relevant Conditional Sale Agreement)); and

B.    (subject to (C), below), each Effectiveness Lease Conditions of the Leases defined in paragraph (a) of the definition of Aircraft Lease Agreement with respect to an Aircraft or Engine Lease Agreement with respect to an Engine shall have been satisfied, waived or deferred by the party whose obligations are conditioned on satisfaction of such condition.

C.    In the event that more than 10 conditions precedent in any such Aircraft Lease Agreements or Engine Lease Agreements other than Effectiveness Lease Conditions have been agreed by the applicable Lessees and lessors to be conditions subsequent and have not been satisfied by the applicable Lessees for more than 5 days or such longer periods as have been agreed by such Lessees and lessors, then, until all such conditions subsequent have been satisfied, all conditions precedent under Leases of Assets being Transferred while such conditions subsequent remain outstanding shall be considered to be Effectiveness Lease Conditions.

13.
Copies of (i) the Lessor Default Agreement in the agreed form between Red Aircraft Holdings 3 Co., Ltd. and GE On Wing Support (Malaysia) Sdn. Bhd. and each other lessor party thereto pursuant to an accession deed entered into from time to time in connection with a relevant Engine and (ii) the Tripartite Agreement between GE On Wing Support (Malaysia) Sdn. Bhd., AAB and Red Aircraft Holdings 3 Co., Ltd. executed by all parties other than Red Aircraft Holdings 3 Co., Ltd in each case in the agreed form.

14.	Copies of the corporate authorisations of each Group Undertaking to enter into the transactions contemplated by this Agreement and the Asset Transfer Documents.

Part B	Completion Conditions

No.	Completion Condition
1.	Transfer has occurred in respect of the Assets, other than those in respect of which this Agreement has been terminated.

Schedule 4
Specified and Permitted Actions Pending Completion

SPECIFIED ACTIONS

1.	Exclusivity

For the period from execution of this Agreement until the earlier of the Final Date and termination of this Agreement, AAB and Vendor shall not, directly or indirectly through any of their Affiliates or any of their respective directors, officers, affiliates, or financial, legal or other representatives or advisers (collectively, “Representatives”) (i) solicit, initiate discussions, or knowingly facilitate any inquiry, proposal or offer from any third party regarding: (A) any acquisition of Vendor, whether effected pursuant to a tender or exchange offer, purchase of stock or assets, merger, consolidation or other form of transaction; (B) any merger, consolidation with Vendor as a result of which the shareholders of Vendor, as a group, immediately prior to such transaction would own less than 100% of the voting equity interests in the surviving or resulting entity of such transaction immediately after the consummation thereof; or (C) any sale by Vendor of all or a material portion of the stock or assets of Vendor (including the Assets to be acquired from Vendor pursuant to this Agreement and the transactions contemplated hereby_ (each, an “Alternative Transaction”), (ii) furnish or make available any non-public information regarding Vendor to any third party for the purpose of facilitating an Alternative Transaction, (iii) solicit, initiate discussions or knowingly facilitate any discussions with any third party for the purpose of facilitating an Alternative Transaction with that third party, or (iv) enter into a binding written sale and purchase agreement regarding an Alternative Transaction.  For the avoidance of doubt, AAB shall suspend or terminate electronic data room access to all third parties other than Purchaser, Purchaser Guarantor and each of their Representatives and AAB’s Representative.

2.	Financing

Vendor will not permit the Company to, or to direct a Group Undertaking to:

(a)	incur any financial indebtedness in the nature of borrowings;

(b)	give any guarantee or indemnity; or

(c)	give any Encumbrance in respect of any or all of its assets,

in each case except with respect to the Stapled Financing or as contemplated by this Agreement, the Steps Plan or the Transaction Documents.

3.	Capital

Vendor will not permit the Company to, or to direct a Group Undertaking to:

(a)
transfer, allot, issue, sell, dispose, repay or redeem of any shares or ownership interest in any Group Undertaking, or grant, transfer, allot, issue, sell, dispose, repay or redeem of any options, warrants, calls or other rights to purchase or otherwise acquire or any other securities convertible into or exchangeable for any shares or ownership interest in any Group Undertaking or agree to do any of the foregoing; or

(b)	effect any reclassification, share split or like change in the capital of any Group Undertaking.

4.	Dividends

Vendor will not permit the Company to, or to direct a Group Undertaking to declare, authorise, pay or make to or for the benefit of the Vendor Group any dividend, distribution (whether in cash or kind) or other return of capital (whether by reduction of capital, purchase of shares or otherwise).

5.	Mergers, acquisitions and disposals

Vendor will not permit the Company to, or to direct a Group Undertaking to:

(a)	enter into or effect any mergers, acquisitions and demergers;

(b)	enter into any shareholders’ agreement or joint ventures in respect of any material investment; or

(c)	acquire or dispose of any material assets owned by it, with an aggregate value in excess of One Hundred Thousand Dollars (USD100,000), other than the acquisition of Aircraft or Engines.

6.	Insurance policies

Vendor will not permit the Company to, or to direct a Group Undertaking to:

(a)	make any material reductions to the level of coverage of its insurance policies; or

(b)	take or agree to take any action which is likely to void or invalidate any insurance policies.

7.	Employees

Vendor will not permit the Company to, or to direct a Group Undertaking to have any employees.

8.	Proceedings

Vendor will not permit the Company to, or to direct a Group Undertaking to, admit liability in or settle any Proceeding where the amount payable by such Group Undertaking in connection with such Proceeding exceeds One Hundred Thousand Dollars (USD 100,000) individually or, when aggregated with any other Proceedings arising from the same or substantially the same fact, matter or circumstance, exceeds One Hundred Thousand Dollars (USD100,000) in aggregate.

9.	Liquidation Proceedings

Vendor will not permit the Company to, or to direct a Group Undertaking to propose any resolution for its Winding-up.

10.	Constitution

Vendor will not permit the Company to, or to direct a Group Undertaking to amend or propose any change to its Constitutional Documents.  The Company shall comply in all material respects with all of the provisions of its Constitutional Documents and all applicable Laws and legally binding regulations. The functional currency for the Company will be established as USD and the Vendor will not permit the Company to, or to direct a Group Undertaking to change its functional currency.

11.	Accounting policies

Vendor will not permit the Company to, or to direct a Group Undertaking to change its auditors or accounting policies. The fiscal year for the Company will be established as 31 December the Vendor will not permit the Company to, or to direct a Goup Undertaking to change its fiscal year.

12.	Other

12.1
The Vendor Group Undertakings shall continue to administer and manage each Aircraft and Lease in the same manner as the Vendor Group Undertaking administer all aircraft and leases owned by such Vendor Group Undertakings and without in any way discriminating against the Aircraft and Leases by virtue of such Aircraft and Leases being subject to this Agreement;

Each Vendor Group Undertaking shall perform and comply with its obligations under each Lease.

12.2	Each Vendor Group Undertaking will promptly inform and consult with the Purchaser if:

(a)	it becomes aware that a Total Loss or Material Damage has occurred to any Aircraft or Engine;

(b)	it becomes aware that a Material Event of Default has occurred and is continuing under any Third Party Lease; or

(c)
the Existing Lessor under any Aircraft Lease Agreement has served, or caused to be served, a formal notice on the Lessee under such Lease declaring an Event of Default (as defined in the applicable Lease) under such Lease or a notice informing such Lessee that an event or circumstance has occurred which, with the passage of time or the giving of notice, may constitute an Event of Default (as defined in the applicable Lease).

12.3	Vendor will not permit the Company to, or to direct a Group Undertaking to:

(a)	commit itself to any expenditure (other than the payments required under a Lease) other than payments in relation to professional or technical services connected with its role as a holding company;

(b)	acquire or dispose of any asset (other than the Assets);

(c)	enter into or terminate any agreement;

(d)	commence any litigation against third parties (except debt collection in the ordinary course of business),

in each case unless consented to in advance by the Purchaser in writing.

12.4
In respect of each applicable Aircraft, the Company (i) establishes a valid and existing account with the International Registry established pursuant to the Cape Town Convention, (ii) has appointed an “administrator” and a “professional user” to make registrations in connection with the sale of the applicable airframes and Engines at such International Registry.

12.5
Vendor will not permit the Company to, or to direct a Group Undertaking to transfer any Rent or other amounts received pursuant to an applicable Lease out of the account specified in the Lease and/or the Stapled Financing Documents except as required by such Lease or the Stapled Financing Documents to make payments thereunder.

12.6	With respect to each Third Party Aircraft:

(a)
each Vendor Group Undertaking will upon request promptly provide the Purchaser with a copy of each periodic maintenance report which the Lessee under the relevant Third Party Lease provides to it pursuant to such Lease.

(b)	no Vendor Group Undertaking shall amend any Third Party Lease.

(c)	no Vendor Group Undertaking shall take or agree to take any action which is likely to void or invalidate any insurance;

(d)	no Vendor Group Undertaking shall enter into or agree to enter into any agreement, the entering into or performance of which would breach any term of any Transaction Document; and

(e)	no Vendor Group Undertaking shall create, or agree to create, any Encumbrance (other than Permitted Encumbrances) over any Assets, Aircraft, Part, Engine or Lease.

12.7
The Vendor shall provide copies of all notices and other correspondence that it receives in respect of the Company or any Group Undertaking from any Governmental Authority and all KYC information reasonably requested in order to allow the Purchaser to open bank accounts in the names of the Company.

12.8
The Vendor will, promptly following the date of this Agreement, procure the Company will file a timely election under US Treasury Regulation section 301.7701-3 to be classified as a “disregarded entity” for US federal income tax purposes, with such election being made effective as of the date of formation of the Company (or, if later, the date on which the Company was initially acquired by the relevant Vendor). The Vendor will also reasonably cooperate in authorizing the board (or similar governing body) of each Group Undertaking (other than the Company) to timely make such an election on behalf of itself.

12.9	The Vendor will, promptly following the date of this Agreement, procure the Company will use best endeavours to establish itself as a tax resident of the Republic of Ireland.

PERMITTED ACTIONS

1.	No act, omission, matter or thing shall constitute a breach of this Schedule 4 (Specified and Permitted Actions Pending Completion) to the extent that:

(a)	it is required or permitted by the terms of any Transaction Document or by the Steps Plan;

(b)	it is undertaken in connection with the repayment by the Vendor of any Existing Financing;

(c)	is undertaken by, or on behalf of, at the written request or direction or with the written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed);

(d)	is required by any Law or regulation in force from time to time;

(e)
it is or relates to any action or matter (whether past, present or prospective) in which a Group Undertaking is committed to take an action or omit to take action, in each case disclosed in writing to the Purchaser prior to the date of this Agreement (whether as a part of the Disclosure Letter, the Data Room or in a Transaction Document);

(f)
it is reasonably necessary in order to (i) comply with any other commitment or arrangement existing at or before the date of this Agreement and disclosed in the Data Room; (ii) comply with any Law or regulation in force from time to time; or (iii) to preserve the value of any Asset; and

(g)	it is the removal of any cash from any Group Undertaking.

Schedule 5
Transfer Obligations

Part A	Initial Transfer

1.	VENDOR’S OBLIGATIONS

1.1	General

On Initial Transfer, against the payment of the Adjusted Initial Transfer Amount in full, the Vendor shall, in accordance with Clause 8 (Initial Transfer), deliver or make available to the Purchaser:

(a)
an extract of a copy of the resolution adopted by the board of directors of the Vendor, certified by a director of the Vendor, authorising the sale of the Sale Shares and the entry into and performance of this Agreement.

(b)
signed but undated copies of the Initial Transfer Asset Transfer Documents, the Aircraft Lease Agreements with respect to the Initial Transfer Assets (if such Initial Transfer Assets will be subject to an Aircraft Lease Agreement defined in paragraph (a) of the definition thereof) and the Engine Lease Agreements with respect to the Initial Transfer Assets executed by the relevant Lessee, Asset Owner and/or the Vendor, as applicable.

(c)	a duly executed copy of the FLY Subscription Agreement executed by the Vendor;

(d)	a certified copy of the resolutions, in agreed form, of the directors of the Vendor authorising the entry into and performance of this Agreement; and

(e)	a certified copy of the resolutions, in agreed form of the directors of the Vendor Guarantor authorising the entry into and performance of this Agreement.

(f)
To the extent the same exist and are assignable, the Vendor will use reasonable endeavours to obtain assignments of all Manufacturer or any Engine Manufacturer warranties that are part of or referable to the Initial Transfer Assets being transferred (including any Manufacturer or Engine Manufacturer transfer consents expressly required by the relevant warranty or agreement) in a form acceptable to the Purchaser (acting reasonably) executed by all parties thereto (including, where necessary, the Manufacturer of the applicable Aircraft or the Engine Manufacturer of the applicable Engines and the Lessee of such Aircraft) other than the Purchaser or any Group Undertaking (other than the Company).

1.2	Board Resolutions

On Initial Transfer, the Vendor shall procure the passing of board resolutions of the Company inter alia approving the security to be provided by it pursuant to the Stapled Financing and shall deliver to the Purchaser duly certified copies of such resolutions.

2.	PURCHASER’S OBLIGATION

2.1	GENERAL

On Initial Transfer, the Purchaser shall:

(a)	deliver a certified copy of the resolution, adopted by the board of directors of the Purchaser authorising the entry into and performance of this Agreement;

(b)	deliver a certified copy of the resolution, adopted by the board of directors of the Purchaser Guarantor authorising the entry into and performance of this Agreement;

(c)	pay or procure the payment of the Adjusted Initial Transfer Amount to the Vendor and/or the relevant Existing Finance Party as contemplated in Clause 3.3 (Payment at Initial Transfer);

(d)	pay or procure the payment of the Deferred Escrow Amount to the Escrow Account as contemplated in Clause 3.3 (Payment at Initial Transfer) in the manner as agreed in the Steps Plan;

(e)	pay or procure the payment of the Apportioned Break Costs to the Vendor and/or the relevant Existing Finance Party as contemplated in Clause 22.8(c);

(f)	pay the Incorporation Costs to the Vendor as contemplated in Clause 22.8(f)(ii);

(g)
deliver evidence in a form reasonably satisfactory to the Vendor that all amounts required to be paid pursuant to Clause 3.3 (Payment at Initial Transfer) have been paid into the Escrow Account or are otherwise available to be paid on the Initial Transfer Date;

(h)
with respect to the FLY Equity, deliver or make available to the Vendor a certified copy of the resolution, in agreed form, adopted by the board of directors of FLY: (i) authorising the issuance and sale of the FLY Equity to the Vendor and (ii) determining and resolving that neither Vendor, nor AAB, nor any of their transferees permitted under the FLY Subscription Agreement, will constitute a “Competitor” as defined in the bye-laws of FLY;

(i)	deliver evidence in a form satisfactory to the Vendor of the satisfaction of all completion deliverables set out in schedule 5 of the Other Agreement; and

(j)	deliver a duly executed copy of the Registration of Rights Agreement executed by FLY.

(k)	deliver a duly executed copy of the FLY Subscription Agreement executed by FLY.

Part B	Deferred Transfer

1.	VENDOR’S OBLIGATIONS

1.1	GENERAL

On each Deferred Transfer, against the payment of the applicable Adjusted Deferred Transfer Amount in full, the Vendor shall, in accordance with Clause 9 (Deferred Transfer), deliver or make available to the Purchaser:

(a)
signed but undated copies of the Deferred Asset Transfer Documents, the Aircraft Lease Agreements with respect to the Deferred Assets (if such Deferred Assets will be subject to an Aircraft Lease Agreement defined in paragraph (a) of the definition thereof) and the Engine Lease Agreements with respect to the Deferred Assets executed by each party thereto (other than a Group Undertaking other than the Company).

(b)
To the extent the same exist and are assignable, the Vendor will use reasonable endeavours to obtain assignments of all Manufacturer or any Engine manufacturer warranties that are part of or referable to the Deferred Assets being transferred (including any Manufacturer or Engine manufacturer transfer consents expressly required by the relevant warranty or agreement) in a form acceptable to the Purchaser (acting reasonably) executed by all parties thereto (including, where necessary, the Manufacturer of the applicable Aircraft or the Engine manufacturer of the applicable Engines and the Lessee of such Aircraft) other than the Purchaser or any Group Undertaking (other than the Company).

2.	PURCHASER’S OBLIGATION

2.1	GENERAL

On each Deferred Transfer, the Purchaser shall:

(a)
provide evidence of payment of the applicable Adjusted Deferred Transfer Amount to the Vendor and/or the relevant Existing Finance Party as contemplated in Clause 9.3 (Obligations on Deferred Transfer) in the manner as agreed in the Steps Plan;

(b)
deliver evidence in a form reasonably satisfactory to the Vendor that all amounts required to be paid pursuant to Clause 3.3 (Payment at Initial Transfer) have been paid into the Escrow Account or are otherwise available to be paid on the Initial Transfer Date;

(c)	procure the Group Undertakings (other than the Company) to make the necessary payment required under this Agreement and the Transaction Documents in the manner as agreed in the Steps Plan; and

(d)
if there is FLY Equity issued in respect of such Deferred Transfer, (i) transfer and deliver the FLY Equity to be issued on such Deferred Transfer Date under the FLY Subscription Agreement, (ii) take all actions reasonably necessary under the Deposit Agreement (as defined in the FLY Subscription Agreement) to cause the issuance of the FLY Equity, (iii) deliver to the Vendor a share certificate or  certificates representing the FLY Equity to be issued to the Vendor on such Deferred Transfer Date, duly executed by FLY in favour of the Vendor and (iv) cause its counsel to furnish to Vendor a written placement opinion, subject to reasonable or customary assumptions, qualifications and conditions as may be reasonably acceptable to Vendor and such counsel.

Part C	Completion

1.	VENDOR’S OBLIGATIONS

1.1	GENERAL

On Completion, the Vendor shall, against payment of the nominal value of the Sale Shares and delivery of the release of the Limited Recourse Guarantee referred to in Part C, paragraph 2 of this Schedule and in accordance with Clause 10 (Completion), deliver or make available to the Purchaser:

(a)	share transfer forms in respect of the Sale Shares duly executed by the Vendor in favour of the Purchaser accompanied by the relative share certificates;

(b)
(for the Purchaser itself and as agent for the Company) the certificates of incorporation, corporate seals (if any), cheque books, statutory and other books of the Company (duly written up-to-date) and the share certificates in respect of each Group Undertaking; and

(c)	letters of resignation from the members of the board of directors of the Company, and the Company’s secretary substantially in the form set out in Schedule 9 (Form of Resignation Letter).

1.2	BOARD RESOLUTIONS

On Completion, the Vendor shall procure the passing of board resolutions of the Company inter alia:

(a)	approving the transfer of the Sale Shares and the entry into this Agreement;

(b)
subject to the transfer of the Sale Shares being duly stamped, approving the updating of the register of members of the Company to register the Purchaser as the holder of such Ordinary Shares representing 100% of the issued and outstanding shares in the Company in place of the Vendor; and

(c)
accepting the resignations referred to in Part C paragraph 1.1(c) of this Schedule and appointing such persons (within the maximum number permitted by the articles of association of the Company) as the Purchaser may nominate as directors and secretary of the Company.

and shall deliver to the Purchaser duly certified copies of such resolutions.

2.	PURCHASER’S OBLIGATIONS

On  Completion the  Purchaser shall:

2.1	pay the nominal value of the Sale Shares to the Vendor; and

2.2
deliver to the Vendor and the Vendor Guarantor a release of the relevant obligations of the Vendor pursuant to the AAB Staple Undertaking signed by the parties to the AAB Stapled Undertaking (other than AAB).

Schedule 6
Warranties Given by Vendor

1.	VENDOR AND GROUP UNDERTAKINGS

1.1	AUTHORITY AND CAPACITY OF VENDOR AND GROUP UNDERTAKINGS

(a)
Each of the Vendor, and the Company are validly incorporated, in existence and duly registered under the Laws of its jurisdiction and has power to conduct its business as conducted on the date of this Agreement.

(b)
Each of the Vendor, the Company has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations under (i) in the case of the Vendor, this Agreement and each Transaction Document to be executed by the Vendor at or before Completion; (ii) in the case of the Company, at or before Completion, as the case may be each Transaction Document to be executed by the Company at or before Completion.

(c)	The Company has the right, power and authority to conduct its business as conducted at the date of this Agreement.

(d)
The obligations of each of the Vendor and the Company under the Transaction Documents to which it is or is to be a party are, or when the relevant document is executed will constitute, binding obligations of such party in accordance with their respective terms.

(e)
None of the Vendor, the Company each Affiliate of the Vendor which may, due to its materiality to the Vendor, give rise to a similar event for the Vendor (a “Relevant Vendor Affiliate”) is insolvent under the Laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up or insolvency proceedings concerning any or all of the Vendor, the Company or the Relevant Vendor Affiliates and no events have occurred which would justify such proceedings.

(f)	No steps have been taken to enforce any security over any Asset (or any part of any thereof) and, so far as the Vendor is aware, no event has occurred to give the right to enforce such security.

(g)
With the exception of the Existing Financing required to be discharged by the Vendor pursuant to this Agreement, the execution and delivery by each of the Vendor, and the Company of this Agreement and the Transaction Document (or any of them) to which it is or is to be a party, and the performance by each thereof of its respective obligations thereunder will not:

a.	result in a breach of any provision of its memorandum or articles of association, operating agreement, or by‑laws or equivalent constitutional documents;

b.	result in a breach of, or constitute a default under, any agreement or instrument to which it is a party, or by which it is bound and which is material in the context of this Agreement;

c.	result in a breach of any order, judgment or decree of any Governmental Authority to which it is a party or by which it is bound or submits;

d.
require it to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same, other than by reason of any misrepresentation or misstatement); or

e.	require it to obtain any consent or approval of any of its shareholders, members, trustees or any other person.

(h)
So far as the Vendor is aware at the date of this Agreement there is no fact, matter or circumstance which might entitle the Vendor either at Initial Transfer or at any Deferred Transfer or with the passing of time to make a Claim against the Purchaser.

(i)
So far as the Vendor is aware, the Company is not subject to any order, judgement, direction, investigation or other proceeding by any Governmental Authority which will, or (in the opinion of the Vendor, acting reasonably) is likely to, prevent or delay the fulfilment of any of the Transfer Conditions.

1.2	SALE SHARES

(a)	The Vendor:

(i)	save as referred to in Schedule 3 (Conditions Precedent), is entitled to transfer the legal and beneficial ownership of the Sale Shares without the consent of any other person;

(ii)	is the legal and beneficial owner of the Sale Shares; and

(iii)	is the legal and beneficial owner of all the issued and outstanding shares in the Company,

and the Sale Shares will on Completion be free from any Encumbrances whatsoever.

(b)
Other than under any Transaction Document or in connection with the Steps Plan, there are no outstanding options, rights, warrants or securities convertible, exercisable, exchangeable or redeemable into or for new or existing shares in the capital of the Company and neither the Vendor or the Company has entered into any agreement or given any commitment to grant or issue any such options, rights, warrants or securities.

1.3	CONSTITUTION

Complete and up-to-date copies of the Constitutional Documents of the Company have been disclosed to the Purchaser.

2.	LEGAL MATTERS

2.1	LICENCES AND CONSENTS

(a)
So far as the Vendor is aware, the Company holds all material statutory licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals and authorities (“Licences”) necessary for the carrying on of the businesses and operations of the Company and such Licenses are in full force and effect.

(b)
So far as the Vendor is aware, the Company has not received any notice from any Governmental Authority that it is in breach of, or in default with respect to, any Licence and (ii) so far as the Vendor is aware, there is no fact, matter or circumstance that may give rise to such breach or default.

(c)	So far as the Vendor is aware the Company has not received any notice indicating that any License held by the Company is likely to be suspended, cancelled, revoked or not renewed.

(d)	So far as the Vendor is aware, the Company has complied in all material respects with all relevant Law binding on it.

2.2	DISPUTES AND INVESTIGATIONS

(a)	So far as the Vendor is aware, the Company is not involved in any material Proceeding and there is no material Proceeding relating to any Asset, Aircraft, Engine, Part or Lease.

(b)
So far as the Vendor is aware there are no material pending or threatened investigations, disciplinary Proceedings or other circumstances which, if determined adversely against the Company, is likely to lead to a material Proceeding.

(c)	So far as the Vendor is aware, there is no outstanding judgment or order against the Company.

(d)
The Company has not received written notice in the thirty-six (36) months prior to the date of this Agreement of any current or pending investigation by a Governmental Authority concerning the Company, Asset or Aircraft, Engine, Part or Lease.

3.	AIRCRAFT AND ENGINES

3.1
As at Initial Transfer in respect of any Initial Transfer Asset and Deferred Transfer in respect of any Deferred Asset, the Asset Owner or the Vendor, as the case may be, has full legal and beneficial title in and to such Initial Transfer Asset or Deferred Asset, owns such Initial Transfer Asset or Deferred Asset (and if the Initial Transfer Asset or Deferred Asset is an Aircraft, the Engines, Parts relating to such Aircraft) free and clear of all Encumbrances other than Permitted Encumbrances;

3.2
So far as the Vendor is aware, no Total Loss with respect to an Aircraft or Engine has occurred and the Company has not been notified in accordance with the terms of the Lease for any Aircraft or Engine that such Aircraft or Engine has been involved in any incident which has caused Material Damage to such Aircraft or Engine;

3.3
All information in Schedule 1 (Assets) and the information in a document to be agreed under the columns headed “MZFW (kg)”, “MTOW (kg)”, “MLW (kg)”, “Sharklets”, “Thrust”, “DOM” and “QEC” to the extent relating to each Aircraft and Engine is accurate

3.4
All assets of the Company are owned by the Company, free and clear of all Encumbrances other than Permitted Encumbrances and any Encumbrance in connection with any Existing Financing to be discharged by the Vendor prior to the transfer of the Sale Shares;

3.5	No option to purchase any Aircraft or Engine has been exercised by the Lessee of such Aircraft or Engine;

3.6
Except as indicated in Schedule 1 or as has been disclosed, (a) so far as the Vendor is aware, no Aircraft or Engine is subject to a sub-lease and (b) the Company has not consented to the sub-lease of any Aircraft or Engine;

3.7
No valid written notice of the termination of the leasing of any Aircraft or Engine which would have the effect of terminating the relevant Lease pursuant to any Lease Documents has been given or received by the Company;

3.8
Save as disclosed to the Purchaser, the Company has not received a written notice in respect of any matter from the Lessee of an Aircraft or Engine stating that the Lessee is making a claim with respect to such Aircraft or Engine or the applicable Lease relating to such Aircraft or Engine against, or is in dispute with the Company; and

3.9	No option to shorten or terminate any Lease has been exercised by the Lessee of any such Aircraft or Engine.

3.10
In respect of a Novated Lease on the relevant Transfer, the Lease Documents in respect of any such Aircraft or Engine are complete and constitute the entire agreement between the Existing Lessor and the Lessee of such Aircraft or Engine with respect to the leasing of such Aircraft or Engine that will remain in effect immediately after the relevant Transfer and such documents have not been amended since the date of this Agreement.

3.11	[Intentionally Omitted]

3.12	In respect of each Aircraft that is subject to an Aircraft Lease Agreement defined in paragraph (a) of the definition thereof:

(a)	There are no PMA Parts installed on such Aircraft (except PMA Parts used in cabin furnishings) nor have there been any DER repairs performed on the Aircraft; and

(b)
The Aircraft Documents include (without limitation) such documents as are included in Schedule 9, Part II, paragraph 11.5 of the relevant Aircraft Lease Agreement and the Aircraft Documents have been maintained since new:

(i)	in accordance with best airline practice;

(ii)	so as to comply with the requirements of the Applicable Regulations (including FAR 91.417 or EASA Part M section MA305) and the relevant operator’s maintenance programme, as applicable; and

(iii)	in the English language.

(c)
The Aircraft is in the same condition as if it has been maintained and operated since new in accordance with the provisions set out in Clauses 9.3(a)(iii), 9.3(a)(iv), 9.3(d), 10.8, 13.1(a)(i), (ii) and (iv) of the relevant Aircraft Lease Agreement.

(d)
Prior to the date of this Agreement there has been no permanent replacement of an Engine (as defined in the relevant Aircraft Lease Agreement) or Part that would have required the Lessor’s consent had Clause 10.2(a) (other than sub-clause (iv) thereof) of the relevant Aircraft Lease Agreement been applicable at the time of such replacement.

(e)	There has been no Equipment Change since new.

Capitalised terms in this paragraph 3.12 which are not defined have the same meaning as in the relevant Aircraft Lease Agreement.

3.13	With respect to each Third Party Aircraft:

(a)
The Existing Lessor of any Aircraft or Engine has not (i) assigned or transferred any of its rights or obligations under the Third Party Lease relating to such Third Party Aircraft or (ii) expressly consented to the Lessee of such Third Party Aircraft assigning any of its rights under such applicable Lease Documents (other than in, in either case, in connection with any Existing Financing to be discharged immediately prior to the transfer of such Third Party Aircraft).

(b)
No amounts are payable or have been paid since the Effective Date by the Company in respect of any Aircraft or Engine to the Lessee of such Aircraft or Engine including, without limitation, in respect of any delivery discrepancy certification, maintenance cost sharing and/or airworthiness directive cost sharing arrangements with respect to such Aircraft or Engine, and all expired exception items and commitments with respect to such Aircraft or Engine listed in the Lease for such Aircraft or Engine have been resolved and satisfied;

(c)	Each Existing Lessor of any Aircraft has only paid Maintenance Reserve Expenses in accordance with the terms of the Lease of such Aircraft.

4.	INTELLECTUAL PROPERTY

4.1	The Company has not received any notice by any third party that the Company has infringed the Intellectual Property Rights of any third party in the course of operating the Business;

4.2	So far as the Vendor is aware:

(a)
There is no infringement or unauthorised use by any third party of the Intellectual Property Rights of any of the Company in circumstances where such infringement or unauthorised use could have a material adverse effect on the business of the Company; and

(b)	the activities of the Company do not infringe the Intellectual Property Rights of any third party in any material respect.

5.	TAX

5.1
All Tax returns required to be filed with any tax authority by the Company with respect to an Aircraft or an Engine have been timely filed in accordance with applicable Law and all such Tax returns were correct and complete in all material respects. All Taxes shown as due and payable on such Tax returns have been timely paid to the appropriate tax authority.

5.2
With respect to value added and other Taxes the Company has complied with applicable registration requirements with respect to such Taxes in its country of tax residence. So far as the Vendor is aware, the Company is not required to be registered for value added or other Taxes outside its country of tax residence.

6.	INSOLVENCY, WINDING UP, ETC.

6.1	No order has been made and no petition has been presented or resolution passed for the winding up of the Company or for the appointment of a liquidator or provisional liquidator to the Company;

6.2
No administrator, examiner, or interim examiner has been appointed in relation to the Company.  No notice has been given or filed with the court of an intention to appoint an administrator, an examiner or an interim examiner.  No petition or application has been presented or order made for the appointment of an administrator, examiner or interim examiner in respect of the Company;

6.3	No receiver or administrative receiver has been appointed, nor any notice given of the appointment of any such person, over the whole or part of any the Company’s business or assets;

6.4	No moratorium has been sought or has been granted or imposed under section 1A of the Insolvency Act 1986 in respect of the Company;

6.5	No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of the Company;

6.6	No compromise or arrangement has been proposed, agreed to or sanctioned under section 201 of the Companies Act of Ireland 1963 in respect of the Company;

6.7	The Company is not unable to pay its debts within the meaning of the relevant legislation in its jurisdiction of incorporation; and

6.8
So far as the Vendor is aware, no action is being taken by the Company to strike itself off the register within the meaning of any equivalent or analogous legislation under the Laws of the jurisdiction of its incorporation.

7.	LIABILITIES

7.1
At Initial Transfer or any Deferred Transfer (as the case may be) with respect to any Asset the Company will not owe any Financial Debt to any person and (b) no asset forming part of such Asset is subject to an Encumbrance other than a Permitted Encumbrance other than a Permitted Encumbrance in respect of any Financial Debt;

7.2	The Company is not party to any swap or other hedging instruments; and

7.3	The Company is not a party to nor is liable under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person’s obligation.

8.	INSURANCE

8.1	Details of all insurance policies or master insurance certificates in respect of the Assets have been disclosed;

8.2	So far as the Vendor is aware, there are no individual or related claims for material amounts outstanding under any insurance policy in respect of an Asset; and

8.3	So far as Vendor is aware, all premiums due in respect of the insurance policies in respect of the Assets have been duly paid.

9.	PROPERTY

The Company does not have any right of ownership, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings.

10.	MATERIAL AGREEMENTS

With the exception of documents related to the Existing Financing required to be discharged by the Vendor pursuant to this Agreement the  Company is not party to any contract, agreement or arrangement:

(a)	which is of material importance to the business, profits or assets of the Company;

(b)	which involves partnership, joint venture, consortium, joint development, shareholder or similar arrangements;

(c)	with a director or other officer of any of the Vendor or any other Vendor Group Undertaking.

11.	BUSINESS

The Company is not engaged in any form of business or trading other than its Business.

12.	EMPLOYMENT

12.1	The Company does not employ any person or persons; and

12.2	The Company does not have any obligation (whether or not legally binding) to provide or contribute towards pension, lump-sum, death, ill-health, disability, accident or similar benefits.

13.	BROKERAGE OR COMMISSIONS

No person is entitled to receive a finder’s fee, brokerage or commission from the Company in connection with this Agreement.

Schedule 7
Limitation of liability

1.	LIMITATION OF LIABILITY

Notwithstanding the provisions of Clause 12.1 (Vendor Warranties), the Vendor shall not be liable:

1.1	Time limits

in respect of any Claim unless notice of such Claim is given in writing by the Purchaser to the Vendor, setting out such details as are available of the specific matter in respect of which the Claim is made, including an estimate of the amount of Losses which are the subject of the Claim (including any Losses which are contingent on the occurrence of any future event), to the extent known or reasonably ascertainable, within:

(a)	in the case of any Tax Claim thirty six (36) months following the Initial Transfer,

(b)
in the case of any Claim in respect of a Fundamental Warranty (other (i) than Tax Claim or (ii) a Claim in respect of a breach of paragraph 3.1 of Schedule 6 ((ii) being a “Title Claim”) or a Claim in respect of a breach of paragraph 3.12 of Schedule 6 (an “Aircraft Condition Claim”)), twenty one (21) months following the Initial Transfer,

(c)	in the case of a Title Claim, the applicable statute of limitations or, if there is no statute of limitations in the relevant jurisdiction, five (5) years,

(d)
in the case of an Aircraft Condition Claim in respect of which the Lessee on Transfer of the Aircraft provided the representations set out in the form of acceptance certificate scheduled to the relevant Aircraft Lease Agreement described in paragraph (a) of the definition, thirty six (36) months following the Initial Transfer,

(e)
in the case of an Aircraft Condition Claim in respect of which the Lessee on Transfer of the Aircraft did not provide the representations set out in clauses 5.4, 6, 7 and 8 of the form of acceptance certificate scheduled to the relevant Aircraft Lease Agreement described in paragraph (a) of the definition, sixty (60) months following the Initial Transfer,

(f)	in respect of all other Claims, fifteen (15) months following the Initial Transfer, as applicable,

provided that any such Claim (other than a Tax Claim) shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be withdrawn:

(i)	six (6) months after notice of the Claim is given; or

(ii)	in the case of any contingent liability, six (6) months after such contingent liability becomes an actual liability and is due and payable,

unless legal proceedings in respect of it (i) have been commenced by being both issued and served, and (ii) are being pursued with reasonable diligence within such period.

1.2	Minimum Claims

(a)
in respect of any Claim (other than a Claim in respect of a breach of a Fundamental Warranty, Select Repeated Warranty, Gap Obligation or paragraph 3.12 of Schedule 6 (an “Aircraft Condition Claim”)) unless the amount of such Claim for which the Vendor would otherwise be liable exceeds One Million Dollars (USD1,000,000),

(b)	in respect of any Aircraft Condition Claim unless the amount of such Claim for which the Vendor would otherwise be liable exceeds One Hundred Twenty Five Thousand Dollars (USD125,000).

1.3	Aggregate minimum claims

(a)
in respect of any Claim (other than a Claim in respect of a breach of a Fundamental Warranty, Select Repeated Warranty, Gap Obligation or an Aircraft Condition Claim) unless the aggregate amount of all Claims, whether or not arising from the same or substantially the same fact, matter or circumstance, for which the Vendor would otherwise be liable exceeds Eight Million Dollars (USD8,000,000), and where the amount so exceeds Eight Million Dollars (USD8,000,000) the Vendor shall be liable for the whole of such amount (and not only for the amount exceeding Eight Million Dollars (USD8,000,000)),

(b)
in respect of an Aircraft Condition Claim (other than one described in (c) below), unless the aggregate amount of such Claims whether or not arising from the same or substantially the same fact matter or circumstance, for which the Vendor would otherwise be liable exceeds Two Million Five Hundred Thousand Dollars (USD 2,500,000),

(c)
in respect of any Aircraft Condition Claims that relate to a similar defect, discrepancy or failure that is present across a number of Assets giving rise to such Claim unless the aggregate amount of such Claims whether or not arising from the same fact, matter or circumstance, for which the Vendor would otherwise be liable exceeds One Million Two Hundred Fifty Thousand Dollars (USD 1,250,000).

1.4	Maximum Claims

in respect of:

(a)
the aggregate amount of the liability of the Vendor for all Claims for a breach of Warranty (other than Claims in respect of a breach of a Fundamental Warranty) for amounts exceeding 15% of the aggregate of the Adjusted Initial Transfer Amount in respect of all the Initial Transfer Assets actually Transferred and the Deferred Transfer Amount in respect of all of the Deferred Assets actually Transferred to the extent such amounts (in either case) were not funded pursuant to any Financing Agreement; and

(b)
the aggregate amount of the liability of the Vendor for all Claims for a breach of a Fundamental Warranty, for amounts exceeding the aggregate of the Adjusted Initial Transfer Amount in respect of all the Initial Transfer Assets actually Transferred and the Deferred Transfer Amount in respect of all of the Deferred Assets actually Transferred.

1.5	Contingent Liabilities

in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable, but this paragraph 1.5 shall not operate to avoid a Claim made in respect of a contingent liability within the time limit and containing such details as are specified in paragraph 1.1 above and the period for bringing such Claim shall be extended until the date the contingent liability becomes an actual liability, provided that Proceedings are brought within six (6) months of the contingent liability becoming an actual liability.

1.6	Voluntary Acts, etc.

to the extent that the Claim arises from or the liability thereunder occurs or is increased directly or indirectly as a result of:

(a)
an event caused by a Purchaser Group Undertaking or a director, employee or agent of a Purchaser Group Undertaking (which shall include, without limitation, any winding-up, cessation of trade, major change in the nature of a trade or business of a Purchaser Group Undertaking after the Completion Date or any reorganisation or change of ownership of a Purchaser Group Undertaking after that date) unless, in respect of a Tax Claim, such event:

a.	is pursuant to a legally binding obligation incurred on or before the Completion Date or relevant Deferred Transfer Date by a Group Undertaking or a Purchaser Nominee; or

b.
is carried out by a Group Undertaking in the ordinary course of business as conducted by the Group Undertaking as at the Completion Date or the relevant Deferred Transfer Date and the Group Undertaking was not aware and ought not reasonably to have been aware (having taken all reasonable legal and/or tax advice) that such event could give rise to a Tax liability;

(b)
except in respect of a Tax Claim, the passing of, or a change in, a Law, rule, regulation, interpretation of the Law or administrative practice of a government, governmental department, agency or regulatory body after the Completion Date (a “Change in Law”);

(c)
any change in accounting or Taxation policy, bases or practice of the Purchaser or any Group Undertaking introduced or having effect after Completion other than a change which is necessary in order to comply with the law applicable to Purchaser or such Group Undertaking as at the Completion Date; and

(d)
any act, omission or transaction of the Vendor or any Group Undertaking carried out with the Purchaser’s written consent (which shall be deemed to include for these purposes acts, omissions or transactions of the Vendor or any Group Undertaking to satisfy the obligation in paragraph 12.8 of Schedule 4 (Specified and Permitted Actions Pending Completion).

1.7	Insurance

in respect of any Claim to the extent that any Losses arising from such Claim are (after taking account of Taxation on the insurance proceeds but giving credit in calculating such Taxation for any Relief available in respect of Losses) (i) covered by a policy of insurance in force on the date of this Agreement and payment is made by the insurer or (ii) would have been made if such policy of Insurance had been maintained beyond the date of this Agreement.

1.8	Net Benefit

in respect of any Claim for any Losses suffered by the Purchaser or the Company to the extent of any corresponding savings by or net benefit to the Purchaser or any other member of the Purchaser Group or the Company arising directly therefrom but having regard to any delay which may be experienced in enforcing or utilising such net benefit or saving.

1.9	Consequential Loss

the Purchaser shall not be entitled to claim for indirect or consequential loss (including loss of profit).

1.10	Taxes

in respect of any matters set forth in Schedule 6 (Warranties Given by Vendor) to the extent such matters are referred to in Schedule 10 (Tax Matters).

2.	MITIGATION OF LOSS

Nothing in this Schedule 7 (Limitation of liability) restricts or limits the Purchaser’s general obligation at Law to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a Claim including taking all reasonable steps to enforce against any person (other than the Vendor or another Vendor Group Undertaking) any rights which any Purchaser Group Undertaking (including for the avoidance of doubt any Group Undertaking) has or may have in respect of any fact, matter or circumstance giving rise to a Claim.

3.	CONDUCT OF CLAIMS

3.1	Notification

If the Purchaser, or any Group Undertaking, becomes aware of any fact, matter or circumstance that may give rise to a Claim against the Vendor, notice of that fact shall be given as soon as possible to the Vendor but any failure to give such notice shall not affect the rights of the Purchaser except to the extent that the Vendor is materially prejudiced by such failure.

3.2	Investigation by the Vendor

Without prejudice to the validity of the Claim or alleged Claim in question, the Purchaser shall, and shall procure the Company to, to the extent permitted by Laws and reasonably required and on reasonable notice:

(a)
allow the Vendor and its accountants and professional advisers to investigate the matter or circumstance alleged to give rise to such Claim and whether and to what extent any amount is payable in respect of such Claim and for such purpose;

(b)
give, subject to the Purchaser or the Company (as the case may be) being indemnified (on an “after-Tax” basis) against all reasonable costs and expenses which may be thereby incurred, all such information and assistance, including:

(i)	reasonable access (during usual business hours or at other times by prior arrangement, all subject to not less than 24 hours’ notice) to premises and personnel; and

(ii)
the right to examine and copy or photograph any assets, accounts, documents and records as the Vendor or its accountants or professional advisers may reasonably request (excluding information which is in the reasonable opinion of the Purchaser commercially sensitive), as the Vendor and its accountants and professional advisers may reasonably request for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting any such claim or liability, provided that:

(x)
the Vendor shall, and shall procure its accountants and professional advisers to, keep all such information strictly confidential and only to use it for the purpose of the Claim in question, and shall take all steps to maintain any legal privilege that exists in relation to any information (including books of account, records and correspondence) relevant to the Claim.  The Vendor shall not be entitled to access any information which is legally privileged to the extent that such access would cause such privilege to be lost; and

(y)	the Vendor shall use reasonable endeavours to minimise any disruption caused to the Purchaser or the Company as a result of the nature, scope and duration of such access and assistance.

3.3	Third Party Claim/Liability

If the Claim in question is a result of, or in connection with, a Claim by or liability to a third party (“Third Party Claim”), to the extent permitted by Laws:

(a)
no admission of liability shall be made by or on behalf of the Purchaser or the Company and the Claim shall not be compromised, disposed of or settled without the consent of the Vendor (such consent not to be unreasonably withheld or delayed);

(b)
subject to the Purchaser or the Company (as the case may be) being indemnified (on an “after-Tax” basis) against all reasonable costs and expenses which may be thereby incurred, the Vendor shall be entitled at its own expense and in its absolute discretion, by notice in writing to the Purchaser no later than thirty (30) days after notice of such Third Party Claim has been given by the Purchaser to the Vendor, to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such Third Party Claim or liability (including, without limitation, making counterclaims or other claims against third parties) in the name of and on behalf of the Purchaser or the Company concerned and to have the conduct of any related proceedings, negotiations or appeals, provided that:

(i)
the Vendor shall take into consideration the reasonable requests of the Purchaser or any member of the Purchaser Group or any Group Undertaking in relation to any steps to be taken concerning the defence or settlement of a Third Party Claim;

(ii)	the Vendor shall have reasonable regard in preserving the position, and reputation of the Purchaser and the Company in conducting the defence of the Third Party Claim;

(iii)
the Vendor shall not settle, compromise or discharge, or admit any liability with respect to, any Third Party Claim without the written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed);

(c)
the Purchaser will give, and procure that the Company gives, subject to the Purchaser or the Company (as the case may be) being indemnified (on an “after-Tax” basis) against all reasonable costs and expenses which may be thereby incurred, all such information and assistance, including:

(i)	reasonable access (during usual business hours or at other times by prior arrangement, all subject to not less than two (2) Business Days’ notice) to premises and personnel; and

(ii)	the right to examine and copy or photograph any assets, accounts, documents and records (excluding information which is commercially sensitive in the reasonable opinion of the Purchaser),

as the Vendor or its accountant or professional advisers may reasonably request for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting any such claim or liability, provided that the provisions in paragraph (b)(i) to (iii) shall apply mutatis mutandis.

4.	SUBSEQUENT RECOVERY

If the Vendor pays an amount in discharge of any Claim and the Purchaser or the Company subsequently recovers (whether by payment, discount, credit, Relief or otherwise) from a third party, and is entitled to retain, a sum which is referable to the subject matter of the Claim and which would not otherwise have been received by the Purchaser, the Purchaser shall pay, or shall procure that the Company pays, to the Vendor an amount equal to:

(a)
the sum recovered from the third party less any reasonable costs and expenses incurred in obtaining such recovery and less any Taxation attributable to the recovery after taking account of any Relief available in respect of any matter giving rise to the Claim; or

(b)	if less, the amount previously paid by the Vendor to the Purchaser less any Taxation attributable to it;

(c)
if, before the Vendor pays an amount in discharge of any Claim, the Purchaser or the Company recovers or is entitled to recover (whether by payment, discount, credit, Relief or otherwise) from a third party a sum which is referable to the subject matter of the claim, the Purchaser shall procure that before steps are taken against the Vendor under this Agreement all reasonable steps are taken to enforce such recovery and any actual recovery (less any reasonable costs incurred in such recovery and less any Taxation attributable to the recovery after taking account of any Relief available in respect of any matter giving rise to the claim) shall pro tanto reduce or satisfy, as the case may be, such Claim.

5.	DOUBLE CLAIMS

The Purchaser shall not be entitled to recover from the Vendor in respect of a Claim more than once in respect of the same damage suffered and accordingly the Vendor shall not be liable in respect of any Claim which has been satisfied (to the extent of Purchaser’s actual recovery in respect of such previous Claim). The Purchaser shall not be entitled to recover from the Vendor in respect of a Claim if the subject matter thereof is also the subject of a claim by or recovery of a debt financier (or agent or trustee thereof) under any Financing Agreement (or any replacement or substitute financing agreement) against or from the Vendor, AAB, any Asset Owner, any Group Undertaking or any Asset.

6.	TAX

In calculating the liability of the Vendor in respect of any Claim, there shall be taken into account the amount (if any) by which any Taxation for which the Purchaser or the Company would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the matter giving rise to such liability or any repayment of Taxation attributable to the matter giving rise to such liability.

7.	DISCLOSURE

7.1	General Disclosures

The Warranties are qualified by and no liability shall attach to the Vendor in respect of claims under the Warranties in respect of:

(a)	the facts and circumstances disclosed in the Disclosure Letter, or in any of the documents annexed to the Disclosure Letter, or in the Data Room which have been disclosed;

(b)	all matters registered in respect of each Group Undertaking with any relevant company registry;

(c)
all matters which have or ought reasonably to have been disclosed by inspection of each share register to the extent made available in the Data Room, required to be kept by each Group Undertaking under applicable Law (as in force on the date of this Agreement);

(d)	all facts, matters and circumstances disclosed, set out or referred to in the Transaction Documents (including the schedules and exhibits to each of those agreements);

(e)
all matters contained in the documents made available in the Data Room together with those documents listed in the index to the VDR that have been disclosed (provided that if there is an inconsistency between the facts set out or referred to in any of those documents and the facts stated in this Agreement or in the Disclosure Letter, the provisions of the relevant document prevail and the Vendor is not liable to the Purchaser for any inconsistency between the two);

(f)	deficiencies in the condition of the Inspected Aircraft that were about by the Purchaser or its Representatives following the inspection of the Inspected Aircraft; and

(g)	the written information relating to technical matters provided by or on behalf of the Vendor, AAB and/or their Representatives to the Purchaser and/or its Representatives.

The Purchaser acknowledges that it has conducted an inspection (inclusing a physical inspection) of the Inspected Aircraft prior to the date hereof, the results of which are satisfactory thereto.

8.	FRAUD, ETC.

None of the limitations contained in this Schedule shall apply to any Claim which arises or the Losses in respect of it are increased, or to the extent to which it arises or the Losses in respect of it are increased, as the consequence of, or which is delayed as a result of, fraud, wilful misconduct, wilful concealment or intentional misrepresentation by the Vendor, Vendor Guarantor, Company or any of their Affiliates or any officer, director or employee of any of the foregoing.

9.	BREAK FUNDING COSTS AND EMPLOYEE COSTS

None of the limitations contained in this Schedule shall apply to any Claim arising out of or relating to (i) Break Funding Costs, costs and expenses (including the fees and expenses of advisers) in respect of the discharge and/or termination of any and all documents, agreements, arrangements and security with respect to the Existing Financing or (ii) any compensation, bonuses, breakage costs or similar amounts payable to employees of the Group or the Vendor Group as a result of the transactions contemplated herein.

Schedule 8
Certain Matters Relating to the Stapled Financing

(a)
Prior to Completion, the Vendor hereby undertakes to procure (subject to applicable Law and regulation) that the Company at the cost of the Purchaser shall use reasonable efforts, in each case at the reasonable written request of the Purchaser, to :

(i)
prior to the Initial Transfer Date, negotiate, execute (if applicable) and deliver to the lenders under the Stapled Financing (the “Stapled Financing Lenders”) the following documents each to the extent in form and substance reasonably satisfactory to Vendor:

(A)
each Stapled Financing Document to which any Group Undertaking is to be a party (for avoidance of doubt (i) Stapled Financing Documents include the Staple On-Loan Agreement (as defined in the Steps Plan) and all documents, agreements or instruments being entered into in connection with the Staple On-Loan Agreement, and (ii) the Stapled Financing includes the financing contemplated by the Staple On-Loan Agreement);

(B)
the Staple On-Loan Agreement incorporating amendments required by the Stapled Financing Lenders in connection with the negotiation of the other Stapled Financing Documents to (i) reflect the security being granted by the Group Undertakings in connection with the Stapled Financing and (ii) to include representations, warranties and covenants required in connection with the Stapled Financing, in each case as more fully described in the Commitment Letter;

(C)	an amendment and restatement of the Escrow Agreement to add the relevant Stapled Financing concepts and parties into that agreement;

(D)	a first priority charge or pledge over the shares (or, as the case may be, beneficial interest security assignments) of each Group Undertaking;

(E)
board or other appropriate corporate approvals or powers of attorney of each Group Undertaking authorizing the transactions to be entered into thereby as contemplated therein in respect of the Stapled Financing;

(F)
director’s certificates and copies of corporate approvals and organisational documents necessary to permit counsel engaged by the Purchaser to provide relevant and customary legal opinions as to, without limitation, due execution, authorisation and enforceability against the Company and each relevant Group Undertaking in their respective jurisdictions of organisation and the governing law of the Stapled Financing Documents; and

(G)	documents necessary to facilitate compliance with any “know-your-customer” or other similar requirements of the Stapled Financing Lenders relating to each Group Undertaking; and

(ii)
on the Initial Transfer Date or the Deferred Transfer Date with respect to each Asset subject to a Conditional Sale Agreement (a “CSA Asset”) that is transferred on such date, negotiate, execute (if applicable) and deliver to the Stapled Financing Lenders the following documents each to the extent in form and substance reasonably satisfactory to Vendor:

(A)
a first priority mortgage or equivalent security over each CSA Asset, to be governed by such law as advised by the Stapled Financing Lenders’ counsel, and any registrations required under the Cape Town Convention, as appropriate;

(B)
a first priority security assignment in respect of the Aircraft Lease Agreement relating to each CSA Asset (including rights under any guarantees of such lessee’s obligations) and insurances, with an acknowledgment of such assignment from the relevant lessee including an acceptance of a direction to pay all amounts under such Aircraft Lease Agreement thereafter to the relevant account pledged to the security trustee under the Stapled Financing (the “Stapled Financing Security Trustee”);

(C)	signed, but undated bills of sale and a power of attorney in favour of the Company and the Stapled Financing Security Trustee;

(D)
certificates of insurance naming (i) the Company, any relevant Group Undertaking, the Stapled Financing Security Trustee and the Stapled Financing Lenders as contract parties on the insurance policies under the applicable Aircraft Lease Agreement and (ii) the Stapled Financing Security Trustee as sole loss payee or contract party (on an AVN 67B basis); and

(E)
a first priority security interest in respect of (i) the Conditional Sale Agreement relating to each CSA Asset (including the grantor’s interest in such CSA Aircraft derived therefrom) and (ii) the security package described in clauses (A) through (D) above, including assignments to the Stapled Financing Security Trustee of all the Cape Town Convention registrations made in favour of the Company (or its subsidiary) pursuant to such Conditional Sale Agreement and acknowledgments of such security assignments from the Vendor and the applicable lessee; and

(iii)
on the Transfer Date with respect to each Asset, negotiate, execute (if applicable) and deliver the following documents each to the extent in form and substance reasonably satisfactory to Vendor to the Stapled Financing Lenders:

(A)	duly executed copies of the Aircraft Lease Agreement and Effectiveness Lease Conditions related to such Aircraft;

(B)	any required security documents (including any necessary registrations or filings thereof) relating to the Stapled Financing, including:

(1)
a first priority mortgage or equivalent security over such Aircraft, to be governed by such law as advised by the Stapled Financing Lenders’ counsel, and any registrations required under the Cape Town Convention, as appropriate (without duplication, in the case of a CSA Asset, to the mortgage or equivalent security deliverable under paragraph (a)(ii)(A) above);

(2)	an account pledge agreement, deposit account control agreement or similar security document with respect to any bank accounts of the Company or any relevant Group Undertaking;

(3)
a first priority security assignment in respect of the Aircraft Lease Agreement relating to such Aircraft (including rights under any guarantees of such lessee’s obligations) and insurances, with an acknowledgment of such assignment from the relevant lessee including an acceptance of a direction to pay all amounts under such Aircraft Lease Agreement thereafter to the relevant account pledged to the Stapled Financing Security Trustee (without duplication, in the case of a CSA Asset, to the security assignment deliverable under paragraph (a)(ii)(B) above);

(4)
a security assignments of rights of the Company and any relevant Group Undertaking (as the case may be) with respect to proceeds of insurances and reinsurances, including requisition compensation, required under the Aircraft Lease Agreement relating to such Aircraft;

(5)	a security assignment of proceeds of any security and/or maintenance rent letter(s) of credit under the Aircraft Lease Agreement relating to such Aircraft

(6)
if required pursuant to the terms of the relevant Aircraft Lease Agreement, a deregistration power of attorney from the relevant lessee in favour of the Company or the relevant Group Undertaking and the Stapled Financing Security Trustee;

(7)
if required pursuant to the terms of the relevant Aircraft Lease Agreement, either (i) an IDERA granted and executed by the relevant lessee in favour of the Stapled Financing Security Trustee, or (ii) an IDERA granted and executed by such lessee in favour of the Company or the relevant Group Undertaking with a certified designee appointment granted and executed by the Company or the relevant Group Undertaking in favour of the Stapled Financing Security Trustee;

(8)
a security assignment and any other agreement customarily entered into with the relevant airframe or engine manufacturer with respect to the Stapled Financing Lenders collaterally assigned interests in the manufacturer’s warranties in respect of the Aircraft (to the extent that the same is an Effectiveness Lease Condition and without prejudice to the obligations of any Lessee to provide and Vendor to reasonably cooperate in the provision of any such security assignment or other agreement as a post-delivery obligation in accordance with the Lease and this Agreement);

(9)	a security assignment of the Company’s or the relevant Group Undertaking’s rights under any servicing agreement with the Servicer in respect of such Aircraft; and

(10)	a security assignment of each Sale Agreement in respect of such Asset, and acknowledgments of such security assignment from the Vendor or the relevant Asset Owner;

(C)
director’s certificates and copies of corporate approvals and organisational documents necessary to permit counsel engaged by the Purchaser to provide relevant and customary legal opinions as to, without limitation, due execution, authorisation and enforceability against the Company and each relevant Group Undertaking in their respective jurisdictions of organisation and the governing law of the Stapled Financing Documents and bankruptcy and non-consolidation matters in respect of the Vendor and the Vendor Guarantor;

(D)	all necessary registrations, authorisations and consents from any relevant Governmental Authority; and

(E)
certificates evidencing insurances/re-insurances and brokers’ letters of undertaking required under the relevant Aircraft Lease Agreement and lessee acknowledgement delivered in accordance with any such Aircraft Lease Agreement executed in favour of the Stapled Financing Lenders with respect to such Aircraft are in place; and

(b)
The Vendor will use reasonable efforts cooperate (at Purchaser’s costs) with other reasonable requests made by Purchaser, from time to time prior to Completion, in connection with the delivery of the Stapled Financing Documents, including (without limitation) the taking of any actions or the making of filings or registrations that are required to be taken or made by Vendor and any Group Undertaking  that are necessary to cause any security document to be fully perfected; and

(c)	Notwithstanding any provision of paragraph (a) above or any other provision of this Agreement to the contrary;

(i)
nothing herein shall require such cooperation to the extent it would require the Vendor to waive or amend any terms of this Agreement or the Other Agreement or to agree to or for the Vendor or a Vendor Group Undertaking (excluding for this purpose any Group Undertaking) to become liable to pay any fees, reimburse any expenses or give any indemnities for which the Vendor or any such Vendor Group Undertaking is principally liable on behalf of the Company or such Group Undertaking;

(ii)
the Company shall not be required to issue any offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in relation to the Stapled Financing prior to the Initial Transfer Date;

(iii)
no Group Undertaking shall be required prior to the Initial Transfer Date to undertake any obligation or execute any documents, including any credit or other agreements, pledge or security documents in connection with the Stapled Financing, unless such Group Undertaking is fully indemnified by the Purchaser to the reasonable satisfaction of the Company in respect of any obligations such Group Undertaking may incur in connection with the execution of any such documents prior to the Initial Transfer Date;

(iv)	operators of Aircraft may not be required to take any action over and above any obligation owed under the relevant Aircraft Lease Agreement to which it is a party and to which the Aircraft relates;

(v)	the Vendor has no further obligations under this Schedule 8 upon Completion;

(vi)
the Vendor shall only be required to (i) as relates to a Group Undertaking (other than the Company), direct such Group Undertaking to cooperate in each case to the extent permitted under this Agreement and (ii) as relates to actions, registrations, authorisations and consents that require action from a relevant Governmental Authority or any person (other than a Group Undertaking), request that action be taken; and

(vii)
as long as the Vendor has cooperated to the extent it is obliged to herein, any failure to deliver any item, evidence, confirmation, document, agreement or other thing listed herein is without prejudice to and does not affect the Purchaser’s obligations under the Transaction Documents.

Schedule 9
Form of Resignation Letter

Red Aircraft Holdings 3 Co., Ltd. (the “Company”)

[address]

____________________ 2018

Resignation of [Director/Company Secretary]

Dear Sirs

I, [●], hereby resign as [a director][the company secretary] of the Company with effect from the Completion Date (as defined in the share purchase agreement entered into, on [●], by and between Asia Aviation Capital Limited, Fly Aladdin Holdings Limited, FLY  and AirAsia Berhad regarding the sale of the entire issued share capital of the Company and confirm and acknowledge that I have no claim or right of action of any nature whatsoever outstanding against the Company or any of its officers or employees for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds whatsoever in respect of the termination of my office or otherwise.  To the extent that any such claim exists or may exist, I irrevocably waive such claim and release the Company, and its officers and employees, from any liability in respect thereof.

[Please file the necessary statutory documents and/or forms pursuant to the [to insert relevant governing law concerning the place of incorporation of the Company]  with the [to insert relevant authority] in light of my resignation as a [director/secretary] of the Company.]

This document takes effect on the date stated at the beginning of it.

Yours faithfully

SIGNED AND DELIVERED as a Deed

By [●]

in the presence of:

Signature of Director

Signature of Witness

Occupation of Witness

Address of Witness

Schedule 10
Tax Matters

1.	ASSET TRANSFER TAXES

1.1
Subject to paragraph 2 below, the Vendor shall pay an amount to the Purchaser on an after-Tax basis equal to any Tax that arises in respect of or in consequence of the transfer of Initial Transfer Assets, Deferred Assets and Nominated Assets pursuant to the Asset Transfer Documents (an “Asset Transfer Tax”) and (i) for which a Group Undertaking or a Purchaser Nominee is liable or (ii) that is otherwise levied or assessed against an Initial Asset, Deferred Asset or Nominated Asset to the extent such levy or assessment is discharged by the Purchaser, a Group Undertaking or a Purchaser Nominee. The Vendor shall make such payment in cleared, immediately available funds no later than 5 Business Days following the date on which the Purchaser gives written notice to the Vendor of the amount so payable or, if later, the last date on which the Asset Transfer Tax is due to be paid to the relevant Taxation Authority in order to prevent a liability to interest or fines, surcharge or penalty from arising in respect of the Asset Transfer Tax in question.

1.2
Subject to paragraph 2 below, the Vendor shall also pay an amount to the Purchaser on an after-Tax basis equal to the Asset Transfer Tax that a Group Undertaking or a Purchaser Nominee is deemed to suffer under paragraph 1.5 below. The Vendor shall make such payment in cleared, immediately available funds no later than 5 Business Days following the date on which the Purchaser gives written notice to the Vendor of the amount so payable or, if later, the last date on which the Asset Transfer Tax would have been due to the relevant Taxation Authority in order to prevent a liability to interest or fines, surcharge or penalty from arising in respect of what would have been the Asset Transfer Tax but for the use or set-off of a Purchaser Relief.

1.3
The Vendor may discharge any obligation to pay an amount to the Purchaser under paragraphs 1.1 or 1.2 by arranging for the Asset Owner of the Asset in question to pay that amount to the Group Undertaking or a Purchaser Nominee which has acquired the Asset. In such circumstances, the Vendor must arrange for the payment to be made within the time limits specified in those paragraphs.

1.4	Subject to paragraph 2 below, the Vendor shall also pay an amount to the Purchaser on an after-Tax basis equal to each of the following:

(a)	any Tax Liability of a Group Undertaking which arises in respect of or in consequence of:

(i)	any income, profits or gains earned, accrued or received (or deemed to be earned, accrued or received for applicable Tax purposes) on or before Completion; or

(ii)	any event, action, act, transaction or omission which occurs or occurred (or is deemed to occur or to have occurred for applicable Tax purposes) on or before Completion; and

(b)
any Tax Liability of a Group Undertaking which is primarily the liability of another person other than the Group Undertaking (the “Primary Person”) for which a Group Undertaking or the Purchaser or any Purchaser Group Undertaking is liable as a consequence of (i) the Primary Person failing to discharge such Tax Liability and (ii) a Group Undertaking at any time before the Completion (a) being a member of the same group of companies (other than a group comprising Purchaser Group Undertakings) as the Primary Person for any Tax purpose or (b) having control of, being controlled by, or being otherwise connected with, the Primary Person or being controlled by the same person as the Primary Person in each case for any Tax purpose; but where the Tax Liability arises as a result of an event, action, act, transaction or omission taking place after Completion then only to the extent that it arises as a result of an action or failure to act by the Vendor at any time or any person controlled at any time for Tax purposes by the Vendor.

(c)
The Vendor shall make such payment in cleared, immediately available funds no later than 5 Business Days following the date on which the Purchaser gives written notice to the Vendor of the amount so payable or, if later, the last date on which the Tax Liability would have been due to the relevant Taxation Authority in order to prevent a liability to interest or fines, surcharge or penalty from arising in respect of what would have been the Tax Liability but for the use or set-off of a Purchaser Relief.

1.5
For the purposes of paragraph 1.2, a Group Undertaking or a Purchaser Nominee shall be deemed to suffer an Asset Transfer Tax to the extent it would have suffered that Asset Transfer Tax but for the use or set off of a Purchaser Relief.  For the purposes of paragraph 1.3, there shall be treated as a payment of Tax an amount equal to the amount of Tax saved in consequence of any use or set off of a Purchaser Relief in circumstances where, but for such use or set off, a Group Undertaking would have been liable to make a payment of Tax to which paragraph 1.3 would apply.

1.6
The Vendor shall also pay to the Purchaser an amount equal to any reasonable costs incurred and payable by a Group Undertaking, a Purchaser Nominee or Purchaser in connection with or in consequence of any matter for which the Vendor is liable under this paragraph 1 or in taking any successful action under that paragraph.

1.7
To the extent legally permitted, and notwithstanding clause 3.6 of this Agreement, any payment that the Vendor is required to make to the Purchaser in accordance with paragraphs 1.1 to 1.3 above shall be treated as a cash adjustment to the consideration paid for the applicable Asset(s), and any payment that the Vendor is required to make to the Purchaser under paragraph 1.4 shall be treated as a cash adjustment to the consideration paid for the Sale Shares.

2.	LIMITATION OF LIABILITY

2.1
Schedule 7 (Limitation of liability) shall apply to any Claim that the Vendor is otherwise eligible to make under this Schedule 10 (to the extent the schedule would otherwise apply to that Claim) with the following modifications.

2.2	Paragraphs 1.2 (Minimum Claims), 1.3 (Aggregate Minimum claims), 1.4 (Maximum Claims) and 1.5 (Contingent Liabilities) of Schedule 7 shall not apply to that Claim.

2.3	Paragraph 4 (Subsequent Recovery) of Schedule 7 shall also not apply to that Claim to the extent that the Purchaser is required to make a payment to the Vendor under paragraph 3 below.

3.	RECLAIMABLE AMOUNTS

3.1	If:

(a)
a Vendor Group Undertaking has paid or arranged for Asset Transfer Taxes be paid to a relevant Tax Authority (including, without limitation, any applicable Japanese Consumption Tax), or has otherwise discharged an obligation to pay an amount to the Purchaser in respect of such Taxes pursuant to paragraph 1 above (each such payment, the “Vendor Payment Amount”); and

(b)
the Vendor reasonably considers that a Group Undertaking or other Purchaser Group Undertaking or a Purchaser Nominee (the “Eligible Entity”) is entitled to reclaim an amount in respect of the Asset Transfer Taxes from a Tax Authority (the “Reclaimable Amount”), then the Purchaser shall procure that, no later than 10 Business Days following the receipt (in the form of cash or by way of offset against any liability for the payment of Taxes) of any Reclaimable Amount by the Eligible Entity, the Purchaser shall, by way of a cash adjustment to the consideration paid for the applicable Asset(s) pay to the Vendor an amount equal to the lower of the Reclaimable Amount and the Vendor Payment Amount (in each case, less any reasonable costs and expenses incurred in obtaining the Reclaimable Amount).

3.2	The Purchaser shall procure that the Eligible Entity shall make:

(a)
all reasonable efforts to claim in a timely manner the Reclaimable Amount and all reasonable efforts otherwise to expedite the payment of that amount (it being agreed that such reasonable efforts shall not extend, without limitation, to actions that the Purchaser can demonstrate to the reasonable satisfaction of the Vendor will materially prejudice a Purchaser Group Undertaking or (as the case may be) Purchaser Nominee);

(b)	supply to the Vendor such evidence as shall reasonably be necessary to demonstrate that the Reclaimable Amount (if any) has been claimed; and

(c)
reasonably contest with the relevant Tax Authority any denial of any Reclaimable Amount if, after consulting with the Vendor, the Vendor is reasonably of the opinion (backed up, if required by the Purchaser, by a legal or accounting opinion) that such Reclaimable Amount should be paid to the Eligible Entity.

3.3
If any dispute arises with a Tax Authority over the availability of a Reclaimable Amount, as contemplated by the preceding paragraphs, the payment otherwise required under those paragraphs by the Purchaser shall be deferred until such dispute has been fully resolved (unless otherwise agreed between the Parties).  If any dispute is not resolved in favour of the Eligible Entity, the Vendor shall indemnify the Eligible Entity in full for any reasonable third party costs, fees or expenses incurred in connection with such dispute.

Schedule 11
Form of Accession Deed

To:	Asia Aviation Capital Limited (“Vendor”)
AirAsia Berhad (“AAB”)
Fly Aladdin Holdings Limited (“Purchaser”)
FLY Leasing Limited (“Purchaser Guarantor”)

From:  AirAsia Group Berhad (“AAG”)

Dated:

Dear Sirs

Share Purchase Agreement dated ____________ 2018 between Vendor, AAB, Purchaser and Purchaser Guarantor (the "SPA")

1.	We refer to the SPA. This deed (the "Accession Deed") shall take effect as an “Accession Deed” for the purposes of the SPA. Terms defined in the SPA have the same meaning herein.

2.
AAG hereby agrees to become the Vendor Guarantor and to be bound by the terms of the SPA as the “Vendor Guarantor” pursuant to clause 15.8 of the SPA.  AAG is a company duly incorporated under the laws of Malaysia and is a limited liability company and registered number [●]. On the date hereof, AAG becomes party to the SPA as a “Vendor Guarantor”.

3.
The parties hereto agree that AAB hereby ceases to be the Vendor Guarantor for the purposes of the SPA and is released by the Purchaser and the Purchasers Guarantor from all obligations and liabilities (whether past, present or future and whether actual or contingent) under the SPA. On the date hereof, AAB is no longer a party to the SPA in any capacity.

4.	AAG’s notice details for the purposes of Clause 22.9 of the SPA are as follows:

[insert notice details]

5.	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS ACCESSION DEED has been executed as a deed by the parties hereto and is delivered on the date stated above.

EXECUTED AS A DEED
By  AIRASIA GROUP BERHAD

EXECUTED AS A DEED
By  ASIA AVIATION CAPITAL LIMITED

EXECUTED AS A DEED
By  AIRASIA BERHAD

EXECUTED AS A DEED
By  FLY ALADDIN HOLDINGS LIMITED

EXECUTED AS A DEED
By  FLY LEASING LIMITED

Appendix 1
Steps Plan

Execution

Executed as an Agreement the day and year first stated above.

Purchaser

Signed for and on behalf of FLY ALADDIN HOLDINGS LIMITED (Company No 621582) in the presence of:

/s/ Cheryl Seah	/s/ Wesley Dick
Witness	Signatory

Name: Cheryl Seah	Name: Wesley Dick

NRIC No: [***]	Designation: Attorney-in-Fact

Identity Card No: [***]

[Signature Page to SPA]

Purchaser Guarantor

Signed for and on behalf of FLY Leasing Limited (Company No 39999) in the presence of:
/s/ Cheryl Seah	/s/ Wesley Dick
Witness	Signatory

Name: Cheryl Seah	Name: Wesley Dick

NRIC No: [***]	Designation: Attorney-in-Fact

Identity Card No: [***]

[Signature Page to SPA]

Vendor

Signed for and on behalf of ASIA AVIATION CAPITAL LIMITED (Company No. LL11196) in the presence of:
/s/ Pablo Malay	/s/ Rozman Bin Omar
Witness	Signatory

Name: Pablo Malay	Name: Rozman Bin Omar

NRIC No: [***]	Designation: Executive Director

Identity Card No: [***]

[Signature Page to SPA]

Vendor Guarantor

Signed for and on behalf of AIRASIA BERHAD (Company No. 284669-W) in the presence of:
/s/ Pablo Malay	/s/ Mahesh Kumar
Witness	Signatory

Name: Pablo Malay	Name: Mahesh Kumar

NRIC No: [***]	Designation: Group Head, Projects

Identity Card No: [***]

[Signature Page to SPA]